Form 8-K Exhibit Notice:

This Agreement is included as an exhibit to the Form 8-K to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the share purchase described herein, it is not intended to provide factual information about the parties. The representations and warranties contained in this Agreement were made only for purposes of this agreement and as of specific dates, were solely for the benefit of the parties hereto, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. They should be viewed by investors in this context.

EXECUTION VERSION

Stock Purchase Agreement

by and among

Parametric Technology Corporation,

Servigistics, Inc.,

the Sellers Listed on the Signature Pages Hereto,

and

The Seller Representative

Dated as of August 7, 2012

A/75088637.2

TABLE OF CONTENTS

Page

ARTICLE I	PURCHASE AND SALE		2
	1.1.	Purchase and Sale	2
	1.2.	Closing	2
	1.3.	Purchase Price; Payment; Escrow; Allocation Certificate; Withholding	2
	1.4.	Payoff of Certain Amounts	6
	1.5.	Post-Closing Adjustment Procedure	6
	1.6.	Purchase Price Adjustment	7
	1.7.	Adjustments for Tax Purposes	8

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
	2.1.	Organization of the Company	8
	2.2.	Authority	8
	2.3.	No Conflict	9
	2.4.	Consents	9
	2.5.	Subsidiaries	9
	2.6.	Company Capital Structure	10
	2.7.	Company Financial Statements and Internal Controls	11
	2.8.	Liabilities	12
	2.9.	Absence of Certain Changes	13
	2.10.	Accounts Receivable; Bank Accounts	15
	2.11.	Restrictions on Business Activities.	16
	2.12.	Real Property; Leases	16
	2.13.	Assets; Absence of Liens and Encumbrances	17
	2.14.	Proprietary Rights	17
	2.15.	Product Warranties; Services; Support	21
	2.16.	Company Contracts	21
	2.17.	Change in Control Agreements	23
	2.18.	Interested Party Transactions	23
	2.19.	Compliance with Laws	24
	2.20.	Litigation	24
	2.21.	Insurance	24
	2.22.	Books and Records	24
	2.23.	Environmental Matters	25
	2.24.	Brokers’ and Finders’ Fees	25
	2.25.	Employee Benefit Plans	25
	2.26.	Employment Matters	28
	2.27.	Tax Matters	31
	2.28.	Customers; Distributors	33
	2.29.	Computer Systems	34
	2.30.	Company Customer Information	34
	2.31.	Governmental Authorization	35
	2.32.	Corrupt Practices	35
	2.33.	Money Laundering	35
	2.34.	Confidentiality Agreements	35
	2.35.	Indemnity Claims	35
	2.36.	Rights to Acquire	36

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		TABLE OF CONTENTS (continued)
	2.37.	Representations Complete	36

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF EACH SELLER		36
	3.1.	Authority	36
	3.2.	Title	36
	3.3.	Consents	37
	3.4.	Conflicts	37
	3.5.	Litigation	37
	3.6.	No Brokers	37
	3.7.	Interested Party Transactions	38
	3.8.	No Dividends	38

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER		38
	4.1.	Organization of Buyer	38
	4.2.	Authority	38
	4.3.	Consents	38
	4.4.	No Conflict	39
	4.5.	Sufficiency of Funds	39

ARTICLE V	CERTAIN COVENANTS		39
	5.1.	Conduct of Business of the Company and the Subsidiaries	39
	5.2.	Access to Facilities, Customers, Employees and Information	41
	5.3.	Confidentiality; Potential Buyers	41
	5.4.	Public Disclosure	42
	5.5.	Consents	42
	5.6.	Antitrust Filings	43
	5.7.	Conditions to the Transactions; Further Assurances	44
	5.8.	Notification of Certain Matters	44
	5.9.	Termination of Certain Agreements; Notifications	44
	5.10.	No Solicitation	45
	5.11.	No Post-Closing Solicitation	46
	5.12.	Section 280G Approval	47
	5.13.	Tax Matters	47
	5.14.	Security Rights	49
	5.15.	Indemnification of Company Board and Officers; Insurance	49
	5.16.	Resignation of Officers and Directors	50
	5.17.	RELEASE AND WAIVER	50
	5.18.	Notice to Lender’s Agent	50

ARTICLE VI	CONDITIONS TO CLOSING		50
	6.1.	Conditions to the Obligations of the Sellers	50
	6.2.	Conditions to the Obligations of Buyer	51

ARTICLE VII	INDEMNIFICATION		54
	7.1.	Survival of Representations, Warranties and Covenants; Limitations	54

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		TABLE OF CONTENTS (continued)
	7.2.	Indemnification	55
	7.3.	Limitations	57
	7.4.	Procedures	58
	7.5.	Treatment of Indemnification Payments	60
	7.6.	Seller Representative; Power of Attorney	60
	7.7.	No Subrogation	61
	7.8.	Mitigation	61
	7.9.	No Prejudice	62

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER		62
	8.1.	Termination	62
	8.2.	Effect of Termination	63
	8.3.	Amendment	63
	8.4.	Extension; Waiver	63

ARTICLE IX	DEFINITIONS, CONSTRUCTION, ETC		64
	9.1.	Definitions	64
	9.2.	Construction	76

ARTICLE X	GENERAL PROVISIONS		77
	10.1.	Notices	77
	10.2.	Entire Agreement	78
	10.3.	Severability	79
	10.4.	Specific Performance	79
	10.5.	Expenses	79
	10.6.	Successors and Assigns; Parties in Interest	79
	10.7.	Waiver	79
	10.8.	Governing Law; Venue	80
	10.9.	Certain Waivers	80
	10.10.	Other Remedies	81
	10.11.	Counterparts; Facsimile Delivery	81
	10.12.	Attorneys’ Fees	81
	10.13.	Waiver of Conflict	81

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INDEX OF EXHIBITS AND SCHEDULES

Exhibits and Schedules                                                      Description

Exhibit A                                                      Form of Escrow Agreement

Exhibit B-1                                                   Form of Opinion of Wilson Sonsini Goodrich & Rosati,Professional Corporation

Exhibit B-2                                                   Form of Opinion of Pepper Hamilton, LLP

A/75088637.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (as amended, restated or supplemented from time to time, this “Agreement”) is made and entered into as of August 7, 2012 (the “Agreement Date”) by and among Parametric Technology Corporation, a Massachusetts corporation (“Buyer”), Servigistics, Inc., a Delaware corporation (the “Company”), the stockholders of the Company listed on Schedule 2.6(a)(i) (each, a “Seller” and collectively, the “Sellers”), and  Servigistics, LLC as the seller representative (together with its permitted successors, the “Seller Representative”).

RECITALS

WHEREAS, the Sellers together are, and as of Closing they will be, the record and beneficial owners of all of the outstanding shares of Company Capital Stock (the “Shares”) and desire to sell to Buyer all of the Shares, and Buyer desires to purchase all of the Shares from the Sellers, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1. Purchase and Sale.  Upon the terms and subject to the conditions set forth herein and in consideration of the Purchase Price, at the Closing each Seller shall sell, assign, convey, transfer and deliver his, her or its Shares to Buyer, and Buyer shall purchase from each Seller, and take delivery from each Seller of, such Seller’s Shares, free and clear of all Liens.

1.2. Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the consummation (the “Closing”) of the purchase and sale of the Shares and the other transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) will take place as promptly as practicable, but no later than three (3) Business Days, immediately following the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Satisfaction” and the date on which the Satisfaction occurs, the “Satisfaction Date”), at the offices of Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts, unless another place or date is agreed to by Buyer and the Seller Representative.  Notwithstanding the foregoing, if pursuant to the immediately preceding sentence the Closing would occur during the period beginning on the day that is fifteen (15) days prior to the end of Buyer’s 2012 fiscal year and ending on the last day of such fiscal year, then the Closing may instead at Buyer’s election take place on the Business Day immediately following the last day of such fiscal year or on such other date as Buyer and the Seller Representative may agree, subject nonetheless to the satisfaction or waiver of the conditions set forth in Article VI (such Closing, is also herein referred to as a “Blackout Closing”).  The date upon which the Closing occurs is herein referred to as the “Closing Date.”

1.3. Purchase Price; Payment; Escrow; Allocation Certificate; Withholding.

(a) Final Purchase Price.  The aggregate consideration to be paid by Buyer to the Sellers for the Shares (the “Final Purchase Price”) shall be an amount in cash (without interest) equal to: (i) $220,000,000 (the “Gross Purchase Price”), (ii) minus (without duplication): (A) the aggregate

Acquisition Expenses, (B) the aggregate Indebtedness, excluding any Permitted Indebtedness, of the Company and the Subsidiaries reflected on the Estimated Closing Balance Sheet, (C) the aggregate amount of all Change in Control Payments, (D) the aggregate amount of all Historic Severance Payments, (E) the Pro-Rata Bonus Amount,  (F) the aggregate amount of all Marlin Payments, and (G) the aggregate amount of the Canadian Consumption Tax in the case of clauses (A), (B), (C), (D), (E), (F) and (G) to the extent not paid as of immediately prior to the Closing, (iii) plus the Closing Cash, and (iv) plus, the Working Capital Adjustment.

(i) The “Working Capital Adjustment” will be an amount (expressed as either a positive or negative) equal to the following:

(A) if the Closing Net Working Capital is greater than the Target Net Working Capital Amount, then the Working Capital Adjustment will be a positive number equal to the excess of the Closing Net Working Capital over the Target Net Working Capital Amount;

(B) if the Closing Net Working Capital is equal to the Target Net Working Capital Amount, then the Working Capital Adjustment will be zero; and

(C) if the Closing Net Working Capital is less than the Target Net Working Capital Amount, then the Working Capital Adjustment will be a negative number equal to the difference between the Closing Net Working Capital and the Target Net Working Capital Amount.

(ii) The Purchase Price shall be paid as set forth in Section 1.3(b).

(b) Payment of Estimated Purchase Price.

(i) The Estimated Purchase Price, as calculated at Closing, shall be an amount in cash (without interest) equal to (i) the Gross Purchase Price, (ii) minus (without duplication): (A) the aggregate Acquisition Expenses, (B) the aggregate Indebtedness, excluding any Permitted Indebtedness, of the Company and the Subsidiaries reflected on the Estimated Closing Balance Sheet, (C) the aggregate amount of all Change in Control Payments, (D) the aggregate amount of all Historic Severance Payments, (E) the Pro-Rata Bonus Amount, (F) the aggregate amount of all Marlin Payments, and (G) the aggregate amount of the Canadian Consumption Tax in the case of clauses (A), (B), (C), (D), (E), (F) and (G) to the extent not paid as of immediately prior to the Closing, (iii) plus the Estimated Closing Cash, and (iv) plus the Estimated Working Capital Adjustment (the “Estimated Purchase Price”).  The Estimated Purchase Price is subject to further adjustment in accordance with this Section 1.3(b) and Section 1.6.

(ii) The “Estimated Working Capital Adjustment” will be an amount (expressed as either a positive or negative) equal to the following:

(A) if the Estimated Closing Net Working Capital is greater than the Target Net Working Capital Amount, then the Estimated Working Capital Adjustment will be a positive number equal to the excess of the Estimated Closing Net Working Capital over the Target Net Working Capital Amount;

(B) if the Estimated Closing Net Working Capital is equal to the Target Net Working Capital Amount, then the Estimated Working Capital Adjustment will be zero; and

(C) if the Estimated Closing Net Working Capital is less than the Target Net Working Capital Amount, then the Estimated Working Capital Adjustment will be a negative number equal to the difference between the Estimated Closing Net Working Capital and the Target Net Working Capital Amount.

(iii) Upon the terms and subject to the conditions of this Agreement, at the Closing, subject to each Seller delivering to Buyer the certificate(s) representing such Seller’s Shares duly and properly endorsed for transfer, Buyer shall pay to each Seller with respect to such Seller’s Shares, net of such Seller’s Pro Rata Share of the Escrow Amount and subject to reduction pursuant to Section 1.3(e), an amount in cash (without interest) equal to the aggregate of (i) the number of shares of Company Common Stock owned by such Seller multiplied by the Estimated Per Common Share Payment Amount, plus (ii) the number of shares of Series A Preferred Stock owned by such Seller multiplied by the Series A Liquidation Preference, plus (iii) the number of shares of Series B Preferred Stock owned by such Seller multiplied by the Estimated Per Series B Share Payment Amount as set forth on the Allocation Certificate.  Each such payment shall be made by wire transfer of federal funds to an account designated by such Seller as set forth on the Allocation Certificate.

(c) Escrow.  On the Closing Date, Buyer shall deposit with U.S. Bank National Association (the “Escrow Agent”) a portion of the Purchase Price equal to $22,000,000 in cash (together with any interest and other income earned thereon, the “Escrow Amount”).  The Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”) and shall be released in accordance with the terms thereof.  The parties hereto agree that any payment of the Escrow Amount to the Sellers shall constitute part of the Purchase Price and is intended to qualify for installment sale treatment under Section 453 of the Code.

(d) Allocation Certificate.  At least four (4) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying on behalf of the Company as to the accuracy and completeness, in each case as of the Closing, of:

(i) the aggregate Acquisition Expenses, to the extent not paid as of immediately prior to the Closing, together with a list of each payee and the amount of each element thereof;

(ii) the aggregate Indebtedness of the Company and the Subsidiaries as of the Closing, including a separate listing of the aggregate amount of Permitted Indebtedness, together with a list of each payee and the amount of each element thereof;

(iii) the aggregate Change in Control Payments as of the Closing, together with a list of each payee and the amount of each element thereof and, to the extent not subject to tax withholdings, the wire instructions for each Person to whom a Change in Control Payment shall be due and payable on or after the Closing Date;

(iv) a listing of Historic Severance Payments, together with a list of each payee and the amount of each element thereof and, to the extent not subject to tax withholdings, wire instructions for each Person to whom an Historic Severance Payment shall be due and payable following the Closing Date;

(v) the aggregate amount of all Marlin Payments as of the Closing Date and, to the extent applicable, wire instructions for the Marlin Entities entitled to receipt thereof;

(vi) the aggregate Canadian Consumption Tax;

(vii) the calculation of the Purchase Price, the number of Fully Diluted Common Shares, the Estimated Per Common Share Payment Amount, the number of shares of Series A Preferred Stock, the Estimated Series A Share Payment Amount, the number of shares of Series B Preferred Stock and the Estimated Series B Share Payment Amount;

(viii) the allocation of the Purchase Price, inclusive of the Escrow Amount, among the Sellers with respect to the Shares owned by each Seller (on a per share, per certificate and aggregate basis);

(ix) each Seller’s Pro Rata Share of the Escrow Amount (expressed as a dollar amount and as a percentage);

(x) the allocation of the Purchase Price, net of the Escrow Amount, among the Sellers with respect to the Shares owned by each Seller (on a per share, per certificate and aggregate basis);

(xi) the amount of any required withholding (if any) with respect to each Seller; and

(xii) wire instructions, mailing address and bank account information for each Seller.

The Company shall give Buyer timely access to all supporting workpapers used in the preparation of the Estimated Closing Balance Sheet, the Allocation Certificate and the Closing Financials Certificate.  Buyer shall review the Estimated Closing Balance Sheet, the Allocation Certificate and the Closing Financials Certificate promptly, and in any event within three (3) Business Days of receipt thereof.  Once the Allocation Certificate is reviewed by Buyer and certified to by the Company, it shall be deemed the definitive calculation by each of the Sellers of the Purchase Price payable in connection with the Transactions and the disbursement thereof, subject to adjustment only as provided in Sections 1.3, 1.5 and 1.6.

(e) Withholding Rights; Deductions from Purchase Price.  Each of Buyer, the Escrow Agent and the Company shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any Related Agreements such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Transactions or the exercise, cancellation or cash-out of any Company Stock Right or the vesting of restricted stock under the Code or any provision of applicable Tax Law.  To the extent that amounts are so withheld or deducted and paid over to the appropriate Governmental Entity by Buyer, the Escrow Agent or the Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer, the Escrow Agent or the Company, as the case may be.  Buyer, the Escrow Agent or the Company, as the case may be, shall pay over to the appropriate Governmental Entity amounts withheld under this Section 1.3(e).

(f) Closing Financials.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Closing Financials Certificate”) of the Company signed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying on behalf of the Company as to the accuracy and completeness, in each case as of the Closing, of:

(i) an estimated unaudited consolidated balance sheet (the “Estimated Closing Balance Sheet”) of the Company and the Subsidiaries as of as of 12:01 A.M. Eastern time on the Closing Date substantially in the form of the Company Balance Sheet prepared in accordance with the Accounting Procedures (except for the absence of footnotes); and

(ii) the estimated amount of Net Working Capital as of the Closing Date (the “Estimated Closing Net Working Capital”) and the estimated amount of Closing Cash (the “Estimated Closing Cash”), which estimated amounts shall be prepared by the Company in good faith in accordance with the Accounting Procedures, and which shall be in substantially the form of the Sample Net Working Capital Statement.

1.4. Payoff of Certain Amounts.

(a) Indebtedness.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer payoff letters in form and substance reasonably satisfactory to Buyer with respect to each item of Indebtedness, excluding any Permitted Indebtedness, set forth on the Allocation Certificate.  At the Closing, Buyer shall repay the Indebtedness, excluding any Permitted Indebtedness, as set forth on the Allocation Certificate and the payoff letters.

(b) Other Payments.  Buyer shall, in each case to the extent not paid as of immediately prior to the Closing, (i) at the Closing, pay any Acquisition Expenses to each payee entitled to payment therefor; (ii) at the Closing, pay to the Company the amount of the Change in Control Payments, which Change in Control Payments shall be paid by the Company to the recipients thereof as soon as reasonably practicable; (iii) at the Closing, pay to the Company the amount of the Historic Severance Payments, which Historic Severance Payments shall be paid by the Company to the recipients thereof as soon as reasonably practicable; and (iv) at the Closing, pay the Marlin Payments to the Marlin Entities.

1.5. Post-Closing Adjustment Procedure.

(a) As soon as practicable, but in any event within sixty (60) calendar days after the Closing Date, Buyer will prepare and deliver to the Seller Representative a statement (the “Closing Financial Statement”), setting forth calculations of (i) Net Working Capital as of the Closing Date (the “Closing Net Working Capital”) and (ii) the Closing Cash.  The Closing Financial Statement will be prepared in good faith in accordance with the Accounting Procedures, and which shall be in substantially the form of the Sample Net Working Capital Statement.

(b) Each party will provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Closing Financial Statement and the resolution of any disputes that may arise under this Section 1.5.  Buyer shall give the Seller Representative timely access upon request to all reasonably necessary supporting workpapers used in the preparation of the Closing Financial Statement.

(c) If the Seller Representative disagrees with the determination of the Closing Net Working Capital and/or the Closing Cash as shown on the Closing Financial Statement, the Seller Representative will notify Buyer in writing of such disagreement within thirty (30) calendar days after delivery of the Closing Financial Statement to the Seller Representative, which notice will describe the nature of any such disagreement in reasonable detail to the extent practicable and identify the specific items involved and the dollar amount of each such disagreement, and provide reasonable supporting documentation to the extent practicable for each such disagreement.  If the Seller Representative fails to deliver such a notice of disagreement within this thirty (30) calendar day period, then the determination of the Closing Net Working Capital and the Closing Cash as shown on the Closing Financial Statement will be final and binding.

(d) If the Seller Representative delivers such a notice of disagreement within the thirty (30) calendar day period following receipt of the Closing Financial Statement, Buyer and the Seller Representative agree to negotiate in good faith to resolve any such disagreement.  If Buyer and the Seller Representative are unable to resolve all disagreements raised by the Seller Representative pursuant to Section 1.5(c) within thirty (30) calendar days after delivery to Buyer of written notice of such disagreement, then Buyer and the Seller Representative shall execute a memorandum (the “Working Capital Memorandum”) setting forth (i) the resolved items and/or amounts, if any, and (ii) the items or amounts that remain in dispute following such good faith negotiations and, such disagreements will be submitted for final and binding resolution to the Chicago office of Ernst & Young LLP (the “Accounting Arbitrator”).  The Accounting Arbitrator will deliver to Buyer and the Seller Representative, as promptly as practicable and in any event within ninety (90) calendar days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement, which, as to each amount in disagreement, will be an amount no less than the lesser of the amounts claimed by either Buyer or Sellers, and no greater than the greater of the amounts claimed by either Buyer or Sellers.  The determinations of the Accounting Arbitrator will be final and binding.  The fees and expenses of the Accounting Arbitrator incurred in connection with its determination of the disputed items will be paid jointly, one-half by Buyer and one-half by Sellers; provided, that if the difference between the Accounting Arbitrator’s determination of the disputed items and the determination of the disputed items that would have resulted from the use of the proposed calculations of Buyer, on the one hand, or the Seller Representative on the other hand (the “Erroneous Party”) is more than twice as great as the difference between the Accounting Arbitrator’s determination of the disputed items and the determination of the disputed items that would have resulted from the use of the other party’s proposed calculations, the Erroneous Party will pay all of the fees and expenses of the Accounting Arbitrator.  Other than such fees and expenses of the Accounting Arbitrator, Buyer and Sellers will each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 1.5.

(e) The final determination of Closing Cash and Closing Net Working Capital pursuant to Section 1.5(c) and (d), if applicable, shall be used in the calculation of the Final Purchase Price pursuant to Section 1.3(a).

1.6. Purchase Price Adjustment.

(a) If the Final Purchase Price as recalculated pursuant to Section 1.3(a) is less than the Estimated Purchase Price, then Buyer will submit a claim certificate to the Escrow Agent, which shall not be subject to dispute, for an amount equal to the difference between the Estimated Purchase Price and the Final Purchase Price and shall be entitled to receive payment from the Escrow Account of the amount of such difference as soon as practicable following the submission of such claim certificate.

(b) If the Final Purchase Price as recalculated pursuant to Section 1.3(a) is the same as the Estimated Purchase Price, there will be no further adjustment made to the Purchase Price.

(c) If the Final Purchase Price as recalculated pursuant to Section 1.3(a) is greater than the Estimated Purchase Price, then on the third (3rd) Business Day following determination of the Final Purchase Price, Buyer will pay to each Seller an amount in cash equal to such Seller’s Pro Rata Share of the difference between the Final Purchase Price and the Estimated Purchase Price.

1.7. Adjustments for Tax Purposes.  Any payments made pursuant to Section 1.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Tax Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the Agreement Date and delivered herewith by the Company to Buyer (the “Company Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Article II (the “Applicable Article II Provision”) (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule provided that it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed that the matter being disclosed is responsive to the Applicable Article II Provision), the Company hereby represents and warrants to Buyer as follows:

2.1. Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Buyer an accurate and complete copy of the Company’s Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date.  The Company has not violated its Organizational Documents in any material respect.  Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office, branch or permanent establishment or has a current Employee or Independent Contractor.  Neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

2.2. Authority.  The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement, the Escrow Agreement, and any other agreement or certificate specifically required to be executed by the Company pursuant to this Agreement or the Escrow Agreement to which it is or will be a party (collectively, the “Related Agreements”), to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company, the Company Board or the stockholders of the Company for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Transactions.  This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

2.3. No Conflict.  Assuming the consents, waivers and approvals set forth on Schedule 2.4(b) are obtained and the actions or items described in Section 2.4 have been taken or obtained, the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not (a) conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon the Shares or any material Lien upon any of the Company’s or any of the Subsidiaries’ properties or assets (tangible or intangible), under  (1) any provision of the Organizational Documents of the Company or any of the Subsidiaries, or (2) any Disclosable Contract to which the Company or any of the Subsidiaries is a party or by which they or any of their respective properties or assets is bound, (b) conflict with, in any material respect, any Company Authorization or (c) violate, in any material respect, any Law applicable to the Company or any of the Subsidiaries or any of their respective properties or assets (whether tangible or intangible).

2.4. Consents.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company or any of the Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company and the Subsidiaries of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under the HSR Act and any other applicable antitrust or competition Laws (collectively, “Antitrust Laws”).

(b) Schedule 2.4(b) sets forth all notices to, and all consents, waivers and approvals of, parties to any Disclosable Contract to which the Company or any of the Subsidiaries is a party or by which they or their properties are bound that are required thereunder in connection with the Transactions or for any such Disclosable Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of the Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Disclosable Contract had the Transactions not occurred) after the Closing Date.

2.5. Subsidiaries.

(a) Schedule 2.5(a)(i) sets forth any Person, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by the Company, or by any one or more of the Company’s Subsidiaries or (ii) the Company or any other Subsidiary of the Company is a general partner (each, a “Subsidiary”).  Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of or any other equity or ownership interest in any other Person.  Except as set forth on Schedule 2.5(a)(ii), neither the Company nor any of the Subsidiaries is, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement and none of the Company, any of the Subsidiaries or any of their respective properties or assets is currently subject to, bound by or has any obligations under any such partnership, joint venture or similar business arrangement.  Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation.  Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a)(i), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Buyer an accurate and complete copy of each Subsidiary’s Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date.  None of the Subsidiaries has violated its Organizational Documents in any material respect.  Schedule 2.5(a)(iii) lists, with respect to each Subsidiary, every jurisdiction in which such Subsidiary has facilities, maintains an office, branch or permanent establishment or has a current Employee, agent, consultant or contractor.  None of the Subsidiaries or their respective predecessors have conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

(b) The authorized and outstanding capital stock of each Subsidiary, including the identity of each holder of any outstanding equity ownership interest therein, is set forth on Schedule 2.5(b)(i).  Except as set forth on Schedule 2.5(b)(ii), all of the outstanding capital stock of, or other equity or ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien.  Except as set forth in Schedule 2.5(b)(iii), there are no outstanding (i) Company Securities or securities of any of the Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any Subsidiary (“Subsidiary Securities”) or (ii) Security Rights for any Subsidiary Securities.  There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.  All of the outstanding Subsidiary Securities have been duly authorized and are validly issued, fully paid and non-assessable.

2.6. Company Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 1,000,000 shares of Company Common Stock, of which 238,941.82 shares are issued and outstanding as of the Agreement Date, and (ii) 800,000 shares of Company Preferred Stock, consisting of (x) 100 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), of which 100 shares are issued and outstanding as of the Agreement Date, (y) 750,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), of which 750,000 shares are issued and outstanding as of the Agreement Date and (z) 49,900 shares of Company Preferred Stock, of which none are issued and outstanding as of the Agreement Date.  The Company does not have any other shares of preferred stock or any other shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding.  All of the Shares are owned of record and, to the Company’s Knowledge, beneficially, by the Sellers as set forth on Schedule 2.6(a), which is accurate and complete as of the Agreement Date.  The Shares are owned by the Sellers free and clear of any and all Liens, and upon delivery of the Shares hereunder, Buyer will acquire good and marketable title thereto, free and clear of any and all Liens.  All rights and powers to vote the Shares are held exclusively by the Sellers.  All of the Shares (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any agreement to which the Company is a party, and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable agreement or other understanding to which the Company is a party, the Organizational Documents of the Company and all applicable Laws.  There are no restrictions of any kind on the transfer of the Shares except those imposed by foreign, federal and state securities Laws.  Except as set forth on Schedule 2.6(a)(ii), no dividends or other Distributions with respect to any shares of Company Capital Stock or any Subsidiary Securities have ever been made or declared, and none have accrued.  All preferential rights of the Company Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Company’s Organizational Documents.  Each share of Series A Preferred Stock and each share of Series B Preferred Stock is convertible as provided in the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of the date of the Agreement Date.

(b) (i)           Except for the Company’s 2009 Equity Incentive Plan (the “Plan”), neither the Company nor any of the Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any Person.  The Plan has been duly authorized, approved and adopted by the Company Board and the Company’s stockholders and is in full force and effect.  The Company has reserved for issuance to Employees of and consultants to the Company and the Subsidiaries 110,000 shares of Company Common Stock under the Plan, of which no options to purchase shares of Company Common Stock have, at any time, been granted and no options to purchase shares of Company Common Stock are outstanding as of the Agreement Date.

(ii) Other than the Restricted Shares, there are no outstanding Security Rights for or related to any Company Security, whether or not currently exercisable, and none of the Sellers, the Company or any of the Subsidiaries has or is bound by any (A) promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security or any Subsidiary Security or (B) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security or Subsidiary Security, other than accelerating the Restricted Shares in accordance with the terms of the Plan and any applicable restricted stock agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of the Subsidiaries.  The Restricted Shares will fully vest immediately prior to the Closing.

(c) There are no (i) voting trusts, proxies or other agreements or understandings with respect to the Shares, any Company Securities or any Subsidiary Securities to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist to the Company’s Knowledge, or (ii) agreements or understandings to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist to the Company’s Knowledge relating to the voting, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Shares, any Company Securities or any Subsidiary Securities.  The holders of shares of Company Capital Stock and any other Company Security and any Subsidiary Security and any Security Right with respect to any of the foregoing have been or will be properly given or shall have properly waived any required notice prior to the Closing.

2.7. Company Financial Statements and Internal Controls.

(a) Schedule 2.7 sets forth (i) the audited consolidated and consolidating balance sheets and the related audited consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows of the Company and the Subsidiaries for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 and the opinion of PricewaterhouseCoopers LLP, the Company’s independent auditor, thereon, and (ii) the unaudited consolidated balance sheets (the “Company Balance Sheet”) of the Company and the Subsidiaries as of March 31, 2012 and June 30, 2012 (the “Balance Sheet Date”), and the related unaudited consolidated and consolidating statements of operations, changes in stockholders’ equity (deficit) and cash flows of the Company and the Subsidiaries for the three-month and six-month periods then ended (the financial statements referred to in items (i) and (ii), collectively, the “Company Financial Statements”).  The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and in accordance with generally accepted accounting principles effective in the United States (“GAAP”)

applied on a consistent basis throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of the unaudited Company Financial Statements.  The Company Financial Statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financial Statements, to normal year-end adjustments, which were not material, individually or in the aggregate.

(b) The Company and its Subsidiaries have in place systems and processes that are customary and adequate for a company at the same stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements, including that (A) transactions are executed and access to assets is given only in accordance with management’s general or specific authorization; and (B) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets, and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Financial Statements.  Neither the Company nor any of the Subsidiaries nor, to the Company’s Knowledge, any Employee, auditor, accountant or representative of the Company or any of the Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements.  To the Company’s Knowledge, there have been no instances of fraud by the Company or any of the Subsidiaries, whether or not material, that occurred during any period covered by the Company Financial Statements.

(c) During the periods covered by the Company Financial Statements, the Company’s external auditor was independent of the Company and its management.

2.8. Liabilities.

(a) Except liabilities, debts, demands or other obligations: (i) recorded or reserved against on the Company Balance Sheet; (ii) incurred since the Balance Sheet Date until the Agreement Date in the ordinary course of business, consistent with past practices; (iii) incurred on or after the Agreement Date and shown on the Estimated Closing Balance Sheet; (iv) incurred in connection with the execution, delivery and performance of this Agreement, the Related Agreements and the Transactions, (v) as set forth on Schedule 2.8(a), (vi) under agreements entered into after the Agreement Date in compliance with Section 5.1(b) or (vii) that are executory performance obligations to be performed after the Agreement Date in the ordinary course of business pursuant to agreements of the Company and the Subsidiaries that were entered into in the ordinary course of business or agreements that are Disclosable Contracts, the Company and the Subsidiaries do not have any material debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise).  Neither the Company nor any of the Subsidiaries has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(b) Schedule 2.8(b) lists:  (i) any long-term portion of any Customer Prepayments (assuming for these purposes that the Closing Date is August 31, 2012) as of the Agreement Date, (ii) all notes payable and other Indebtedness of the Company and the Subsidiaries as of the Agreement Date and (iii) each Lien to which the Company, any Subsidiary or any of their respective properties, assets or undertakings is subject or bound and each agreement with respect thereto as of the Agreement Date.  All accounts payable of the Company and the Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company.  All outstanding accounts payable of the Company and the Subsidiaries represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company or any of the Subsidiaries.  Neither the Company nor any of the Subsidiaries has, at any time:  (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony.  Neither the Company nor any of the Subsidiaries is insolvent.

2.9. Absence of Certain Changes.  Except as set forth on Schedule 2.9 or as specifically contemplated by this Agreement, since the Balance Sheet Date (or, in the case of Section 2.9(l) since March 31, 2012) through and including the Agreement Date there has not been, occurred or arisen any:

(a) transaction by the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practice and in an amount not in excess of $100,000 individually or $300,000 in the aggregate for any series of related transactions (or, for the purposes of Section 5.1(b)(x), except as expressly required by the terms of any Disclosable Contract);

(b) amendments or changes to the Organizational Documents of the Company or of any of the Subsidiaries;

(c) capital expenditure or capital commitment by the Company or any of the Subsidiaries in any amount in excess of $100,000 in any individual case or $300,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $100,000 in any individual case or $300,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of the Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Balance Sheet including scheduled payments pursuant to the terms of the Loan Agreement;

(e) (i) failure to pay accounts payable when due consistent with past practice or any delay in payment thereof or any renegotiation thereof, (ii) request by the Company or any of the Subsidiaries to accelerate the payment of any accounts receivable or (iii) change to or deviation from the Company’s or any of the Subsidiaries’ cash management practices, in each case except in the ordinary course of business consistent with past practice;

(f) destruction of, damage to or loss of any material assets of the Company or any of the Subsidiaries (whether or not covered by insurance), or loss of any material business, including the receipt of any written notification from any Key Customer that such customer intends to discontinue, terminate or materially reduce its relationship with the Company or any of the Subsidiaries;

(g) work stoppage or labor strike, or written notice of any action, suit, claim, demand, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company or any of the Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of the Subsidiaries (except, solely for the purposes of Section 5.1(b)(x), as expressly required by GAAP, upon prompt written notice of such change to Buyer);

(i) revaluation by the Company or any of the Subsidiaries of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable in an amount in excess of $100,000, except in the ordinary course of business consistent with past practice or, with respect to the writing down of the value of inventory, except as required by GAAP;

(j) (i) Distribution, (ii) split, combination or reclassification of any Company Security or any Subsidiary Security, (iii) issuance or authorization of the issuance of any Company Security, any Subsidiary Security or any Security Rights in respect of, in lieu of or in substitution for, any of the foregoing, or (iv) transfer of any Shares;

(k) (i) change in the compensation paid or payable by the Company or any Subsidiary to any of its Employees or Independent Contractors other than normal increases granted to such Persons in the ordinary course of business consistent with past practice, (ii) material obligation or liability incurred by the Company or any Subsidiary to any of its Employees or Independent Contractors, (iii) obligation or liability incurred by the Company or any Subsidiary to any of its stockholders, or (iv) loans or advances made by the Company to any of its stockholders, Employees or Independent Contractors, except normal compensation and expense allowances payable in the ordinary course of business consistent with past practice;

(l) Employee terminations, redundancies and/or layoffs, excluding, in all cases, termination of Employees with poor performance ratings or for cause;

(m) (i) granting of severance or termination or other pay or benefits to any Employee, consultant or contractor or entering into any agreement with respect thereto, except in the ordinary course of business; (ii) adoption or amendment of any Company Employee Plan, Change in Control Agreement or severance plan; or (iii) entering into any employment agreement, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any Employee, except in the ordinary course of business;

(n) entering into of any agreement by the Company or any of the Subsidiaries, any termination, extension, amendment or modification of the material terms of any Disclosable Contract, by the Company or any of the Subsidiaries, or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with past practice;

(o) sale, lease, license or other disposition of any of the material assets or properties of the Company or any of the Subsidiaries, or creation of any Lien (other than Permitted Liens) in such assets or properties, except sales or non-exclusive licenses of Company Products in the ordinary course of business consistent with past practice;

(p) waiver or release of any material right or claim of the Company or any of the Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practice;

(q) commencement or notice or, to the Company’s Knowledge, written threat of commencement, of any lawsuit or proceeding against or investigation of the Company or any of the Subsidiaries or their affairs, or commencement of any litigation by the Company or any of the Subsidiaries, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(r) (i) transfer, sale or abandonment by the Company or any of the Subsidiaries of any rights to the Company-Owned Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice that do not include any rights with respect to source code), distribution agreement (including any VAR, OEM or similar agreement), reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Company-Owned Intellectual Property with any Person, (ii) purchase or other acquisition of any Intellectual Property Rights or the entering into of any license agreement, distribution agreement (including any VAR, OEM or similar agreement), reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Intellectual Property Rights of any Person (other than off-the-shelf shrink wrap, click through or similar licenses for commercially available software), (iii) material change in pricing or royalties set or charged by the Company or any of the Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any of the Subsidiaries (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee) or (iv) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property Rights with a third party (other than ordinary course Company Product configuration for customers);

(s) entering into any agreement, or modification to any Disclosable Contract, pursuant to which any Person was granted marketing, distribution, reseller, development, manufacturing or similar rights with respect to any products, services or technology of the Company or any of the Subsidiaries;

(t) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect;

(u) transfer by the Company or any Subsidiary of any Employee with a title of director or above from working for the Company or a Subsidiary or inducement by the Company or any Subsidiary of any Employee to resign their employment with the Company or any Subsidiary;

(v) voluntary prepayment or other non-mandatory payment of, or in respect of, any Indebtedness excluding Permitted Indebtedness, or any Lien, excluding Permitted Liens; or

(w) agreement by the Company or any of the Subsidiaries to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with Buyer and its representatives regarding the Transactions).

2.10. Accounts Receivable; Bank Accounts.

(a) Schedule 2.10(a)(i) lists all accounts receivable of the Company and the Subsidiaries as of the Balance Sheet Date.  All of the accounts receivable of the Company and the Subsidiaries (a) represent bona fide transactions that arose in the ordinary course of business, (b) to the Company’s Knowledge are subject to no setoffs or counterclaims and (c) to the Company’s Knowledge are collectible.

(b) No Person has any Lien on any account receivable, and no written request or agreement for material deduction or material discount has been made with respect to any account receivable.

(c) Set forth on Schedule 2.10(c) is a description of each account maintained by or for the benefit of the Company or any of the Subsidiaries at any bank or other financial institution including the authorized signatories of each account except for any changes made prior to the Closing Date in compliance with Section 5.1.  There are no outstanding powers of attorney executed on behalf of the Company or any of the Subsidiaries.

2.11. Restrictions on Business Activities.  There is no judgment, injunction, order, decree or material agreement (excluding material agreements granting customers ownership or title to Intellectual Property Rights developed pursuant to a services engagement for such customer) to which the Company or any of the Subsidiaries is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit:  (a) any material business practice of the Company, any of the Subsidiaries or any of their respective Affiliates; (b) any acquisition of property (tangible or intangible) by the Company, any of the Subsidiaries or any of their respective Affiliates; (c) the conduct of any material business by the Company, any of the Subsidiaries or any of their respective Affiliates; or (d) the freedom of the Company, any of the Subsidiaries or any of their respective Affiliates to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company, any of the Subsidiaries or any of their respective Affiliates or otherwise.  Without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries has (x) entered into any agreement under which the Company, any of the Subsidiaries or any of their respective Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market (but excluding provisions in customer agreements granting customers ownership or title to Intellectual Property Rights developed pursuant to a services engagement for such customer), or (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s, any of the Subsidiaries’ or any of their respective Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.  Neither the Company nor any of the Subsidiaries is a party to any agreement that violates any Antitrust Law.

2.12. Real Property; Leases.

(a) None of the real property currently used or occupied by the Company or any of the Subsidiaries, in each case together with all build-out, fixtures and improvements created thereon (“Company Real Property”), is owned by the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries ever owned any real property.  All of the Company Real Property is leased or subleased by the Company or one of the Subsidiaries pursuant to a Lease set forth on Schedule 2.12(b).  Neither the Company nor any of the Subsidiaries has any contractual obligation to purchase any land or buildings.

(b) Schedule 2.12(b) sets forth all leases, subleases, financing agreements and other agreements, in each case, pursuant to which the Company or any of the Subsidiaries derives its rights in the Company Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto.

(c) The Leases are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). There does not exist under any such Lease any material default by the Company or any of the Subsidiaries or, to the Company’s Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or any of the Subsidiaries or, to the Company’s Knowledge, by any other Person.  No notice or agreement to terminate any Lease has been served on the Company or any Subsidiary, or entered into by the Company or any Subsidiary with respect thereto.  The Company has made available to Buyer complete copies of all Leases, including all amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company or any of the Subsidiaries and each landlord or sublandlord with respect to the Company Real Property.  All scheduled rent and other material charges currently due and payable under the Leases have been paid, except for liabilities reflected or reserved against in the Company Balance Sheet.  There are no matters or restrictions affecting the Company Real Property or the Leases that would reasonably be expected to interfere to any material extent with the continued use and occupancy by the Company and the Subsidiaries of the Company Real Property for the Company’s business.

(d) The Company or one of the Subsidiaries is the holder of the tenant’s interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder.  Neither the Company nor any of the Subsidiaries has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed at the termination of the applicable Lease term and the cost of which restoration would be reasonably likely to exceed $50,000 per Lease or $150,000 in the aggregate.

2.13. Assets; Absence of Liens and Encumbrances.

(a) Schedule 2.13(a) sets forth as of the Agreement Date all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets, excluding the Company Real Property and any alterations or improvements thereon (the “Tangible Assets”) of the Company and the Subsidiaries with an individual book value of greater than $10,000, and sets forth the original cost and book value of each such asset.  The Tangible Assets of the Company are adequate and sufficient, in all material respects, for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted.

(b) The Company and each of the Subsidiaries has good and valid title to, or, in the case of Company Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Permitted Liens.

(c) All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by the Company or any of the Subsidiaries (i) are adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted in all material respects and (ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used and not in need of replacement.

2.14. Proprietary Rights.

(a) Schedule 2.14(a) lists all Company Registered Intellectual Property.  Schedule 2.14(a) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.  All Company Registered Intellectual Property is subsisting or pending and, to the Company’s Knowledge,  in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use).  All necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.  There are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the Agreement Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO or foreign, as the case may be, office actions, documents, applications or certificates for the purpose of obtaining, maintaining, perfecting or preserving or renewing such Company Registered Intellectual Property.  To the Company’s Knowledge, there are no facts or circumstances that would render any Company Registered Intellectual Property invalid or unenforceable.

(b) Schedule 2.14(b) sets forth a true, accurate and complete list of all licenses, sublicenses, and royalty, escrow, maintenance, support and other agreements to which the Company and/or any Subsidiary is a party and pursuant to which (i) the Company or any Subsidiary is authorized to use, license the use of, distribute or exercise any other rights with respect to any third party Proprietary Rights that are incorporated in or used by, any of the Company Products or services (collectively, the “Company In-Licenses”), or (ii) any other person is authorized to use, license the use of, distribute or exercise any other rights with respect to any Company-Owned Intellectual Property, including but not limited to any such licenses granted by the Company or any Subsidiary to any other person to modify, distribute, integrate or bundle any of the Company Software Products or Software developed or licensed exclusively by the Company (collectively, the “Company Out-Licenses”); provided, however, that (x) any generally available, off-the-shelf software programs licensed by the Company or one of its Subsidiaries on standard terms need not be listed in Schedule 2.14(b)(i), (y) customer agreements that do not grant rights with respect to source code for Company Products, reseller and distribution contracts granting or authorizing the granting of only a non-exclusive, internal-use, end-user license to object code, and any associated support agreements, need not be listed in Schedule 2.14(b)(ii), and (z) non-disclosure agreements that do not grant commercialization rights, and are entered into in the ordinary course of business, need not be listed in Schedule 2.14(b)(i) or Schedule 2.14(b)(ii).  Schedule 2.14(b)(ii) also accurately and completely identifies any Company Out-Licenses which are exclusive in a territory.

(c) The Company, or its Subsidiaries, owns, possesses a valid license to use (as currently used by the Company or its Subsidiaries), or otherwise has the full legal right to use (as currently used by the Company or its Subsidiaries) all of the Company Intellectual Property, free and clear, in the case of Company-Owned Intellectual Property, of any Lien (whether arising by contract or by operation of law), except as reflected in the Company Balance Sheet and except for Permitted Liens.  The Company and each of its Subsidiaries owns, possesses or otherwise has the right to use all Company Intellectual Property and all other Proprietary Rights necessary or required for the conduct of the business of the Company or such Subsidiary, as applicable, as currently conducted, including the development, marketing and distribution of the existing products of the Company and each Subsidiary as currently developed, marketed and distributed.  Except for the Company Out-Licenses, and the subject matter excluded from the disclosure obligation of Schedule 2.14(b)(ii), there are no outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind (including, without limitation, any agreement for joint development and/or joint ownership of Intellectual Property Rights) granted by the Company or its Subsidiaries relating to the Company-Owned Intellectual Property.  Except under the Company In-Licenses and the other agreements excluded from the disclosure obligation of Schedule 2.14(b)(i),  neither the Company nor any Subsidiary is obligated to pay any royalties or other compensation (other than market rate fees for standard Software licenses that are generally commercially available), to any third party (including, without limitation, any current or former Employees, consultants or independent contractors) in respect of its ownership, use or license of any Company Intellectual Property.  There has been no material breach or violation by the Company or any Subsidiary of the Company In-Licenses set forth or required to be set forth on Schedule 2.14(b)(i), and to the Company’s Knowledge, there is no material breach or violation by any other party to, any such Company In-License.

(d) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, as the result of the operation of any agreements to which the Company or its Subsidiaries is a party, impair the rights of Buyer or the Company to use, practice, operate under, license, sublicense, dispose of, or bring suit for infringement of any of the Company-Owned Intellectual Property and Intellectual Property Rights licensed to the Company pursuant to the Company In-Licenses to the same extent that the Company and each Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would otherwise be required to pay.

(e) Neither the business of the Company nor any Subsidiary, as currently conducted, nor any of the services, products or support delivered by the Company or any Subsidiary to its customers, as currently delivered,  infringes, constitutes the misappropriation of, or conflicts with, any Proprietary Rights of any third party (including without limitation due to the use of any Third Party Software without a valid license or without complying with the restrictions and terms of a valid license).  None of Company’s nor any Subsidiary’s use of third party products or services, as currently used, infringes, constitutes the misappropriation of, or conflicts with, any Proprietary Rights of any third party (including without limitation due to the use of any Third Party Software without a valid license or without complying with the restrictions and terms of a valid license) or constitute unfair competition or trade practice under the laws of any jurisdiction.  To the Company’s Knowledge there is no claim, and neither the Company nor any Subsidiary has ever received any written (or, to the Company’s Knowledge, oral) notice or other communication of any claim from, any Person asserting that the business of the Company or any Subsidiary, as currently conducted and as currently contemplated to be conducted, or any of the services, products or support delivered by the Company or any Subsidiary to its customers, or any use by the Company or any Subsidiary of any third party products or services, infringe or may infringe, constitute the misappropriation of, or conflict with, any Proprietary Rights of another Person or constitute unfair competition or trade practice under the laws of any jurisdiction.  To the Company’s Knowledge, there are no existing or threatened infringement, misappropriation, unfair competition or trade practice or competing claims by any third party regarding the ownership of or right to use any Company-Owned Intellectual Property.  To the Company’s Knowledge, without having conducted any customer audits, no Person is infringing, misappropriating or violating any Proprietary Rights of the Company or any of its Subsidiaries or engaging in unfair competition or trade practices with respect to the Company.

(f) Schedule 2.14(f) lists any Software that (i) has been incorporated or embedded into, or distributed with, any of the Company Software Products and (ii) was not developed by Employees of the Company or any Subsidiary in the course of their employment for the Company or any Subsidiary.  Except for those individuals set forth on Schedule 2.14(f) whose assignment agreements have been provided to the Buyer, no consultants, contractors, or other third parties (other than Employees of the Company or any Subsidiary in the course of their employment) have contributed to, or participated in any respect in the development of, the Company-Owned Intellectual Property.

(g) The Company and its Subsidiaries (and their respective consultants, and agents) have not incorporated, bundled, or distributed any Open Source Software into or with any of the Company Software Products in such a manner as to cause or require, under the terms of the applicable open source license agreement for such Open Source Software, (A) all or any portion of such Company Software Product (other than original Open Source Software) to be treated as Open Source Software under the terms of such open source license or (B) all or any portion of the source code of such Company Software Product (other than the original Open Source Software) to be distributed or provided to licensees in connection with the licensing or distribution of such Company Software Product.  In particular, (i) none of the Company Software Products contain any Open Source Software that would cause any portion of the Company Software Products to be disclosed or subject to disclosure under the terms of the GPL and any past obligations for disclosure of any portion of the Company Software Products under the GPL have been released and are no longer in effect with respect to any of the current Company  Software Products; and (ii) any Company Software Products containing any Software subject to the LGPL fit within the exception set forth in Section 4 of the LGPL and as such no Company Software Products are subject to disclosure under the terms of the LGPL.  “Open Source Software” means any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses, or licenses similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); or (vi) the Sun Industry Standards License (SISL).  Neither the Company nor any Subsidiary has incorporated in, or included with, any of the Company Software Products, or otherwise delivered to any second or subsequent customers, any Software or any derivative of any Software (A) which the Company or any of its Subsidiaries created and/or delivered to an initial or earlier customer in the course of performing consulting, implementation, maintenance or other services for such initial or earlier customer and (B) in which such initial or earlier customer has any ownership or other similar rights other than a nonexclusive license from the Company or a Subsidiary (regardless whether such rights were assigned to or vested in such customer).

(h) The Company and its Subsidiaries have implemented policies and procedures reasonably designed to establish and preserve the ownership of or exclusive rights to the Company-Owned Intellectual Property or Company Software Products, including the protection of Trade Secrets.  Without limiting the generality of the foregoing, all Employees, consultants and independent contractors of the Company or any Subsidiary who are or were involved in, or who have contributed to, the creation or development of any material Company-Owned Intellectual Property, Company Software Products and all Employees of the Company or any Subsidiary who have otherwise had access to material Trade Secrets of the Company or the applicable Subsidiary have executed and delivered to the Company or any Subsidiary legally binding confidentiality and assignment of inventions agreements, which effectively assign the ownership of and protect the confidentiality of such Company-Owned Intellectual Property, Company Software Products and Trade Secrets to the Company or its Subsidiaries, as applicable.  Copies of such agreements with current Employees have been made available to Buyer, and all of such agreements with current Employees are in full force and effect.  Neither the Company nor any Subsidiary is aware of any material violation of the confidentiality of any Trade Secrets comprising Company-Owned Intellectual Property or Company Software Products.  None of the Company, any Subsidiary or, to the Company’s Knowledge, the Employees, consultants, or independent contractors of the Company or any Subsidiary have any agreements or arrangements with any former employers relating to Trade Secrets of such employers that would interfere with the activities of the Company or any Subsidiary.  To the Company’s Knowledge, the activities of the Employees, consultants, or independent contractors of the Company or any Subsidiary on behalf of the business of the Company or any Subsidiary as currently conducted and as currently contemplated to be conducted do not violate any agreements or arrangements which such Employees have with former employers or any other third person.  To the Company’s Knowledge, no current or former Employee, stockholder, consultant or independent contractor of the Company or any Subsidiary has any right, claim or interest in or with respect to any of the Company-Owned Intellectual Property or Company Software Products.

(i) To the Company’s Knowledge, the Company Intellectual Property and the Company Software Products together with the Intellectual Property Rights that the Company or its Subsidiaries possess or otherwise have the right to use constitute all the Intellectual Property Rights and Software necessary for, or used in connection with, the operation of the business of the Company or any Subsidiary as currently conducted, and to the Company’s Knowledge there is no other Intellectual Property Right or Software that is material or necessary to the operation of the business of the Company or any Subsidiary as currently conducted or for the continued operation of the business of the Company or any Subsidiary as currently conducted immediately after the Closing in substantially the same manner as operated prior to the Closing.

2.15. Product Warranties; Services; Support.

(a) Each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of the Subsidiaries (collectively, the “Company Products”) conforms and has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties, except for non-conformities for which an adequate reserve has been made on the Company Balance Sheet.  Neither the Company nor any of the Subsidiaries has any material liability or obligation (and to the Company’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of the Subsidiaries giving rise to any liability or obligation) for replacement or repair of any Company Product or other damages in connection therewith, except for liabilities or obligations for replacement, repair or re-performance incurred in the ordinary course of business consistent with past practice or industry standards for which an adequate reserve has been made on the Company Balance Sheet.  Schedule 2.15(a) includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company Products.

(b) Services provided by the Company or any of the Subsidiaries to any third party (“Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties, all applicable services agreements and in all material respects with all applicable Laws, except for non-conformities for which an adequate reserve has been made on the Company Balance Sheet.  There is no claim pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries relating to any Services or services agreement and, to the Company’s Knowledge, there is no reasonable basis for the assertion of any such claim.  Schedule 2.15(b)(i) sets forth the name of each client and project with respect to which the Company or any of the Subsidiaries is obligated under an agreement to provide professional or consulting Services after the Agreement Date (each such agreement, a “Services Agreement”).  Except as expressly set forth on Schedule 2.15(b)(ii), none of the Services Agreements is a “loss contract” or other similar agreement (a “Loss Contract”) where the expected cost to complete the agreement exceeds either (i) the fees and payments to be received by the Company or applicable Subsidiary pursuant to such agreement or (ii) the Company’s budgeted expense to perform its obligations thereunder, and to the Company’s Knowledge, there is no reasonable basis to conclude that any Services Agreement will become a Loss Contract.

2.16. Company Contracts.

(a) Schedule 2.16 sets forth each of the following agreements (or such information as is required in lieu of such agreements) to which the Company or any of the Subsidiaries is a party or by which they or their properties or assets are bound:

(i) agreements with any current or former stockholder (including any of their respective Affiliates) or any Employee or Independent Contractor of the Company or any Subsidiary or with any entity in which any of the foregoing is an officer, director or 5% or greater stockholder and pursuant to which the Company or any Subsidiary or such other party has current or future obligations or liabilities in excess of $100,000 in any fiscal year, excluding salary and bonuses of Employees;

(ii) written agreements with any labor union or association representing any Employee of the Company or any Subsidiary;

(iii) names of parties with which the Company or Subsidiaries has agreements for the purchase, sale or license of software (other than agreements for the sale or license of the Company Products), materials, supplies, equipment, merchandise or services, or relating to capital expenditures, for which accounts payable has been recognized in excess of $100,000 during the twelve month period ending on the Balance Sheet Date (taking into account any escalation, renegotiation or redetermination);

(iv) agreements for the sale or exclusive license of any of the assets or properties of the Company or any Subsidiary or for the grant to any person of any option, right of first refusal, or preferential or similar right to purchase any of such assets or properties, except sales or non exclusive licenses of the Company Products;

(v) partnership, collaboration, mutual assistance, joint development, joint marketing and joint venture agreements;

(vi) Tax Sharing Agreements;

(vii) agreements that obligate the Company or any Subsidiary to purchase or license all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases or licenses of a particular product from a supplier;

(viii) agreements with customers, suppliers, partners or collaborators for the sharing of fees, the rebating of charges or other similar arrangements, including contracts containing any Most Favored Customer Provision;

(ix) agreements containing covenants binding the Company or any Subsidiary not to compete in any material line of business or geographical area, or with any person;

(x) agreements relating to the acquisition by the Company or any Subsidiary of any operating business or the capital stock or other securities of any other person;

(xi) agreements (excluding Leases, distribution agreements and reseller agreements) requiring the payment by the Company or any Subsidiary to any person of a commission, fee or royalty. in each case, based on the revenues from sales of the Company Products, other than to Employees or Independent Contractors in the ordinary course of business;

(xii) mortgages, indentures, loan or credit agreements, factoring agreements, promissory notes and other agreements and instruments relating to the borrowing of money or financing or sale of receivables;

(xiii) research and development (whether contracted or shared) agreements;

(xiv) distributorship and reseller agreements; and

(xv) leases, financing agreements, subleases or other agreements under which the Company or any Subsidiary is lessor or lessee of any personal property, in each case to the extent the annual remaining obligation is $20,000 or greater.

(b)

(i) Each agreement with a party listed or required to be listed on Schedule 2.16(a)(iii), Schedule 2.15, Schedule 2.28(b) and Appendix 2.14(f), relating to the subject matter thereof, each agreement set forth or required to be set forth on Schedule 2.12, Schedule 2.14, Schedule 2.15, Schedule 2.16, Schedule 2.18(c), Schedule 2.28(b), or on a Schedule cross-referenced within any of such Schedules or Appendices of such Schedules (each, a “Disclosable Contract”) is in full force and effect, is a valid and binding agreement of the Company and is enforceable against the Company or the Subsidiaries and, to the Company’s Knowledge, enforceable against the other party in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).  The Company and each of the Subsidiaries are in compliance in all material respects with and have not breached, violated or defaulted under in any material respect, or received written notice that they have breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Disclosable Contract, nor to the Company’s Knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third party.  The Company has made available to Buyer accurate and complete copies of all Disclosable Contracts.

(ii) The Company and each of the Subsidiaries is in compliance with all material delivery requirements, time lines, schedules, time of performance requirements and other material milestones under all Disclosable Contracts and the Company has no reasonable basis to believe that it and each of the Subsidiaries will not continue to remain in compliance with all such material requirements.  Neither the Company nor any of the Subsidiaries has incurred any significant cost over-runs on any Disclosable Contract and the Company has no reasonable basis to believe that it or any of the Subsidiaries will incur any such significant cost over-runs.

2.17. Change in Control Agreements.

(a)           Schedule 2.17(a) sets forth each plan, agreement, scheme or Company Employee Plan of the Company or any of the Subsidiaries (other than the Company Executive Agreements) (i) pursuant to which any amounts may become payable (whether currently or in the future) to any Employee, Independent Contractor or director as a result of or in connection with the Transactions or (ii) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction of any Employee, Independent Contractor or director as a result of or in connection with the Transactions, in each case including any such plan, scheme, agreement or Company Employee Plan with respect to which the Transactions constitute a partial or “single trigger” (each, a “Change in Control Agreement”).

(b)           The employment agreements set forth on Schedule 2.17(b) are referred to as the “Company Executive Agreements”.

(c)           The provisions of this Section 2.17 are not applicable to Leases.

2.18. Interested Party Transactions.

(a) To the Company’s Knowledge, no officer or director of the Company or any Subsidiary nor any Affiliate of any such person (other than the Marlin Entities), now has or within the last three (3) years had, either directly or indirectly:

(i) an equity interest greater than 5% or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity that furnishes or sells or during such period furnished or sold products or services to the Company or any Subsidiary, or purchases or licenses or during such period purchased or licensed from the Company or any Subsidiary any goods, software or services, or otherwise does or during such period did business with the Company or any Subsidiary; or

(ii) a beneficial interest in any contract, commitment or agreement to which the Company or any Subsidiary is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Company or any Subsidiary and such persons in their capacities as Employees of the Company or any Subsidiary.

(b) To the Company’s Knowledge, no current Employee or Independent Contractor of the Company or any Subsidiary nor any affiliate of the Company, is acting as an Employee of or consultant to, owns a greater than 1% equity interest (or, with respect to any such affiliate, a greater than 5% equity interest), or is otherwise actively involved (except in his, her or its capacity as an Employee of the Company or any Subsidiary) with any person that competes directly with the Company or any Subsidiary.

(c) Schedule 2.18(c) sets forth each contract, commitment or other agreement between the Company or any Subsidiary, on the one hand, and any of the Marlin Entities, on the other (collectively, the “Marlin Agreements”).

2.19. Compliance with Laws.  Neither the Company nor any Subsidiary is or has been in violation of any applicable Law (including Laws relating to environmental matters, employment practices, occupational safety, Tax, import/export or corrupt practices) of any Governmental Entity or regulatory body applicable to its business or assets, except for any such violations that, individually or in the aggregate, would not have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received any written (or, to the Company’s Knowledge, oral) notice or communication from any Governmental Entity of any such violation or noncompliance referred to in the preceding sentence that has not been resolved, and there has been no material citation, fine or penalty imposed or asserted against the Company or any Subsidiary for any such violation of such Laws that has not been resolved.

2.20. Litigation.  Except as set forth on Schedule 2.20, there is no material action, suit, or proceeding of any nature pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries, or, to the Company’s Knowledge, any of their respective Employees.  Neither the Company nor any of the Subsidiaries nor any of their respective properties is subject to any order that materially impairs the Company’s or any of the Subsidiaries’ ability to operate.  Schedule 2.20 lists each action, suit or proceeding that is currently pending against the Company or any of the Subsidiaries as of the Agreement Date.

2.21. Insurance.  Schedule 2.21 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and Employees of the Company or any of the Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company or any of the Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed.  There is no pending claim that would reasonably be expected to exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company and the Subsidiaries are otherwise in material compliance with the terms of such policies and bonds.  To the Company’s Knowledge there is no threatened termination of, or material premium increase with respect to, any of such policies.  None of the Company or any of the Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

2.22. Books and Records.  The minute books and other similar records of the Company and each of the Subsidiaries contain accurate and complete records of all material actions taken at any meetings of their respective stockholders, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of the Company and the Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries.  Accurate and complete copies of the foregoing materials (except records of relevant portions of meetings and actions relating to the transactions contemplated hereby or other similar transactions (which may be provided on a redacted basis)  have been provided to Buyer.

2.23. Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Hazardous Material.  Neither the Company nor any of the Subsidiaries has:  (i) operated any underground storage tanks at any property that the Company or any of the Subsidiaries has at any time owned, operated, occupied or leased; or (ii) released in violation of any Environmental Law any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained.  No Hazardous Materials are present, as a result of the actions of the Company or any of the Subsidiaries, or, to the Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of the Subsidiaries owns, operates, occupies or leases.

(b) Hazardous Materials Activities.  Neither the Company nor any of the Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company or any of the Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any applicable Environmental Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.  The Company and the Subsidiaries have complied in all material respects with all Environmental Laws regulating the disposal of Company Products and the use, storage and disposal of Hazardous Materials.

2.24. Brokers’ and Finders’ Fees.  None of the Company or any of the Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions.  The Company has previously made available to Buyer a copy of each agreement with respect to each item set forth on Schedule 2.24 (each an “Engagement Letter”).

2.25. Employee Benefit Plans.

(a) Schedule.  Schedule 2.25(a) sets forth each Company Employee Plan.  Neither the Company nor any of the Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify or terminate any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable

Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

(b) Employee Plan Documents.  The Company has made available to Buyer (i) correct and complete copies of each Company Employee Plan or related trust, including all amendments thereto (or, if such Company Employee Plan is not written, an accurate description of the material terms thereof); (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code, or any similar Laws of other jurisdictions applicable to the Company or any of the Subsidiaries, in connection with each Company Employee Plan or related trust; (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Employee Plan from the IRS or any similar Governmental Entity having jurisdiction over the Company or any of the Subsidiaries relating to Company Employee Plans and copies of all applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (vii) all material written agreements and contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company or any of the Subsidiaries and that are not reflected in the current summary plan description and plan document; (ix) all material forms and notices relating to the provision of post-employment continuation of health coverage; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan; (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K or any similar form required under the Laws of other jurisdictions applicable to the Company or any of the Subsidiaries and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

(c) Employee Plan Compliance.  The Company and each of the Subsidiaries has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code.  Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, and nothing has occurred as to any such Company Employee Plan which has resulted or is likely to result in the revocation of such qualification or which requires or could reasonably be expected to require action under the compliance resolution programs of the IRS to preserve such qualification.  No Company Employee Plan and no party in interest with respect thereto has engaged in a “prohibited transaction,” which could subject the Company or any of the Subsidiaries directly or indirectly to liability under Section 4975 of the Code or Sections 409 or 502(i) of ERISA.  There are no actions, suits, claims or proceedings pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan nor, to the Company’s Knowledge, is there any reasonable basis therefor.  No communication, report or disclosure has been made which, at the time of disclosure, did not accurately reflect the terms and operation of the relevant Company Employee Plan.  The Company has not undertaken to maintain any

Company Employee Plan for any period of time and each Employee Plan can be amended, terminated or otherwise discontinued on or after the Closing Date in accordance with its terms, without liability to the Company, any of the Subsidiaries, Buyer or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event).  There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL or any other Governmental Entity having jurisdiction over the Company or any of the Subsidiaries with respect to any Company Employee Plan.  All annual reports and other filings required by the IRS, DOL or any other similar Governmental Entity having jurisdiction over the Company or any of the Subsidiaries have been timely made.  Neither the Company nor any of the Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company or any of the Subsidiaries and no Company Employee Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with the Company or any of the Subsidiaries.

(d) Plan Status.  None of the Company, any of the Subsidiaries or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in or contributed to any plan that is subject to Title IV of ERISA or Section 412 of the Code.  None of the Company, any of the Subsidiaries or any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA.  No Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA or any similar concept under any other applicable Law.

(e) Multiemployer Plans.  At no time has the Company, any of the Subsidiaries or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA or any similar concept under any other applicable Law.

(f) No Post-Employment Obligations.  No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon or after his or her retirement or termination of employment for any reason, except as may be required by Law, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon or after their retirement or termination of employment, except to the extent required by Law.

(g) Funding of Plans.  With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company and the Subsidiaries, under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date.  The current value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeds the current value of all benefits liabilities under that Company Employee Plan.

(h) Effect of Transactions.  The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(i) Foreign Jurisdictions.  Each Company Employee Plan subject to the Laws of any jurisdiction outside of the United States (i) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (ii) is fully funded and has been fully accrued for on the Company Financial Statements and (iii) if required to be registered, has been registered with the appropriate Governmental Entities and has been maintained in good standing with the appropriate Governmental Entities.

(j) Taxation.  Each Company Employee Plan has been properly classified with respect to the payment of Taxes, including in particular social security payments and contributions, and any exemptions have been properly applied and all filings have been completed accurately and in a timely manner with the appropriate Tax Authorities.

(k) Discretion.  Each Company Employee Plan that is deemed to be discretionary can be suspended or interrupted at any time at the Company’s or the relevant Subsidiary’s discretion, and has not created any rights or obligations, either from past practice or restrictions under the Employment Agreements or otherwise, that would in any way limit the right of the Company or the relevant Subsidiary to prospectively vary, suspend, reduce, amend, terminate or otherwise change any current or future payments under any such discretionary Company Employee Plan.

2.26. Employment Matters.

(a) Schedule 2.26(a) sets forth with respect to each current Employee (including any Employee who is on a leave of absence) (A) the name or employee identification number of such Employee and the date as of which such Employee was originally hired by the Company or any of the Subsidiaries, and whether the Employee is on an active or inactive status; (B) such Employee’s title and job function; (C) such Employee’s annualized compensation as of the Agreement Date, or such other recent date as is set forth on Schedule 2.26(a), including base salary, accrued vacation and/or paid time off accrual amounts and the applicable bonus plan name and bonus percentage; (D) whether such Employee is currently on a leave of absence, the type of leave (e.g., disability, workers compensation, family, maternity, parental or other leave protected by applicable Law) and the anticipated date of return to full service; (E) whether such Employee is employed by the Company or one of the Subsidiaries, and if by a Subsidiary, the name of the Subsidiary; (F) the Company or Subsidiary facility at which such Employee is deemed to be located; and (G) any Company Authorization held by such Employee on behalf of the Company or any of the Subsidiaries.

(b) Schedule 2.26(b) contains a list of individuals who are currently performing services for the Company or any of the Subsidiaries and are classified as “consultants” or “contract labor” or “independent contractors” (such persons, the “Independent Contractors”), the respective compensation of each of the Independent Contractors and whether the Company or any Subsidiary is party to a consulting or contract labor or independent contractor agreement with the individual or an entity with which such individual is an Employee.  Any such agreements have been made available to Buyer and are set forth on Schedule 2.26(b).

(c) Each employment agreement and offer letter between the Company and any of its Subsidiaries and any Employee in effect as of the Agreement Date and any amendment thereto has been made available to Buyer.  Except as set forth on Schedule 2.26(c)(ii), the employment of each of the current U.S. Employees is terminable by the Company at will, and neither the Company nor any of the Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current U.S. Employees.  Except for current non-United States Employees, neither the Company nor any of the Subsidiaries has, and to the Company’s Knowledge, no other Person (other than Buyer or any of its Affiliates) has, (i) entered into any agreement that obligates or purports to obligate Buyer or any of Buyer’s Affiliates to make an offer of employment to any Employee or Independent Contractor of the Company or any of the Subsidiaries or (ii) promised or otherwise provided any assurances (contingent or other) to any Employee or Independent Contractor of the Company or any of the Subsidiaries of any terms or conditions of employment with Buyer or any of Buyer’s Affiliates following the Closing.

(d) The Company and each of the Subsidiaries has made available to Buyer accurate and complete copies of all employee manuals and handbooks, employment policy statements, employment customs and practices, internal regulations, collective bargaining or labor agreements and Employment Agreements with respect to Employees, all of which complied at all relevant times with applicable Law in all material respects.

(e) (i) Since July 1, 2012, no greater than 5% of Employees nor any Employee with the title above director has given the Company or any of the Subsidiaries written notice terminating his or her employment with the Company or any of the Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of the Subsidiaries or in connection with the Transactions; (ii) neither the Company nor any of the Subsidiaries has a present intention to terminate the employment of greater than 5% of Employees, or any Employee with the title above director; (iii) to the Company’s Knowledge, no current Employee or Independent Contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a Company Material Adverse Effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or any of the Subsidiaries, or (B) the Company’s business or operations; (iv) to the Company’s Knowledge, no current Employee or Independent Contractor is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee or Independent Contractor to be employed or retained by the Company or any of the Subsidiaries, as the case may be; and (v) neither the Company nor any of the Subsidiaries is or has ever been engaged in any dispute or litigation with any Employee regarding intellectual property matters.

(f) Neither the Company nor any of the Subsidiaries is presently, nor have they been in the past, a party to or bound by any union or works council contract or agreement, collective bargaining agreement or similar agreement and to the Company’s Knowledge there are no activities or proceedings of any labor union or works council or other employee representation group to organize any Employees.

(g) Except as would not be material, neither the Company nor any of the Subsidiaries is engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any material liability to the Company or any of the Subsidiaries.  There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any of the Subsidiaries or any Employees.  There is not now pending and, to the Company’s Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees.  Except as would not be material, any Persons now or heretofore engaged by the Company or any of the Subsidiaries as Independent Contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes.  Neither the

Company nor any of the Subsidiaries is delinquent to, or has failed to pay, any of its Employees or Independent Contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals.  Neither the Company nor any of the Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as would not be material, none of the Company or any of the Subsidiaries have any liability, including under any Company Employee Plan, arising out of the treatment of any service provider as an Independent Contractor and not as an Employee.

(i)  (i) Neither the Company nor any of the Subsidiaries has a severance pay practice or policy; (ii) neither the Company nor any of the Subsidiaries has outstanding liability for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s and the Subsidiaries’ policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company or any of the Subsidiaries, applicable Law or otherwise; and (iii) as a result of or in connection with the Transactions or as a result of the termination by the Company or any of the Subsidiaries of any Persons employed by the Company or any of the Subsidiaries on or prior to the Closing Date, the Company will not have (except for such liabilities under Change of Control Agreements) (A) any liability that exists or arises under any of the Company’s or any of the Subsidiaries’ benefit or severance policy, practice, agreement, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee.  Accordingly, as of the Closing Date, the Company and each of the Subsidiaries will have satisfied in full all of their obligations to such Employees and/or Independent Contractors for any severance pay, accelerated vesting, or any other payments whatsoever, except for such liabilities under Change of Control Agreements, and except for obligations under applicable Law arising in any jurisdiction outside the United States where continuity of employment is provided for under the applicable Law of such jurisdiction.

(j) The Company and each of the Subsidiaries has been and is in compliance, in all material respects, with all applicable Laws and agreements respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees and to the Company’s Knowledge there are no allegations to the contrary.

(k) There are no demands or claims pending or, to the Company’s Knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, unpaid meal or rest breaks, vacation pay or pension benefits, maternity benefits, any statutory benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s or any of the Subsidiaries’ status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise.  In addition, to the Company’s Knowledge, there are no pending or threatened claims or actions against the Company or any of the Subsidiaries under any workers compensation policy or long-term disability policy, nor to the Company’s Knowledge is there any reasonable basis therefor.  The

Company and each of the Subsidiaries has complied with and is in compliance with all applicable workers compensation Laws in all material respects.

(l) The Company and each of the Subsidiaries, and to the Company’s Knowledge each current Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a current Employee will expire during the six (6) month period beginning on the Agreement Date.

(m) Neither the Company nor any of the Subsidiaries has implemented any plant or office closing, transfer of Employees or layoff of Employees that (without regard to any actions that might be taken by Buyer after the Closing) is or could reasonably be expected to be in violation of the Worker Adjustment and Retraining Notification Act or similar state Laws.

(n) During the twelve (12) months preceding the Agreement Date, neither the Company nor any Subsidiary has entered into a joint employer or co-employer agreement, or has hired any individual who may be considered a joint employee with the Company and any other Person.

(o) The Company and each of the Subsidiaries have obtained all required approvals, consents, and more generally taken all necessary steps with the Employees or their representatives and/or Governmental Entities, such as collective or individual consultation, information, notification or negotiations, as may be required by Law such that this Agreement shall have full force and effect at Closing on the Employees and the parties hereto.

(p) To the Company’s Knowledge, the Company and each of the Subsidiaries have taken steps to comply in all material respects with data privacy Laws regarding the retention, recording, use and transfer of personal and sensitive Employee data, whether cross border or to third parties, and have in all material respects informed the Employees or candidates for employment, and kept the data secure and confidential at all times to the extent require by applicable Law.

2.27. Tax Matters.

(a) The Company and each of the Subsidiaries have properly and timely filed all income and other material Tax Returns required to be filed.  The Company and each of the Subsidiaries have timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Returns).  The Company and each of the Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid.  All Tax Returns filed by the Company and the Subsidiaries were and remain complete and correct in all material respects.  Neither the Company nor any of the Subsidiaries has engaged in any transaction that gives rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor Law or regulation or comparable provision of state or local Law.  Neither the Company nor any of the Subsidiaries has taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law).  There are no Liens for Taxes upon any of the Company’s or any of the Subsidiaries’ assets, other than Permitted Liens.

(b) None of the Tax Returns filed by the Company or any of the Subsidiaries nor Taxes payable by the Company or any of the Subsidiaries have been the subject of an enquiry, audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment by any Governmental Entity that has not been resolved or fully paid, and no such enquiry, audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment is currently pending or, to the Company’s Knowledge, threatened.

(c) Neither the Company nor any of the Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Neither the Company nor any of the Subsidiaries is a party to any agreement or plan (including the Plan, any Company Employee Plan, the Company Stock Rights and the payments described in Section 2.17) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code.  None of the shares of outstanding capital stock of the Company or any of the Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(e) Neither the Company nor any of the Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or agreement which could be treated as a partnership for federal income Tax purposes.  Neither the Company nor any of the Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  During the past three (3) years, neither the Company nor any of the Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.  Neither the Company nor any of the Subsidiaries has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the Transactions.  Neither the Company nor any of the Subsidiaries has participated in an international boycott as defined in Section 999 of the Code.  Neither the Company nor any Subsidiary will be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, and (iv) any prepaid amount received on or prior to the Closing Date.  Neither the Company nor any Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law.  Neither the Company nor any of the Subsidiaries owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(f) Neither the Company nor any of the Subsidiaries is a party to any Tax Sharing Agreement.  Neither the Company nor any of the Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company or a Subsidiary), and neither the Company nor any of the Subsidiaries has any liability for the Taxes of any Person (other than the Company or such Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or other contract (other than by any net lease or other agreement the primary purpose of which is not the sharing, allocation or indemnification of Tax).

(g) The unpaid Taxes of the Company and the Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date as measured in accordance with the reasonable past custom and practice of the Company and the Subsidiaries in filing Tax Returns.  Neither the Company nor any of the Subsidiaries will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice or as a result of the Transactions.

(h) No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim.  Neither the Company nor any of the Subsidiaries has a permanent establishment in any foreign country (other than its country of organization), as determined pursuant to any applicable Tax treaty or convention between the United States and such foreign country.

(i) The Company has made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries, in all cases filed or effective since June 1, 2009.

(j) Since the Balance Sheet Date, neither the Company nor any Subsidiary has made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, filed any amended Tax Return, surrendered any Tax refund claim, or settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(k) The Company and each of the Subsidiaries has timely withheld all amounts required by Law or agreement to be withheld from the wages, salaries or other payments to Employees of or consultants or contractors to the Company or any of the Subsidiaries, has filed returns and deposits with the relevant Governmental Entity where applicable, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(l) Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 2.27(l).  Since December 31, 2004 and through December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Schedule 2.27(l) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.  By December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Schedule 2.27(l) was amended to the extent necessary or appropriate to comply with Section 409A of the Code and the final regulations promulgated thereunder.  From and after January 1, 2009, each plan, program, arrangement or agreement identified or required to be identified on Schedule 2.27(l) has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated with respect thereto.

(m) All intercompany transactions between the Company and its Subsidiaries have met all material requirements of Section 482 of the Code and the regulations thereunder.

2.28. Customers; Distributors.  Schedule 2.28(a) identifies, and lists the revenues received from, each customer of the Company and the Subsidiaries in each of the fiscal years ended December 31, 2010 and December 31, 2011 and for the six (6) month period ended June 30, 2012.  Schedule 2.28(b) sets forth as of the Agreement Date each Key Customer.  Except as set forth on Schedule 2.28, which may be amended by the Company as of the Closing Date (provided that any such amendment, alone, shall not give an Indemnified Party a right to indemnification pursuant to this Agreement), neither the Company nor any of the Subsidiaries has received written notice from any Key Customer indicating that any such customer intends not to renew its support agreement with the Company and the Subsidiaries.  As of the Agreement Date, neither the Company nor any of the Subsidiaries has received written notice from any current distributor of any of the Company’s products or other channel partner indicating that any such distributor or channel partner intends to cease distributing such products or otherwise dealing with the Company and the Subsidiaries.  As of the Agreement Date, no customer, distributor or channel partner of the Company or any Subsidiary holds any Company Products in inventory or has requested any inventory or has purchased any Company Products with a right of return (other than for breach of warranty) or other form of conditional sale.

2.29. Computer Systems.

(a) The Computer Systems adequately meet the data processing and other computing needs of the operations of the Company as presently conducted. The Computer Systems function, operate, process and compute substantially in accordance with all applicable and material Laws, industry standards and trade practices.

(b) The Company has measures in place, at least consistent with current industry standards and practices, that are intended to ensure that the Computer Systems contain appropriate virus protection and that are measures intended to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data files comprised by the Computer Systems. The Company has and maintains all applicable accounts, passwords, encryption algorithms and programs or other access keys required by the Company and its Employees to access the system programs and data files comprised by the Computer Systems. The data processing and data storage facilities used by the Company in connection with the operation of the business are reasonably protected in respect of known security breaches, at least in a manner consistent with current industry standards and practices.

(c) The Company has and maintains back-up systems and disaster recovery and business continuity plans at least consistent with industry standards and practices, and that are intended to reasonably address the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, or other form of disaster affecting, the Computer Systems.

(d) The Company is, or at the Effective Date will be, (i) in possession of the object code and available user manuals for all third-party in-licensed software (other than off-the-shelf application software) which is used in the business and which is material to the business of the Company and its Subsidiaries as currently conducted (the “Application Software”); and (ii) either in the possession of, or a beneficiary under a source code escrow agreement or has or will have other conditional rights of access to, the source code and all available documentation required for effective use of the Application Software. The Company has made available to Buyer, copies of any source code escrow agreements relating to the Application Software, which copies are accurate and complete in all material respects.

2.30. Company Customer Information.  Neither the Company nor any of the Subsidiaries has sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s or any of the

Subsidiaries’ current and former customers or agreed to do any of the foregoing.  Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company or one of the Subsidiaries possesses or has any claims or rights with respect to use of such customer files and other customer information.  Neither the Company nor any of the Subsidiaries has disclosed, made available to the public, released for distribution or failed to protect or secure any confidential information or any system containing confidential information in violation of any applicable Law, agreement or duty, including without limitation any privacy Law.  The Company’s and the Subsidiaries’ systems, products and services are adequate and sufficient to protect the privacy and confidentiality of all third-party information in compliance with all applicable Laws, agreements and duties, including without limitation any privacy or data protection Laws.

2.31. Governmental Authorization.  Schedule 2.31 lists, as of the Agreement Date, each certification, approval, registration, consent, license, permit, grant, exemption, variance, order or other authorization issued or granted to, or held by the Company, any of the Subsidiaries or any Employee on behalf of the Company or a Subsidiary by a Governmental Entity (a) pursuant to which the Company or any of the Subsidiaries currently operates or holds any material interest in any of its properties or (b) that is required for the operation of its business as currently conducted or as currently contemplated to be conducted or the holding of any such interest (collectively, the “Company Authorizations”).  The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of the Subsidiaries to operate or conduct its business as currently conducted or as currently contemplated to be conducted or to hold any interest in its properties or assets.  None of the Company, any of the Subsidiaries nor any Employee is in violation of any Company Authorization in any material respect.

2.32. Corrupt Practices.

(a) To the Company’s Knowledge, the Company and each of the Subsidiaries and all officers, directors, employees, consultants, or agents of the Company or any of the Subsidiaries has complied with and is in compliance with, and none of them has taken any action that has (i) violated or is in violation of any provision of the US Foreign Corrupt Practices Act of 1977, or the UK Bribery Act 2010, as amended, or of any other anti-corruption law or regulation applicable to it and them

(collectively, “Applicable Anti-Corruption Laws”); (ii) used corporate funds for any unlawful expense relating to political activity or to influence official action; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iv) made a bribe, rebate, payoff, influence payment, kickback or any other unlawful payment to any governmental official, or any commercial counterparty, including but not limited to customers, or suppliers.

(b) The Company has in place policies and procedures designed to prevent those acting on behalf of the Company from violating any Applicable Anti-Corruption Laws.

2.33. Money Laundering.  To the Company’s Knowledge, neither the Company nor any Subsidiary (i) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

2.34. Confidentiality Agreements.  The Company has made available to Buyer true and complete copies, except for information which would identify any counterparty thereto, of any agreement which is still in force and effect pursuant to which it has agreed to provide to any Potential Buyer access to information in respect of the Company and/or any of the Subsidiaries in the context of any direct or indirect acquisition or purchase of the Company (through any form of share or asset purchase) and such Person has agreed to keep the information confidential.

2.35. Indemnity Claims.  There is no claim, action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against or relating to any director or officer of the Company or any Subsidiary in respect of which the director or officer could be entitled to claim an indemnity from the Company, either pursuant to the Organizational Documents of the Company or any such Subsidiary or otherwise, before or by any Governmental Entity or other third party nor to the Company’s Knowledge are there any events or circumstances which would reasonably be expected to give rise to any such claim, action, proceeding or investigation.

2.36. Rights to Acquire.  Other than this Agreement, the Company and its Subsidiaries are not a party to any, and to the Company’s Knowledge there is no, agreement, contract, arrangement or understanding granting any rights of first refusal, option, rights of prior notice, or rights of first negotiations to acquire any material assets of the Company or its Subsidiaries or to effectuate a merger, consolidation, reorganization or other type of business combination with or sale of the equity of the Company or any of its Subsidiaries.

2.37. Representations Complete.  To the Company’s Knowledge, none of the representations or warranties (read in conjunction with the Company Disclosure Schedule) made by the Company in this Agreement or any Related Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement or any Related Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make such representations and warranties contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Subject to such exceptions as are disclosed in the Company Disclosure Schedule corresponding to the applicable section and subsection or clause of this Article III (the “Applicable Article III Provision”) (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule provided that it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the matter being disclosed is responsive to the Applicable Article III Provision), each Seller, severally and not jointly, hereby represents and warrants, as to himself, herself or itself, to Buyer as of the Agreement Date and as of the Closing as follows:

3.1. Authority.  Such Seller has all requisite power and authority to enter into this Agreement and each other agreement or certificate specifically required to be executed by such Seller pursuant to this Agreement to which such Seller is or will be a party (collectively, the “Seller Related Agreements”), to perform all of such Seller’s agreements and obligations hereunder and thereunder in accordance with their terms and to consummate the Transactions.  Such Seller has and will have as of the Closing all requisite power and authority to sell to Buyer all of the Shares he, she or it owns without any restriction.  If such Seller is not an individual, it has properly obtained the approval of its Board of Directors or similar governing authorities, and such approval constitutes all of the necessary action or authorization on the part of such Seller for the authorization, execution, delivery and performance of this Agreement and the Seller Related Agreements by such Seller and the consummation by such Seller of the Transactions.  This Agreement has been, and each of the Seller Related Agreements to which such Seller is a party will be at the Closing, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes, and in the case of the Seller Related Agreements they will at Closing constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

3.2. Title.  Assuming the acceleration of the Restricted Shares in accordance with the Plan, such Seller is the record and beneficial owner of the Shares set forth opposite his, her or its name on Schedule 2.6(a) hereto and he, she or it owns and has good and marketable title to such Shares, free and clear of all Liens as of the Agreement Date and, as of the Closing, will be the record and beneficial owner of such Shares and will have good and marketable title to such Shares, free and clear of all Liens.  Such Seller does not, nor to such Seller’s knowledge, does any other Person other than the other Sellers party hereto, own or have any interest in any Company Securities other than such Seller’s ownership of his, her or its Shares.  Such Seller has, and will have as of the Closing, full right, power and authority to transfer and deliver to Buyer valid title to his, her or its Shares, free and clear of all Liens.  Immediately following the Closing, Buyer will be the legal and beneficial owner of, and have good and marketable title to, such Seller’s Shares, free and clear of all Liens.  Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of his, her or its Shares.  There are no (a) voting trusts, proxies or other agreements or understandings with respect to the Shares, any Company Securities or any Subsidiary Securities to which such Seller is a party, by which such Seller is bound, or of which such Seller has knowledge, or (b) agreements or understandings to which such Seller is a party, by which such Seller is bound, or of which such Seller has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Shares, any Company Securities or any Subsidiary Securities.

3.3. Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity or any other Person is required by, or with respect to, such Seller in connection with the valid and lawful authorization, execution, delivery and performance by such Seller of this Agreement and the Seller Related Agreements to which such Seller is a party or the consummation by such Seller of the Transactions including the sale by such Seller of its Shares, except for the approval by the Company Board of the acceleration of the Restricted Shares in connection with the Transactions and such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under any applicable Antitrust Laws.

3.4. Conflicts.  The execution, delivery and performance by such Seller of this Agreement and the Seller Related Agreements to which such Seller is party and the consummation of the Transactions do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon the Shares under, (a) any agreement to which such Seller is a party or by which it is bound, (b) any provision of the Organizational Documents of such Seller, in the case of an institutional Seller, or (c) any Law applicable to such Seller or any of his, her or its respective properties or assets (whether tangible or intangible).

3.5. Litigation.  No action, suit, proceeding or investigation of any nature is pending or, to such Seller’s knowledge, threatened, against such Seller with respect to such Seller’s execution, delivery and performance of this Agreement or any Seller Related Agreement to which such Seller is to be a party or the consummation of the Transactions.  As of the Agreement Date, no action, suit, proceeding or investigation is pending or, to such Seller’s knowledge, threatened against such Seller before any arbitrator or court or other Governmental Entity which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by the Company or any of the Subsidiaries, or (b) challenges the validity of this Agreement or any Seller Related Agreement or any action taken or to be taken in connection herewith or therewith, including such Seller’s sale and transfer of the Shares hereunder.

3.6. No Brokers.  Such Seller has not incurred, nor will he, she or it incur, directly or indirectly, any liability on its own behalf or on behalf of the Company or any of the Subsidiaries for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions.

3.7. Interested Party Transactions.

(a) Such Seller does not (nor does any ancestor, sibling, descendant or spouse of such Seller, or any trust, partnership or corporation in which such Seller or any of such Persons has or has had an economic interest) have and has not had, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of the Subsidiaries, any goods or services or (ii) a beneficial interest in any agreement to which the Company or any Subsidiary is a party or by which they or their properties or assets are bound; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.7(a).

(b) Such Seller has not agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of the Subsidiaries.

3.8. No Dividends.  Except as set forth on Schedule 2.6(a)(ii), such Seller has never received any dividend or other Distribution from the Company with respect to the Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each of the Sellers as of the Agreement Date and as of the Closing as follows:

4.1. Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Massachusetts.  Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions.

4.2. Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the Transactions by Buyer has been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and each of the Related Agreements to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Buyer), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3. Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Related Agreements by Buyer or the consummation by Buyer of the Transactions except for (a) the filings, permits, authorizations, consents, approvals or other such actions as may be required under, and other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, (b) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (c) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions in a timely manner.

4.4. No Conflict.  The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Buyer, (b) any material agreement to which Buyer is a party or to which it or any of its properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to Buyer or any of its properties (whether tangible or intangible) or assets, except, in the case of clauses (a), (b) or (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of Buyer to consummate the Transactions in a timely manner.

4.5. Sufficiency of Funds.  Buyer will have available, as and when required, sufficient funds to satisfy all payment obligations of Buyer pursuant to Article I hereunder.

ARTICLE V

CERTAIN COVENANTS

5.1. Conduct of Business of the Company and the Subsidiaries.  Except with the prior written consent of Buyer (which consent shall not unreasonably withheld, delayed or conditioned), and except as set forth in Schedule 5.1 or otherwise contemplated herein, during the period from the Agreement Date to the Closing Date or the earlier termination of this Agreement, the Company shall observe the following covenants:

(a) Affirmative Covenants Pending Closing.  The Company will, and will cause each Subsidiary to:

(i) use reasonable efforts to preserve intact its business organization and keep available the services of present Employees, in each case in accordance with past practice, it being understood that termination of Employees with poor performance ratings or for cause shall not constitute a violation of this covenant;

(ii) use commercially reasonable efforts to duly and timely file all Tax Returns or reports required to be filed with Tax Authorities and promptly pay all Taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefor);

(iii) keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts not less than those in effect at the Agreement Date;

(iv) in the ordinary course consistent with past practice, use commercially reasonable efforts to preserve, advertise, promote and market its business, keep its properties intact, maintain good commercial working relationships with its Key Customers, preserve its goodwill, and maintain all physical properties in good operating condition and operate its business in the ordinary course consistent with past practice; and

(v) use commercially reasonable efforts to preserve and protect its Proprietary Rights.

(b) Negative Covenants Pending Closing.  The Company will not, and will cause each Subsidiary not to:

(i) accelerate the collection of any accounts receivable, or otherwise change or deviate from any cash management practices;

(ii) sell, transfer, mortgage, pledge or create or permit to be created any Lien on, any of its assets, other than sales or transfers in the ordinary course of business and Permitted Liens;

(iii) without prior written notice to Buyer (A) incur any obligation or liability other than (1) in the ordinary course of business or (2) for Acquisition Expenses, (B) incur any indebtedness for borrowed money, or (C) enter into any contracts or commitments involving payments by the Company of $100,000 or more, other than purchase orders or commitments for inventory, materials and supplies in the ordinary course of business;

(iv) change the compensation or fringe benefits of any Employee or Independent Contractor (except as required by the Company Employee Plans in effect on the Agreement Date) or enter into or modify any Company Employee Plan (except at will offer letters for non-officer employees with a base salary of $100,000 or less in accordance with past practice);

(v) (A) grant or accelerate the exercisability of any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock (except for the acceleration of the Restricted Shares in accordance with the Plan), (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock, other than dividends or distributions from Subsidiaries to the Company in the ordinary course of business, or (C) issue any shares of its capital stock, restricted stock units, subscription rights, preemptive rights or any other security convertible into or exchangeable for any of the foregoing;

(vi) amend its Organizational Documents;

(vii) make any acquisition of any other business;

(viii) make any acquisition of property other than in the ordinary course of business consistent with past practice;

(ix) enter into or modify any Disclosable Contract other than in the ordinary course of business consistent with past practice;

(x) take any affirmative action or fail to take any reasonable action within its control as a result of which any of the changes or events listed in Section 2.9 (other than any changes or events listed in Sections 2.9(g), (u) or (v)) is likely to occur; or

(xi) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through (x) above, or any other action or omission that would prevent any Seller or the Company from performing or cause any Seller or the Company not to perform his, her or its obligations hereunder or under the Related Agreements, or that would be likely to cause any of his, her or its representations or warranties contained in this Agreement or under the Related Agreements to be untrue or inaccurate in any material respect at or prior to the Closing Date.

(xii) Notwithstanding Section 5.1(a) and Section 5.1(b), nothing in this Agreement  or the Related Agreements, shall prevent the Company or any of the Subsidiaries from pursuing an escrow, indemnification or other similar claim pursuant to any agreement in effect as of the Agreement Date that the Company or any of its Subsidiaries is a party thereto.

(c) Provision of Financial Statements.  The Company shall deliver to Buyer within eighteen (18) Business Days of the last day of each month ending after the Agreement Date, an unaudited consolidated balance sheet of the Company and the Subsidiaries as of such date, and the related unaudited consolidated and consolidating statements of operations, changes in stockholders’ equity (deficit) and cash flows of the Company and the Subsidiaries for such monthly period, prepared, in each case, in accordance with GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Financial Statements, to the extent consistent with GAAP (except for the absence of footnotes) (each, a “Monthly Report”).  Each Monthly Report shall be certified by the Chief Financial Officer of the Company.

5.2. Access to Facilities, Customers, Employees and Information.  Except as determined in good faith and upon advice of counsel to be reasonably necessary to ensure compliance with any applicable Laws or to maintain attorney-client privilege, the Company shall provide Buyer and its accountants, legal counsel, and other representatives reasonable and prompt access during normal business hours during the period prior to the earlier of the Closing Date and the termination of this Agreement in accordance herewith to (a) all of the properties, facilities, books (except records of relevant portions of meetings and actions relating to the transactions contemplated hereby or other similar transactions relating to the sale of the Company), agreements, and records of the Company and the Subsidiaries, (b) its customers, to the extent practicable, (c) its Employees and Independent Contractors, including without limitation in connection with preparing, making or determining whether to make offers of new employment with the Buyer and (d) all other information concerning the business, finances, customers, properties, products, services, ongoing disputes, litigation, technology and personnel of the Company and the Subsidiaries as Buyer may reasonably request.  The Company will deliver to Buyer copies of all employment agreements with all current non-U.S. Employees promptly after the Agreement Date.  The Company will provide Buyer and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of any Seller or the Company or the conditions to the obligations of the parties to consummate the Transactions.  Notwithstanding the foregoing, any access to any Company Real Property shall be subject to the Company’s reasonable security measures and insurance requirements and the requirements of the applicable Lease and shall not include the right to perform any “invasive” testing, including, without limitation, any Phase II environmental assessment.

5.3. Confidentiality; Potential Buyers.

(a) The parties acknowledge that the Company and Buyer have previously executed a Confidentiality Agreement, dated as of June 7, 2012, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.  In addition, each Seller acknowledges and agrees that all confidential information that it possesses regarding the Company and the Subsidiaries shall, from and after the Closing, be deemed “Confidential Information” within the meaning of, and subject to, the Confidentiality Agreement and that such Seller from and after the Closing shall be bound by the confidentiality and general provisions of the Confidentiality Agreement as if a signatory thereto.

(b) The Company shall prepare a written notice to each Potential Buyer in form and substance reasonably acceptable to Buyer, which shall include a request for such Potential Buyer to immediately destroy or return to the Company any confidential information of the Company and the Subsidiaries, for distribution immediately following the Closing.

5.4. Public Disclosure.  Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to Buyer or any of its Affiliates, by regulatory authority, listing agreement or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto (including any third-party representatives of Buyer, any Seller or the Company or any of their respective Affiliates) (other than any filing by Buyer or any of its Affiliates with the Securities and Exchange Commission or other Governmental Entity as required by applicable Law or any communications with any holder of a Company Security and third parties to obtain the consents and approvals required under this Agreement and applicable Law), whether before or after the Closing, unless approved by Buyer and the Company prior to release; provided that such approval shall not be unreasonably withheld, conditioned or delayed; provided further that in no event shall any party or Representative make any such disclosure prior to Buyer issuing a press release publicly announcing this Agreement.  Notwithstanding the immediately preceding sentence, in the event that either Buyer (or any Affiliate thereof) or the Company (or any Affiliate thereof) is required by Law or any listing or trading agreement to make any such disclosure, such party shall notify the other prior to making such disclosure and shall use its commercially reasonable efforts to give the other an opportunity (as is reasonable under the circumstances) to comment on such disclosure.

5.5. Consents.

(a) The Company and the Sellers, at their own expense, shall promptly apply for or otherwise seek and use their reasonable efforts to promptly obtain the consents listed in Schedule 5.5(a), and their commercially reasonable efforts to promptly obtain all other consents, waivers, and approvals required to be obtained by them in connection with the Transactions, including all consents, waivers, and approvals under any of the agreements to which any Seller, the Company or any of the Subsidiaries is a party or by which they or their properties or assets are bound in order to preserve the benefits thereunder for the Company and the Subsidiaries in connection with the Transactions.

(b) Notwithstanding anything to the contrary in this Agreement, if the lessor or licensor under any Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request made in connection with this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Buyer shall be solely responsible for making all such payments or providing all such additional security, and the amount of such payments or additional security shall be treated as an

Acquisition Expense.  None of the Company, the Subsidiaries or the Sellers shall agree to the provision of any of the foregoing, whether by amendment to any such Lease or otherwise, without the prior written consent of Buyer.

5.6. Antitrust Filings.

(a) After the Agreement Date, Buyer, each Seller and the Company, as applicable, will each make in timely fashion all filings and notifications required under the HSR Act and all other filings and notifications that Buyer deems necessary or desirable in connection with the Transactions under other applicable Antitrust Laws (collectively, the “Antitrust Filings”) with the appropriate Governmental Entity designated by Law to receive such filings.  Each party shall pay any filing fees for which it is responsible in connection with the Antitrust Filings, except that, Buyer shall be solely responsible for the payment of any filing fees in connection with the filing of any Notification and Report Forms under the HSR Act.

(b) As promptly as is practicable after receiving any request from any appropriate Governmental Entity for information, documents, or other materials in connection with the review of the Antitrust Filings, Buyer, the Company and each Seller, as the case may be, shall use his, her or its commercially reasonable efforts to comply with such request and, to the extent practicable and permitted by applicable Law, permit the other parties’ legal counsel (in the case of the Sellers, the Seller Representative’s counsel) to review in advance any proposed written communication to any Governmental Entity to the extent that such review will not result in the waiver of any applicable privilege and subject to appropriate confidentiality agreements.  Buyer, the Company and each Seller shall each cooperate reasonably with the others in connection with resolving any inquiry or investigation by any Governmental Entity relating to the Antitrust Filings.  Buyer, the Company and each Seller shall each promptly inform the others (in the case of informing the Sellers, by informing the Seller Representative) of any communication with, and any proposed understanding, agreement, or undertaking with any Governmental Entity relating to its Antitrust Filing.  Buyer, the Company and each Seller shall each give the other reasonable advance notice of, and the opportunity to participate in (directly or through its representatives, and in the case of the Sellers only by or through the Seller Representative) any inquiry or investigation by, or any material meeting or conference (whether by telecommunications or in person) with, any Governmental Entity relating to the Antitrust Filings if, in the reasonable judgment of the party that is subject to the inquiry, investigation, meeting or conference, such participation by the other party is prudent and (based upon the advice of legal counsel) legally permissible.  Each of Buyer, the Company and each Seller agrees to use his, her or its commercially reasonable efforts to secure termination or expiration of any waiting periods under any applicable Antitrust Laws and/or to obtain the approval of any antitrust Governmental Entity, as applicable, for the Transactions.  Notwithstanding the foregoing, for purposes of this Section 5.6(b) the Seller Representative shall take all actions on behalf of each Seller, and shall give and receive all notices on behalf of each Seller, except to the extent not permissible under applicable Law.

(c) Notwithstanding anything to the contrary in this Agreement, nothing shall require or be construed to require Buyer or any of its Affiliates, in order to obtain the consent or successful termination or expiration of any review of any Governmental Entity regarding the Transactions, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Closing Date, any assets, businesses or any interests in any assets or businesses, of Buyer or any of its Affiliates or of the Company or any of the Subsidiaries (or to consent to any sale, or agreement to sell, by Buyer, the Company or any Subsidiary or by any of their respective Affiliates of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Buyer or any of its Affiliates of any assets or businesses (including any assets or businesses of the Company or any of the Subsidiaries), (ii) enter into any agreement or be bound by any obligation that Buyer may deem in its sole discretion to have an adverse effect on the benefits to Buyer of the Transactions, (iii) modify any of the terms of this Agreement, or the Transactions, or (iv) initiate or participate in any legal proceeding with respect to any such matters.

(d) In the event that Buyer is requested, in order to obtain the consent or successful termination or expiration of any review under any Law regarding the Transactions, to take any of the actions set forth in Section 5.6(c) or if such consent, successful termination or expiration has not been obtained within ninety (90) days following the date of Buyer filing its Antitrust Filing under any applicable Antitrust Law, Buyer shall have the right to abandon its efforts to obtain approval under such Antitrust Law of the Transactions, notwithstanding this Section 5.6.  If Buyer so elects to abandon its efforts to seek such approval, it shall promptly give notice of such abandonment to the Company.

5.7. Conditions to the Transactions; Further Assurances.  Subject to Sections 5.6(c) and (d), each of the parties to this Agreement shall use its commercially reasonable efforts to:  (a) fulfill and cause to be fulfilled the conditions to Closing to be satisfied by it under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the Transactions and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Transactions; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Affiliates in connection with the Transactions or the taking of any action contemplated by the Related Agreements or by this Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Transactions.

5.8. Notification of Certain Matters.

(a) The Company and each of the Sellers shall give prompt written notice to Buyer of:  (i) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder; and (ii) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Section 6.2 required to be satisfied by it incapable of being satisfied in a timely manner; and

(b) Buyer shall give prompt written notice to the Company of any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Section 6.1 required to be satisfied by it incapable of being satisfied in a timely manner;

provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice or constitute an acknowledgement or admission of a breach of this Agreement.

5.9. Termination of Certain Agreements; Notifications.  The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, all investor rights granted by the Company to its stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, (ii) the Company Board shall take such actions as are necessary and reasonably acceptable to Buyer to terminate, as of the Closing and contingent upon the satisfaction of any obligations thereunder arising in connection with the Transactions, each of the Change in Control Agreements, (iii) terminate, as of the Closing, each of the Marlin Agreements, and (iv) deliver all required notifications of the Transactions to the holders of Company Securities, Subsidiary Securities and Security Rights with respect thereto.  Each of the Sellers hereby irrevocably waives any rights or claims it may have against the Company or any Person with respect to any investor rights in or related to the Company, in each case effective immediately prior to, but conditioned upon, the Closing.

5.10. No Solicitation.

(a) Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 8.1, none of the Sellers, the Company or any of the Subsidiaries nor any of their respective managers, members, Employees, stockholders, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than Buyer and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of the Subsidiaries, (B) the acquisition of beneficial ownership of any equity or ownership interest in the Company or any of the Subsidiaries, whether by issuance by the Company or any of the Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from any Seller or otherwise, (C) the license or transfer of all or a material portion of the assets of the Company or any of the Subsidiaries or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the Transactions (any of the transactions described in clauses (A) through (D), a “Third-Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition; provided, however, that nothing in Section 5.1 or this Section 5.10 shall limit the ability of the Company or any of its Subsidiaries to sell any equity or ownership interest in the Company or any of its Subsidiaries to Servigistics, LLC or its Affiliates so long as the principal purpose of such sale is to raise capital to fund the ongoing business operations of the Company or any of its Subsidiaries.

(b) Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 8.1, no Seller shall sell, pledge, hedge against or otherwise encumber any of his, her or its Shares or permit any Lien on his, her or its Shares to exist other than such Liens existing on the date hereof on the shares of Series A Preferred Stock pursuant to the Loan Agreement.

(c) Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 8.1, except as otherwise prohibited by applicable Law, if any Seller, the Company, any Subsidiary or any Representative receives an unsolicited inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, such party shall (i) promptly notify Buyer of the same and the material details thereof (including the identity of the Person making same) and such party shall be permitted to provide a response without breaching this Section 5.10; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that such party is unable to respond further at this time, (ii) provide to Buyer a copy of any written inquiry, proposal or offer and all correspondence related thereto, and (iii) keep Buyer informed of the status thereof.

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.10 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.10 and to enforce specifically the terms and provisions hereof in any court of the United States or any state or any other jurisdiction having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Seller, by the Company, by any of the Subsidiaries

or by any of their respective Representatives shall be deemed to be a breach of this Agreement by the Company and such Seller.

5.11. No Post-Closing Solicitation.

(a) During the period beginning on the Closing Date and ending on the two (2) year anniversary of the later of the Closing Date or the termination of such Seller’s employment (if any) with Buyer, the Company or their respective Affiliates, each Seller agrees to not, directly or indirectly, solicit for employment any employee or Independent Contractor who as of immediately prior to the Closing is employed by or provides services to Buyer, the Company or any of its Subsidiaries, provided, that (i) general advertisements (and any discussions based upon responses thereto) including, without limitation, any recruitment efforts conducted by any recruitment agency so long as such Seller has not directed such recruitment efforts at any such employee or Independent Contractor or (ii) soliciting any employee or Independent Contractor after such employee or Independent Contractor has been terminated by the Buyer, the Company or any of its Subsidiaries, as applicable, shall not be deemed to be a breach of the non-solicitation restriction in this provision.  The Seller Representative (either directly or indirectly) shall not be deemed to have violated this Section 5.11(a) solely by reason of the Seller Representative’s (including any of its investment professionals’) or any of its Affiliates’ (including any of their investment professionals) (A) directorship or service as a board observer on a board of directors of a portfolio company of the Seller Representative or its Affiliates or (B) vote in approval of the employment or compensation arrangements of such employee or Independent Contractor in such person’s capacity as a director on a board of directors of any such portfolio Company, so long as, in the case of both clauses (A) and (B), the Seller Representative or any of its investment professionals shall not have, directly or indirectly, proposed or otherwise identified as a candidate for employment any such employee or Independent Contractor.

(b) During the period beginning on the Closing Date and ending on the two (2) year anniversary of the later of the Closing Date or the termination of such Seller’s employment (if any) with Buyer, the Company or their respective Affiliates, each Seller agrees to not, directly or indirectly, on such Seller's own behalf or on behalf of anyone else, (i) induce, encourage or solicit any present customer, supplier, licensee, licensor, or other business relation of Buyer, the Company and its Subsidiaries to cease doing or reduce its business therewith or (ii) in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation of Buyer, the Company and its Subsidiaries (including, but not limited to, making any negative or disparaging statements or communications about Buyer, the Company or their respective Affiliates).  The Seller Representative (either directly or indirectly) shall not be deemed to have violated this Section 5.11(b) solely by reason of the Seller Representative’s (including any of its investment professionals’) or any of its Affiliates’ (including any of their investment professionals’) (A) directorship or service as a board observer on a board of a portfolio company of the Seller Representative or its Affiliates or (B) vote in approval of the business or other operating plan of such portfolio company in such person’s capacity as a director on a board of a portfolio company, or (C) any action taken with a customer, supplier, licensee, licensor or other business relation of Buyer not known to the Seller Representative or its Affiliates to be a customer, supplier, licensee, licensor or other business relation of Buyer, so long as, in the case of both clauses (A) and (B), the Seller Representative or any of its investment professionals shall not have, directly or indirectly, proposed any such inducement, encouragement and solicitation of, or interference with, such customer, supplier, licensee, licensor, or other business relation.  For the avoidance of doubt, the Seller Representative’s (including any of its investment professionals’) or any of its Affiliates’ (including any of their investment professionals’), directly or indirectly, engaging in a business competitive with the Company or Buyer shall not violate the provisions of this Section 5.11(b).

(c) If any provision of this Section 5.11 shall for any reason be held invalid in part, it shall be curtailed, as to time or location or both, only to the minimum extent required for its validity and enforceability under the governing law of this Agreement and shall be binding and enforceable with respect to the Sellers, as so curtailed.

(d) In the event that any part of this Section 5.11 or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Section 5.11 will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

(e) Each Seller acknowledges and agrees that the provisions of this Section 5.11 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the goodwill of and in the Company and the Subsidiaries.  The restrictive covenants contained in this Section 5.11 are covenants independent of any other provision of this Agreement or any Related Agreement between the parties hereunder and the existence of any claim that any Seller may allege against Buyer under any other provision of this Agreement or any Related Agreement will not prevent enforcement of these covenants.  Without intending to limit the remedies available to Buyer, each Seller acknowledges that a breach of any of the covenants contained in this Section 5.11 will result in material irreparable injury to Buyer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Buyer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 5.11, restraining any Seller from engaging in activities prohibited by this Section 5.11 or such other relief as may be required specifically to enforce any of the covenants in this Section 5.11.

5.12. Section 280G Approval.  If the Company or any Subsidiary is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code (“Section 280G Payments”) if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to obtain such stockholder approval as promptly as is practicable after the Agreement Date and in any event prior to the Closing Date.

5.13. Tax Matters.

(a) Conduct of Business.  From the Agreement Date until the Closing Date, neither the Company nor any of the Subsidiaries shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, file any amended Tax Return, surrender any refund claim, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Buyer, which consent shall not unreasonably withheld, delayed or conditioned.

(b) Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions shall be borne 50% by the Sellers and 50% by Buyer (or 50% by the  affected Sellers where not all Sellers are liable for such transfer Tax and 50% by Buyer), and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation if necessary.

(c) Tax Returns.  The Company shall (i) prepare and file or cause to be prepared and filed when due (taking into account valid extensions) all Tax Returns of the Company and the Subsidiaries that are required to be filed on or after the Agreement Date and on or before the Closing Date and shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns and (ii) provide or make available to Buyer copies of all Tax Returns that are to be filed by the Company or any of the Subsidiaries after the Agreement Date and prior to the Closing Date no later than ten (10) Business Days prior to being due (taking into account valid extensions).  The Company shall permit Buyer to review and comment on each such Tax Return prior to filing it, and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Buyer.  Except as otherwise provided in this Section 5.13, Buyer shall file or cause to be filed when due (taking into account valid extensions) all Tax Returns of the Company and the Subsidiaries for any Tax period ending after the Closing Date, and Buyer shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.  In the case of any Tax Return of the Company or the Subsidiaries with respect to any Pre-Closing Tax Period that is filed after the Closing Date, Buyer shall (i) prepare and file or cause to be prepared and filed when due such Tax Returns, and (ii) submit such Tax Returns to the Sellers for their review and comment on each such Tax Return prior to filing it no later than ten (10) Business Days prior to filing it.  Buyer shall provide the Sellers with a reasonable time for such review and comment, and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Sellers.  Any Tax Return of the Company or the Subsidiaries with respect to any Pre-Closing Tax Period shall be prepared in all material respects in accordance with applicable Law and the past practices of the Company or relevant Subsidiary.  Other than with respect to Tax Returns for Straddle Periods, three (3) days prior to Buyer filing such Tax Returns, the Sellers shall pay to Buyer any Tax liabilities which are shown as due and  owing on such Tax Returns.

(d) Tax Return Amendment.  Buyer shall not, and shall not permit any of its Affiliates (including the Subsidiaries) to, amend any previously filed Tax Return of the Company or any Subsidiary for any Pre-Closing Tax Period or Straddle Period or take any other action that would be reasonably expected to increase the liability of the Sellers for Taxes (including any liability to indemnify any Indemnified Party for Taxes pursuant to this Agreement) without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(e) Tax Overpayments.                                If the Company or any Subsidiary is allowed a refund or credit of Taxes for a Pre-Closing Tax Period actually paid by the Company or any Subsidiary (or the Sellers, pursuant to this Agreement) as a result of an overpayment of Taxes by the Company or any Subsidiary for such Pre-Closing Tax Period,  (i) the Company or any Subsidiary shall claim such overpayment as a refund (rather than as a credit) to the extent permitted under applicable laws and (ii) such refund shall be for the account of the Sellers and shall be paid over to the Sellers, based on their Pro Rata Share, within thirty (30) days of receipt of such amount; provided, however, any overpayment of Taxes shall be for the account of Buyer to the extent such overpayment results from a carryback of losses generated in a taxable period, or portion thereof, beginning after the Closing Date.

(f) Cooperation on Tax Matters.  The parties to this Agreement  shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the preparation and filing of any Tax Return or computation of Pre-Closing Taxes or, any inquiry, investigation, claim assessment, audit, litigation or other proceeding with respect to Taxes of the Company or any Subsidiary (a “Tax Proceeding”).  Such cooperation shall include the retention and, upon Buyer’s request, the provision of records and information that are reasonably relevant to any such enquiry, investigation, claim assessment, audit, litigation or other proceeding and access to Employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and the Seller Representative (to the extent applicable) agree to (i) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Entity and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Buyer and the Seller Representative, as the case may be, shall allow the other party to take possession of such books and records.

(g) Tax Certificates.  Buyer and the Seller Representative agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or customer of the Company or any of the Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the Transactions).

(h) Tax Contests.  Following the Closing, Buyer will have the sole right to control the conduct of any Tax Proceeding; provided, however, that Buyer shall (i) promptly provide the Seller Representative with all written communications with a Tax Authority (including drafts of communications to a Tax Authority) with respect to any Tax Proceeding, (ii) consider in good faith the Seller Representative’s comments to any such written communications (including drafts) and (iii) not resolve any Tax Proceeding that would result in a claim for indemnification under Article VII against the Sellers without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.    In the event of any conflict between this Section 5.13 and any provision of Article VII, this Section 5.13 shall control.

(i) Tax Carryforwards.  The Company agrees to, and to cause the Subsidiaries to, cooperate with Buyer and provide any available factual information reasonably requested by Buyer that is reasonably necessary for Buyer to determine the limitations, if any, on the Company’s or any Subsidiary’s tax loss or credit carryforwards under Sections 382 or 383 or limitations under Section 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company or any of the Subsidiaries.

(j) Tax Sharing Agreements.  Seller shall cause all Tax Sharing Agreements with respect to each of the Company and its Subsidiaries to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any of the Company and its Subsidiaries on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Company and its Subsidiaries under any such agreements.

5.14. Security Rights.

(a) Restricted Shares.  Prior to the Closing, the Company shall take all action necessary to (i) terminate the Plan and (ii) accelerate the vesting of the Restricted Shares, effective as of immediately prior to the Closing.

(b) Security Rights.  The Company shall take all action necessary to ensure that all Security Rights are terminated as of immediately prior to the Closing.

5.15. Indemnification of Company Board and Officers; Insurance.

(a) Indemnification Obligations.  For not less than six (6) years after the Closing Date, the certificate of incorporation and bylaws of the Company shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of present and former members of the Company Board and present and former officers of the Company (the “Indemnified D&Os”) than are currently set forth in the Company’s Organizational Documents or in indemnification agreements entered into by Indemnified D&Os prior to the Closing Date in form and substance reasonably acceptable to Buyer in compliance with Section 5.1 unless Buyer agrees to directly assume such indemnification obligations which obligations Buyer shall thereafter fulfill and honor in all respects; provided, however, that if the Company consummates any transaction pursuant to which the Company is merged with, or all or substantially all of the assets of the Company are transferred to, another Person, Buyer shall directly assume all such indemnification obligations for the remainder of the six-year period.

(b) After the Closing Date, Buyer and the Company, shall, and shall cause the Company as the Surviving Corporation to, until the sixth anniversary of the Closing Date, retain all books, records and other documents relating to the conduct  of the Company Board that are made available by the Company to Buyer hereunder on or prior to the Closing Date, and make the same reasonably available for inspection and copying by the Seller Representative (at the Seller Representative’s expense) during normal business hours of the Company upon reasonable request and upon reasonable notice.

(c) Insurance.  Prior to the Closing Date, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form acceptable to Buyer that shall provide the members of the Company Board and the Company’s officers with coverage for six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “Extended D&Os Coverage”).

(d) Pursuant to Section 10.6(c), the provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified D&Os and their heirs and estates.

5.16. Resignation of Officers and Directors.  The Company shall obtain the resignations of (a) all members of the Company Board and all officers of the Company effective as of the Closing and (b) such officers and directors of each of the Subsidiaries as Buyer designates in writing effective as of the date such resignation is accepted by the Company.

5.17. RELEASE AND WAIVER.  EFFECTIVE AS OF THE CLOSING, EACH SELLER HEREBY RELEASES AND FOREVER DISCHARGES THE COMPANY, THE SUBSIDIARIES, BUYER AND THEIR RESPECTIVE AFFILIATES, STOCKHOLDERS, AGENTS, DIRECTORS, OFFICERS, ASSIGNS, PREDECESSORS AND SUCCESSORS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL LEGAL, EQUITABLE OR OTHER CLAIMS, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WITH RESPECT TO ITS OWNERSHIP OF ANY EQUITY INTEREST IN THE COMPANY (INCLUDING ANY COMPANY CAPITAL STOCK OR ANY COMPANY STOCK RIGHTS) OR ANY MATTER RELATED THERETO EXCEPT FOR ANY CLAIMS IT HAS OR MAY HAVE AFTER THE CLOSING IN ITS CAPACITY AS A “SELLER” AGAINST BUYER PURSUANT TO THIS AGREEMENT.

5.18. Notice to Lender’s Agent.  At least two (2) Business Days prior to the Closing Date, the Company shall deliver a proper notice, in accordance with the provisions of Section 3.5 of the Loan Agreement, as amended, to Wells Fargo Capital Finance, LLC (“Lender’s Agent”) informing the Lender’s Agent that the Indebtedness under the Loan Agreement shall be prepaid in full in connection with the Transactions on the Closing Date.

ARTICLE VI

CONDITIONS TO CLOSING

6.1. Conditions to the Obligations of the Sellers.  The obligation of each Seller to sell its Shares and to consummate the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller Representative:

(a) Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those failures to be so true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions.

(b) Agreements and Covenants.  Buyer shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date (other than the payment obligations of Buyer under Section 1.3 which shall have been performed in all respects).

(c) Escrow Agreement.  Each of Buyer and the Escrow Agent shall have executed and delivered to the Seller Representative the Escrow Agreement.

(d) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

(e) Buyer shall have paid the Estimated Purchase Price in accordance with Section 1.3(b)(i) and Section 1.3(c).

6.2. Conditions to the Obligations of Buyer.  The obligations of Buyer to purchase the Shares and to consummate the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties.

(i) (A) The Fundamental Representations and the representations and warranties set forth in the first sentence of Section 2.14(e) and the last sentence of Section 2.7(b) (collectively, the “Bring-down Representations”) of the Company contained in this Agreement shall have been true and correct (in the case of Bring-down Representations qualified as to materiality) or true and correct in all material respects (in the case of other Bring-down Representations) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date; and (B) the representations and warranties of the Company contained in this Agreement other than the Bring-down Representations shall have been true and correct (in the case of such representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other such representations and warranties) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except, with respect to (B), for any failure to be so true and correct on and as of the Closing Date which does not result and could not be reasonably likely to result in a Company Material Adverse Effect.

(ii) The representations and warranties of each Seller contained in Article III of this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) Agreements and Covenants.  The Company and each Seller shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it, him or her on or prior to the Closing Date.

(c) No Material Adverse Effect.  No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Closing Certificates.  (i) The Company shall have delivered to Buyer a certificate of the Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that each of the conditions set forth in Sections 6.2(a)-(c), (l), (m), (n) and (p) has been satisfied in all respects.

(ii) The Seller Representative shall have delivered to Buyer a certificate of the Sellers, executed by the Seller Representative on behalf of each Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Sections 6.2(a)-(c) has been satisfied in all respects.

(iii) The Company shall have delivered to Buyer a certificate of the Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company: (A) the date each Roll-Up Agreement was entered into and the applicable date of closing thereunder, (B) the date or dates on which any indemnification obligations running for the benefit of the Company or any of its Subsidiaries expire, (C) the amount of all resolved Roll-Up Target Claims made by the Company, and (D) and the estimated amount of any pending or otherwise unresolved Roll-Up Target Claim, and attaching thereto (A) each Roll-Up Agreement and (B) each claim certificate and any other correspondence or documents related to each Roll-Up Target Claim made or, to the Company’s Knowledge, to be made, by the Company.

(e) Secretary’s Certificate.  The Company shall have delivered to Buyer a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying:  (i) the Company Board Approval, (ii) the Organizational Documents of the Company and each of the Subsidiaries, (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party, and (iv) any and all Company Board, committee and stockholder resolutions, consents or other actions taken by the Company Board, any committee of the Board or the stockholders between the Agreement Date and the Closing Date.

(f) Opinion of Counsel.  Buyer shall have received an opinion letter of (i) Wilson Sonsini Goodrich & Rosati Professional Corporation, counsel to the Company, dated the Closing Date, substantially in the form of Exhibit B-1 and (ii) Pepper Hamilton, LLP, counsel to the Seller Representative, dated the Closing Date substantially in the form of Exhibit B-2.

(g) Escrow Agreement.  The Escrow Agent and the Seller Representative shall have executed and delivered to Buyer the Escrow Agreement.

(h) Third-Party Consents.  Buyer shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals, waivers, amendments and terminations set forth on Schedule 6.2(h), in each case in form and substance reasonably satisfactory to Buyer.

(i) Terminations; Notices.  Buyer shall have been furnished with evidence reasonably satisfactory to it that (i) all investor rights granted by the Company to its stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Closing, (ii) the Company Board shall have taken such actions as are necessary and reasonably acceptable to Buyer to terminate each Change in Control Agreement as of or prior to the Closing contingent upon the satisfaction of any obligations thereunder arising in connection with the Transactions, (iii) that there are no Company Stock Rights outstanding as of the Closing, (iv) all required notifications of the Transactions to the holders of Company Securities, Subsidiary Securities and any Security Rights with respect thereto have been properly and timely delivered, (v) each of the Marlin Agreements has been terminated as of or prior to the Closing, together with an acknowledgement that no amounts remain unpaid thereunder or are payable in the future thereunder, and (vi) each Engagement Letter has been terminated (other than any indemnification and contribution provisions set forth therein) together with an acknowledgment that no amounts remain unpaid thereunder or are payable in the future thereunder.

(j) Tax Certificate.  Buyer shall have received from the Company a certificate in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that interests in the Company are not U.S. real property interests within the meaning of Section 897(c) of the Code.

(k) Resignations.  The Company shall have received, at least two (2) Business Days prior to the Closing Date, (and provided Buyer with copies of) resignation letters executed and delivered by the members of the Company Board, the officers of the Company, the officers and directors of the Subsidiaries, and such other Persons as have been identified by Buyer prior to the Closing Date, in form reasonably satisfactory to Buyer.

(l) Legal Action.  There shall not be any pending or, to the Company’s Knowledge, threatened in writing any action, proceeding or other application, or any written threat or written claim that would reasonably be expected to result in any such threatened or pending action, proceeding or other application, before any court or Governmental Entity brought by any Person or Governmental Entity of competent jurisdiction: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions, or (ii) seeking to prohibit or impose any limitations on Buyer’s or any of its Affiliates’ ownership or operation of all or any portion of the Company’s or any of the Subsidiaries’ business or assets, or to compel Buyer or any of its Affiliates to dispose of or hold separate all or any portion of its or the Company’s or any of the Subsidiaries’ business or assets as a result of the Transactions that if successful would have a material and adverse effect on Buyer’s ability to receive the anticipated benefits of the Transactions.

(m) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.

(n) Antitrust Approvals.  The waiting period required by the HSR Act and the regulations promulgated thereunder shall have expired or been terminated.  All approvals, authorizations or clearances required under any applicable Antitrust Laws with respect to the Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.

(o) Delivery of Shares.  Each Seller shall have delivered to counsel to Buyer for their review copies of the certificate(s) representing such Seller’s Shares as set forth on Schedule 2.6(a) hereto, duly and properly endorsed for transfer and otherwise in form reasonably acceptable to Buyer, at least four (4) Business Days prior to the Closing Date with the originals delivered to Buyer on or prior to the Closing Date.

(p) No Indebtedness; Release of Liens.  The Company shall not be party to any loan, line of credit, or other Indebtedness to any financial institution and all Liens (excluding Permitted Liens) on the Company’s or any of the Subsidiaries’ assets or properties shall have been released in form and substance reasonably satisfactory to Buyer, other than in connection with such Liens and Indebtedness, excluding any Permitted Indebtedness, for which the Company has provided payoff letters in accordance with Section 1.4.

(q) Receipt of Section 280G Approval.  The Company shall have provided Buyer with evidence reasonably satisfactory to it that either (i) requisite stockholder approval with respect to the Section 280G Payments was obtained pursuant to the stockholder approval requirements of Section 280G(b)(5)(B) of the Code; or (ii) such stockholder approval was not obtained and as a consequence, such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to waivers of those payments and/or benefits, which were executed by the affected individuals prior to the vote.

(r) Certificates of Good Standing.  The Company shall have provided Buyer with certificates of appropriate governmental officials in each U.S. jurisdiction in which the Company is required to qualify to do business as to the due qualification and good standing (including tax) of the Company in each such jurisdiction.

(s) Release and Waiver.  Buyer shall have received from the Person set forth in Schedule 6.2(s) a duly executed and acknowledged release and waiver agreement in form and substance reasonably satisfactory to Buyer.

Notwithstanding anything in this Section 6.2 to the contrary, if the Closing is a Blackout Closing, then references in this Section 6.2 (excluding Sections 6.2(b)(Agreements and Covenants), 6.2(d) (Closing Certificates), 6.2(e)(Secretary’s Certificate), 6.2(f)(Opinion of Counsel), 6.2(i)(Terminations), 6.2(k)(Resignations), 6.2(o)(Delivery of Shares) and 6.2(p)(No Indebtedness; Release of Liens) to the “Closing Date” and the “Closing” shall instead be deemed to be references to the “Satisfaction Date” and the “Satisfaction”, respectively.

ARTICLE VII

INDEMNIFICATION

7.1. Survival of Representations, Warranties and Covenants; Limitations.

(a) Company and each Seller’s Representations.  The representations and warranties of the Company set forth in this Agreement or in any Related Agreement delivered by or on behalf of the Company and of each Seller set forth in any Seller Related Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Buyer and the Closing and shall terminate at 11:59 P.M. Eastern time on the date that is eighteen (18) months after the Closing Date, except that the representations and warranties of the Company and each Seller set forth in (i) Sections 2.2, 2.6, 3.1 and 3.2 and in any Related Agreements delivered by or on behalf of the Company or any Seller Related Agreements delivered by or on behalf of any Seller with respect to such representations and warranties (collectively, the “Fundamental Representations”) shall so survive but shall terminate at 11:59 P.M. Eastern time on the date on which all applicable statutes of limitation (as the same may be extended or waived) shall have expired, (ii) Section 2.27 and in any Related Agreements delivered by or on behalf of the Company or any Seller Related Agreements delivered by or on behalf of any Seller with respect to such representations and warranties (the “Fundamental Tax Representations”) shall so survive but shall terminate at 11:59 P.M. Eastern time on the date (the “Expiration Date”) that is the later of thirty-six (36) months after the Closing Date and the date of completion of any tax audit by any Tax Authority which either is in progress on such date or with respect to which written notice has been received by the Company or any Subsidiary on or before such date, and (iii) except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided a Claim Certificate to the Seller Representative in accordance with Section 7.4(a) prior to such termination.

(b) Buyer Representations.  The representations and warranties of Buyer set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Buyer pursuant to this Agreement shall terminate at the Closing.

(c) Covenants.  The respective covenants, agreements and obligations of the Company, the Sellers, the Seller Representative and Buyer set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing without limitation, and shall terminate on the expiration of all applicable statutes of limitation (as the same maybe be extended or waived) except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant to this Agreement.

(d) Effect of Survival Periods.  The survival periods set forth in this Section 7.1 are intended to operate only as the time periods within which a party must deliver a Claim Certificate, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect to the claim and such Claim Certificate pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this Section 7.1.  If a Claim Certificate is not delivered during the relevant survival period, the Indemnified Party shall not be entitled to indemnification with respect to such matters covered therein.

7.2. Indemnification.

(a) Each Seller, severally and not jointly in accordance with his, her or its Pro Rata Share, shall indemnify and hold harmless Buyer, the Company and the Subsidiaries and each of their respective Employees, partners, members, agents and Affiliates (the “Indemnified Parties”) against any and all claims, losses, royalties, liabilities, damages ( including solely with respect to Third-Party Claims and not with respect to any other claims, punitive, special, exemplary or similar damages actually paid or awarded to such third-party but otherwise excluding consequential damages and indirect damages), deficiencies, Taxes, diminution in value, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(i) the failure of any representation or warranty of the Company or any Seller set forth herein (including the Company Disclosure Schedules) or in any Related Agreements delivered pursuant to this Agreement or the Related Agreements to be true and correct in all respects as of the Agreement Date and as of the Closing (disregarding for purposes of this Section 7.2(a)(i) any “material”, “in all material respects”, “Company Material Adverse Effect” or similar qualification contained therein for purposes of calculating Losses and any “Company’s Knowledge”, “knowledge” or similar qualification contained in Sections 2.14(c), 2.14(e), 2.14(g) or 2.14(i) for the purposes of calculating Losses);

(ii) any failure by the Company, the Sellers or the Seller Representative to fully perform, fulfill or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement;

(iii) the failure of any item set forth in the Allocation Certificate, in each case to be accurate, true and correct in all respects as of the Closing (regardless of any review of the Allocation Certificate by Buyer pursuant to Section 1.3);

(iv) any claims by (A) any current or former holder or alleged current or former holder of any equity or ownership interest or equity security of the Company or any of the Subsidiaries (including any predecessors), including Company Securities, Subsidiary Securities or Security Rights with respect thereto, relating to or arising out of (1) the Transactions, this Agreement, the Related Agreements or the allocation of the Purchase Price or (2) such Person’s status or alleged status as an equity holder or owner of equity or ownership interests in the Company or any of the Subsidiaries (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any equity or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate or (C) notwithstanding any disclosure in the Company Disclosure Schedule, any Person with respect to any Security Right, stock option scheme or plan, unit option scheme or plan or any other scheme, plan, policy or agreement providing for equity or ownership interest compensation to any Person;

(v) (A) regardless of any disclosure on the Company Disclosure Schedule, any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company or any of the Subsidiaries on or prior to the Closing Date or otherwise required to be paid by the Company or any of the Subsidiaries pursuant to agreements, Change in Control Agreements or Company Employee Plans entered into or adopted on or prior to the Closing Date and (B) any Losses related to or in respect of a Company Employee Plan arising out of the Company being or having been an ERISA Affiliate of any Person other than the Subsidiaries;

(vi)  (A) any Pre-Closing Taxes, other than Taxes imposed as the result of any election (including, for the avoidance of doubt, any election made pursuant to Section 338 of the Code (or any similar provision of state, local or non-U.S. Tax Law)) made after the Closing; (B) as a result of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Tax law) for Taxes of Seller or any other person (other than the Company or any of its Subsidiaries) which is or has ever been affiliated with the Company or any of its Subsidiaries or with whom the Company or any of its Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date; and (C) any increase in Tax liability resulting from the Company or any of the Subsidiaries being liable for Taxes of any Person as transferee or successor as a result of transactions entered into before the Closing, or by reason of a Tax Sharing Agreement entered into before the Closing;

(vii) regardless of any disclosure on the Company Disclosure Schedule any Losses incurred by Buyer in connection with the matters set forth on Schedule 7.2(a)(vii) and in the amounts set forth therein;

(viii) regardless of any disclosure on the Company Disclosure Schedule, any Losses incurred by Buyer in connection with the matters set forth on Schedule 7.2(a)(viii); or

(ix) regardless of any disclosure on the Company Disclosure Schedule, any Losses incurred in connection with the matters set forth on Schedule 7.2(a)(ix).

(b) The Escrow Amount shall be the initial source of recourse available to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to this Section 7.2.  The Indemnified Parties shall not proceed directly against any Seller individually with respect to any indemnification claim pursuant to this Article VII until the Indemnified Parties have made claims for Losses with respect to the entire amount of the Escrow Amount then being held by the Escrow Agent.

(c) Notwithstanding anything herein to the contrary, if the Company is entitled to pursue a claim for indemnification under any of the purchase agreements (each, a “Roll-Up Agreement”) pursuant to which the Company merged with, acquired or otherwise entered into a business combination with any of the Roll-Up Targets (the “Roll-Up Target Claims”), Buyer shall cause the Company to use its commercially reasonable efforts to enforce such right against the obligated counterparty or counterparties to such Roll-Up Agreement; provided, however, that (i) the pursuit of any Roll-Up Target Claim shall not preclude any Indemnified Party from delivering a Claim Certificate to be indemnified for any Losses for which the Indemnified Parties are entitled to indemnification pursuant to this Section 7.2 prior to the resolution, or abandonment of, the Roll-Up Target Claim, although, subject to Section 7.2(c)(iii), the resolution of such Claim Certificate shall be tolled until the Roll-Up Target Claim is resolved or abandoned, as the case may be; (ii) if an Indemnified Party recovers any amounts in respect of Losses from such Roll-Up Target Claim at any time after the payment of all or a portion of such Losses to an Indemnified Party, from the Escrow Agent or the Sellers under the provisions of this Article VII, such that the Indemnified Parties have recovered, in the aggregate, more than the amount of Losses incurred by the Indemnified Parties in connection with all Roll-Up Target Claims, the Indemnified Parties shall, or shall cause the Company to, promptly (and in any event within two (2) Business Days) pay to the Escrow Agent or, if after the Final Distribution Date, the Sellers, as applicable, the amount of any such excess and, if prior to the Final Distribution Date, such amount shall become available to satisfy any other claims made by any Indemnified Party pursuant to this Article VII; and (iii) if the maximum amount recoverable in connection with a Roll-Up Target Claim under a Roll-Up Agreement is less than the Losses for which the Indemnified Parties are entitled to indemnification pursuant to this Section 7.2, the resolution of the Claim Certificate for the amount of any Losses in excess of the maximum recoverable amount shall be subject to the procedures set forth in Section 7.4 and shall not be tolled as provided in clause (i) above.

7.3. Limitations.

(a) Deductible Amount.  No claim may be made by any Indemnified Party for indemnification pursuant to Section 7.2(a)(i) unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 7.2(a)(i) and Section 7.2(a)(vi) (with respect to claims for which indemnification would be available under Section 7.2(a)(i)) exceeds $750,000, at which time the Indemnified Parties shall be entitled to indemnification for any and all Losses in excess of such amount.

(b) Caps.  Subject to Section 7.3(d), each Seller’s indemnification obligations under Section 7.2 are subject to the following limitations:

(i) Subject to clause (ii) of this Section 7.3(b), each Seller shall be liable up to such Seller’s Pro Rata Share of the amounts then available in the Escrow Fund (as defined in the Escrow Agreement) for any Losses indemnifiable under Section 7.2(a), other than Losses indemnifiable under Section 7.2(a)(vii) for which each Seller shall only be liable up to such Seller’s Pro Rata Share of $1,000,000 of the Escrow Fund, to the extent then available in the Escrow Fund;

(ii) Each Seller shall be liable up to the portion of the Purchase Price actually received by such Seller (including, but subject to Section 7.2(b), the deemed receipt by each Seller of such Seller’s Pro Rata Share of the Escrow Fund) for Losses indemnifiable under Section 7.2(a)(i) with respect to any Fundamental Representation, and with respect to Sections 7.2(a)(iv), if the claims that are the subject matter thereof, if true, would entitle an Indemnified Party to indemnification pursuant to Section 7.2(a)(i) for the breach of a Fundamental Representation; and

(iii) After the Claims Deadline (as defined in the Escrow Agreement) until the Expiration Date, each Seller shall be liable solely up to such Seller’s Pro Rata Share of $22,000,000 (as reduced by any amounts subject to an outstanding Claim Certificate, distributed to or reserved for distribution to Buyer pursuant to the Escrow Agreement or otherwise received from the Sellers pursuant to Article VII) for Losses indemnifiable under Section 7.2(a)(i) with respect to any Fundamental Tax Representation.

(c) Exclusive Remedy for Monetary Damages.  Notwithstanding anything herein to the contrary, Buyer agrees that the sole and exclusive remedy for money damages for any matter arising under this Agreement shall be the right to make claims against the Escrow Fund pursuant hereto and pursuant to the Escrow Agreement except: (i) as provided in Section 7.3(d); (ii) for Losses indemnifiable under Section 7.2(a)(i) with respect to any Fundamental Representation, subject to Section 7.2(b) and the limitations in Section 7.3(b)(ii); and (iii) for Losses indemnifiable under Section 7.2(a)(i) with respect to any Fundamental Tax Representation, subject to Section 7.2(b) and the limitations in Section 7.3(b)(iii).

(d) Fraud.  Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds and other provisions set forth in this Article VII shall not apply with respect to (i) fraud under applicable law or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(e) Insurance; Purchase Price Reductions. The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by any Indemnified Party under an insurance policy, less any out-of-pockets expenses incurred in connection with pursuing such recovery.  The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts attributable to the relevant or applicable breach that reduced the Purchase Price pursuant to Article I.

7.4. Procedures.

(a) General.  If an Indemnified Party desires to bring a claim for indemnification hereunder, such Indemnified Party (or Buyer, on such Indemnified Party’s behalf) shall first deliver to the Seller Representative a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable and available, the Losses included in the amount so stated, the basis for any anticipated liability or the date on which such item was paid or properly accrued, as applicable, the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) Objection.  If the Seller Representative objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Seller Representative shall deliver a written notice specifying in reasonable detail the basis for such objection and the amount in dispute to the Indemnified Party within thirty (30) days after receipt by the Seller Representative of such Claim Certificate.  Thereafter, the Seller Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Seller Representative has objected.  If the Indemnified Party and the Seller Representative agree with respect to any of such claims, the Indemnified Party and the Seller Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, a written instruction to the Escrow Agent.  Should the Indemnified Party and the Seller Representative fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.  Notwithstanding the foregoing, in the event that the Indemnified Party seeks recovery against the Escrow Fund, the time periods set forth herein shall run concurrently with and be without duplication of the time periods set forth in the Escrow Agreement.

(c) Indemnified Party Defense; Settlement.  The Indemnified Party shall have the right in its sole discretion to conduct the defense of any claim brought by a third-party (a “Third-Party Claim”); provided, however, that the Sellers shall not be liable for any settlement, or compromise of any such Third-Party Claim without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  If any such action or claim is so settled with the consent of the Seller Representative, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

(d) Seller Defense; Settlement.  In the event the Indemnified Party elects not to defend the Third-Party Claim, the Seller Representative may defend such claim at the Sellers’ sole cost and expense with counsel selected by the Seller Representative, such counsel to be reasonably acceptable to the Indemnified Party.  In such event, neither the Seller Representative nor any Seller shall have any right to settle, adjust or compromise any Third-Party Claim without the express written consent of the Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Agreed Claims.  Claims for Losses specified in any Claim Certificate to which the Seller Representative did not object in writing by 11:59 PM Eastern time on the  thirtieth (30th) day following the receipt of such Claim Certificate by the Seller Representative, claims for Losses covered by a memorandum of agreement of the nature described in Section 7.4(b) and claims for Losses the validity and amount of which have been the subject of resolution by binding arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.”  The Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims; provided, however, that all payments made from the Escrow Amount shall be made as soon as practicable.

(f) Timing of Claim Certificate.  Subject to Section 7.1, the Indemnified Parties shall be entitled to determine the timing of delivery of any Claim Certificate in their sole discretion.

7.5. Treatment of Indemnification Payments.  Buyer, each Seller and the Seller Representative agree to treat each indemnification payment pursuant to this Article VII as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law.

7.6. Seller Representative; Power of Attorney.

(a) Appointment.  By executing this Agreement, each Seller hereby initially appoints, as of the Agreement Date, Servigistics, LLC (together with its permitted successors, the “Seller Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into any Related Agreement and any transactions contemplated by this Agreement (including other agreements in connection with the Transactions), and to: (i) give and receive notices and communications to or from Buyer (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the Transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by the Sellers individually); (ii) authorize deliveries (including by means of not objecting to claims) to Buyer of cash from the Escrow Amount in satisfaction of claims asserted by Buyer (on behalf of itself or any other Indemnified Party, including by not objecting to claims thereto) and authorize payments to the Escrow Agent in accordance with the terms of the Escrow Agreement; (iii) object to any claims by Buyer or any other Indemnified Party, including any claims to the Escrow Amount; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Seller or by any Seller against any Indemnified Party or any dispute between any Indemnified Party and any Seller, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; (vi) amend or terminate this Agreement, the Escrow Agreement or any other Related Agreement or any other agreement referred to herein or contemplated hereby, or waive any provision thereof in accordance with the respective terms of such Agreement; (vii) consult with legal counsel, independent public accountants and other experts selected by it; (viii) take any and all actions under this Agreement, the Escrow Agreement or any Related Agreement permitted to or required of the Seller Representative (including under Article I, Article V, Article VI, Article VII, Article VIII and Article IX; and (viii) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Each Seller further agrees to provide the Seller Representative with any information requested by the Escrow Agent in connection with the Transactions.

(b) Acceptance.  Servigistics, LLC hereby accepts its appointment as the Seller Representative.

(c) No Revocation; Replacement.  Each Seller acknowledges that Buyer is relying and shall rely on the authority of the Seller Representative granted hereunder and will be materially prejudiced if this authority is revoked.  Each Seller hereby agrees that it shall indemnify Buyer and each other Indemnified Party for any Losses suffered by Buyer or any other Indemnified Party as a result of a revocation by such Seller of the authority granted hereunder other than as provided for herein.  Notwithstanding the foregoing, the Person serving as the Seller Representative may be replaced from time to time by Sellers holding a majority in interest of the Escrow Amount upon not less than ten (10) days’ prior written notice to Buyer and with Buyer’s written consent, which shall not be unreasonably withheld.  Notwithstanding the preceding sentence, no consent of Buyer shall be required to replace the Seller Representative with an Affiliate of the initial Seller Representative or a professional stockholder representative (such as Shareholder Representative Services).  No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for its services.  Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller.

(d) No Liability.  The Seller Representative shall not be liable to any Seller for any act done or omitted under this Agreement or under the Escrow Agreement as the Seller Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  Each Seller, severally and not jointly in accordance with his, her or its Pro Rata Share, shall indemnify the Seller Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or under the Escrow Agreement.  To the extent that any distributions of the Escrow Amount are being made to the Sellers pursuant to the terms of the Escrow Agreement, the Seller Representative may receive reimbursement from the Sellers directly out of any such distributions that are being made to the Sellers for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Seller Representative in the performance or discharge of his rights and obligations under this Agreement; provided, however, that neither Buyer nor the Company shall have any liability with respect to such items.

(e) Notice.  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Sellers, and shall be final, binding and conclusive upon each Seller; and each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller.  Each Indemnified Party and the Escrow Agent is hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Seller Representative.

(f) Role of the Seller Representative.  Without limiting the generality or effect of Section 7.6(a), any claims or disputes between or among any Indemnified Party, the Seller Representative and/or any one or more Sellers relating to this Agreement, the Escrow Agreement or the Transactions shall in the case of any claim or dispute asserted by or against or involving any such Seller (other than any claim against or dispute with the Seller Representative), be asserted or otherwise addressed solely by the Seller Representative on behalf of such Seller (and not by such Seller acting on his, her or its own behalf).

7.7. No Subrogation.  Following the Closing, no Seller shall have any right of indemnification, contribution or subrogation against Buyer or any of its Affiliates, any Indemnified Party or the Company or any of the Subsidiaries with respect to any indemnification payment by or on behalf of any Seller under Section 7.2 if the Transactions are consummated.

7.8. Mitigation.  Notwithstanding anything in this Agreement to the contrary, the Indemnified Parties shall use their commercially reasonable efforts to mitigate any Losses which they may suffer or incur by reason of the breach of any representation, warranty or covenant of the Company, the Sellers or the Seller Representative under this Agreement; provided, however, that no Indemnified Party shall be required to pursue recovery of any Losses pursuant to insurance coverage whether or not then in effect.

7.9. No Prejudice.  The representations, warranties, covenants and obligations of the Company and the Sellers, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Buyer or any agent of Buyer with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or any agent of Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any (and each Indemnified Party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Company or such Seller in order to be entitled to indemnification pursuant to this Article VII.  The waiver by Buyer of any of the conditions set forth in Article VI will not affect or limit the provisions of this Article VII.

7.10. No Reliance.  Neither the Company nor any Seller has relied upon any statement, representation or warranty, promise or commitment of Buyer or any other Person, whether made before, at or after the Agreement Date or the Closing, other than the representations and warranties of Buyer set forth in Article IV, including with respect to the future conduct or performance of the Company’s business or of Buyer’s or any of its Affiliate’s business or as to the future conduct of any Person, all of which are expressly disclaimed hereby.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1. Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date as follows and in no other manner:

(a) by written agreement of the Seller Representative and Buyer;

(b) by either Buyer or the Seller Representative if:  (i) the Closing Date has not occurred within ninety (90) calendar days of the Agreement Date (which date shall be automatically extended on a day-to-day basis indefinitely in the event that on each such date all of the conditions to Closing set forth in Article VI are capable of satisfaction on such date or have been waived, other than the condition in Section 6.2(m) or 6.2(n) because of an ongoing antitrust or competition matter, unless Buyer has given notice under Section 5.6(d) that it is abandoning its efforts to seek such approval, in which case such extension shall terminate upon the date of such notice) (as so extended, the “Termination Date”); provided, that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a Governmental Entity in effect preventing consummation of the Transactions; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity that would make consummation of the Transactions illegal;

(c) by Buyer if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would:  (i) prohibit Buyer’s or the Company’s or any Subsidiary’s ownership or operation of any portion of the business of the Company or any of the Subsidiaries or (ii) compel Buyer or any of its Affiliates or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of Buyer or any of its Affiliates or the Company and the Subsidiaries;

(d) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or any Seller and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company or such Seller prior to the Termination Date through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 8.1(d) prior to the earlier of the Termination Date or the date that is fifteen (15) days following the Company’s receipt of written notice from Buyer of such breach, it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company or such Seller is cured within such fifteen (15) day period so that the conditions would then be satisfied;

(e) by the Seller Representative if neither the Company nor any Seller is in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and as a result of such breach the conditions set forth in Section 6.1(a) or 6.1(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Buyer prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Seller Representative may not terminate this Agreement under this Section 8.1(e) prior to the earlier of the Termination Date or the date that is fifteen (15) days following Buyer’s receipt of written notice from the Seller Representative of such breach, it being understood that the Seller Representative may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Buyer is cured within such fifteen (15) day period so that the conditions would then be satisfied; or

(f) by Buyer if there is a Company Material Adverse Effect.

8.2. Effect of Termination.  Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Sections 5.3(a) and 5.4, this Section 8.2, Section 8.3 and Article X, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement on the terms set forth therein.

8.3. Amendment.  This Agreement may be amended at any time by execution of an instrument in writing signed by Buyer and the Seller Representative.

8.4. Extension; Waiver.  Prior to the Closing, Buyer, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  From and after the Closing, Buyer, on the one hand, and the Seller Representative, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

ARTICLE IX

DEFINITIONS, CONSTRUCTION, ETC.

9.1. Definitions.  For purposes of this Agreement:

“Accounting Arbitrator” is defined in Section 1.5(d).

“Accounting Procedures” means except as otherwise specifically stated in this definition and except as otherwise set forth on Schedule 2.7: (i) the GAAP accounting principles as detailed under “Significant Accounting Principles” in footnote two of the Company’s December 31, 2011 Audited Financial Statements (which are set forth in Appendix 2.7 to Schedule 2.7) (the “December Financial Statements”) and (ii) the policies, practices and methods applied by the Company consistent with such GAAP accounting principles in the preparation of the December Financial Statements to the extent consistently applied by the Company since the preparation of the December Financial Statements, in each case of clause (i) and (ii), without regard to whether with respect to any matter there is more than one generally accepted accounting principle, or generally accepted accounting principles would permit or allow for more than one treatment or approach.  The “Accounting Procedures” shall reflect GAAP reserving practices, procedures and methods used to establish reserves for accounts receivable, income taxes, accrued liabilities and deferred income used in such December Financial Statements, provided, however, that the “Accounting Procedures” shall not reflect Purchase Accounting entries related to the merger with MCA Solutions, Inc. on March 5, 2012.  In addition, “Accounting Procedures” shall reflect GAAP amortization and valuation practices, procedures and methods used to establish prepaid assets, fixed assets, intangible assets, goodwill and certain investment balances used in such December Financial Statements.  In addition, the Company has consistently applied its policy of capitalizing fixed asset purchases greater than $5,000 and prepaid asset purchases with an annualized spend greater than $2,500.  A sample calculation of Net Working Capital as of June 30, 2012, utilizing the Accounting Procedures and based on the Company Balance Sheet is attached as Schedule 9.1(a)(i)(the “Sample Net Working Capital Statement”).

“Acquisition Expenses” means (i) all fees and expenses accrued or incurred by the Company or any Subsidiary in connection with the Transactions, including all legal, accounting, investment banking (including amounts paid or payable to the Persons set forth on Schedule 2.24), tax and financial advisory and all other fees and expenses of third parties accrued or incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, (ii) all payments, concessions, fees, costs and expenses accrued or incurred by the Company or any Subsidiary or paid by Buyer on behalf of the Company at or prior to the Closing in connection with seeking and obtaining the consent of third parties in connection with this Agreement or the Transactions (including pursuant to Section 5.5, Section 6.2(h) and Section 6.2(i)) or in seeking or obtaining any amendment, waiver or modification of any agreement with a third party, (iii) all premiums, fees and expenses accrued or incurred by the Company or any Subsidiary in connection with the Extended D&Os Coverage, and (iv) all payments accrued or incurred by the Company, any of the Subsidiaries or paid by Buyer on behalf of the Company to any Person holding a Company Security or to whom the Company or any of the Subsidiaries has committed to issue a Company Security, in the case of clauses (i), (ii), (iii) and (iv) which fees, expenses, payments, concessions or costs are accrued or incurred on or prior to the Closing.  Notwithstanding the foregoing, Acquisition Expenses shall not include any Indebtedness, Change of Control Payments, Historic Severance Payments, Pro-Rata Bonus Amount or Marlin Payments, in each case, to the extent of the amount reflected on the Allocation Certificate, or any payment for Shares pursuant to Section 1.3.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreement Date” is defined in the Preamble.

“Aggregate Liquidation Preference” means the sum of (i) the Series A Liquidation Preference multiplied by the aggregate number of shares Series A Preferred Stock outstanding as of immediately prior to the Closing, plus (ii) the Series B Liquidation Preference multiplied by the aggregate number of shares Series B Preferred Stock outstanding as of immediately prior to the Closing.

“Agreed Claims” is defined in Section 7.4(e).

“Agreement” is defined in the Preamble.

“agreement” means any written, oral or other legally binding agreement, commitment, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work or change order.

“Allocation Certificate” is defined in Section 1.3(d).

“Anti-Money Laundering Laws” is defined in Section 2.33.

“Antitrust Filings” is defined in Section 5.6(a).

“Antitrust Laws” is defined in Section 2.4(a).

“Applicable Anti-Corruption Laws” is defined in Section 2.32(a).

“Applicable Article II Provision” is defined in Article II.

“Applicable Article III Provision” is defined in Article III.

“Application Software” is defined in Section 2.29(d).

“Balance Sheet Date” is defined in Section 2.7(a).

“Blackout Closing” is defined in Section 1.2.

“Bring-down Representations” is defined in Section 6.2(a)(i).

“Business Day” means any day of the year on which national banking institutions in the State of Massachusetts are open to the public for conducting business and are not required to close.

“Buyer” is defined in the Preamble.

“Canadian Consumption Tax” means the amounts directly related to Canadian GST included in general ledger account number 21420.

“Cash” means, as of any date, the aggregate amount of cash and cash equivalents of the Company and the Subsidiaries as of such date determined in accordance with GAAP.

“Change in Control Agreement” is defined in Section 2.17.

“Change in Control Payment” means any commission, obligation, severance, bonus, or other payment of any kind payable by the Company or any of the Subsidiaries to management, other Employees, Independent Contractors or any other service provider accelerated or triggered (in whole or in part) by or upon the consummation of the Transactions or arising out of or in connection with the Transactions or otherwise payable pursuant to any Change in Control Agreement in connection with the Transactions, including any Transaction Payroll Taxes and any amounts related to the disclosure set forth in paragraphs 7 and 8 of Schedule 5.1(b)(iii) hereto, and excluding any Acquisition Expenses, Indebtedness, Historic Severance Payments, Pro-Rata Bonus Amount, Canadian Consumption Tax or Marlin Payments, in each case, to the extent of the amount reflected on the Allocation Certificate, or any payment for Shares pursuant to Section 1.3.

“Claim Certificate” is defined in Section 7.4(a).

“Closing” is defined in Section 1.2.

“Closing Cash” means the aggregate Cash as of the Closing.

“Closing Date” is defined in Section 1.2.

“Closing Financial Statement” is defined in Section 1.5(a).

“Closing Financials Certificate” is defined in Section 1.3(f).

“Closing Net Working Capital” is defined in Section 1.5(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 2.31.

“Company Balance Sheet” is defined in Section 2.7(a).

“Company Board” means the board of directors of the Company.

“Company Board Approval” means the approval by the Company Board of this Agreement, the Related Agreements and the Transactions as required pursuant to the terms of the Company’s Organizational Documents and any applicable Law, in each case as in effect as of the Agreement Date.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Disclosure Schedule” is defined in Article II.

“Company Employee Plan” means any scheme, plan, program, policy, practice, contract, agreement or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, time in lieu of pay, performance awards, stock or stock-related awards, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is maintained, contributed to, or required to be contributed to, by the Company or any of the Subsidiaries or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company or any of the Subsidiaries has or may have any material liability, contingent or otherwise.

“Company Executive Agreement” is defined in Section 2.17(b).

“Company Financial Statements” is defined in Section 2.7(a).

“Company In-Licenses” is defined in Section 2.14(b)(i).

“Company Intellectual Property” means all Intellectual Property Rights owned or licensed by the Company.

“Company Licenses” means the Company In-Licenses and the Company Out-Licenses, collectively.

“Company Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or other), operations or results of operations of the Company and the Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Transactions in a timely manner, other than any changes, effects or circumstances reasonably attributable to:  (A) economic conditions generally in the United States or in any foreign jurisdiction in which the Company has material operations; (B) conditions generally affecting the industries in which the Company participates, (C) changes, after the Agreement Date, in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Agreement Date; (E) any natural disaster or acts of God; (F) any omission by the Company or the Subsidiaries or any action taken by the Company or the Subsidiaries solely at Buyer’s written request or as expressly required by the Company or the Subsidiaries pursuant to this Agreement and (G) the announcement or pendency of the Transactions; provided that, with respect to each of clauses (A), (B), (C), (D) and (E), such changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries; and (H) any action taken by the Company at Buyer’s written request.

“Company Out-Licenses” is defined in Section 2.14(b)(ii).

“Company-Owned Intellectual Property” means all Intellectual Property Rights owned or exclusively licensed by the Company.

“Company Preferred Stock” means the Company’s Preferred Stock, as authorized in Article IV Paragraph A of the Company’s certificate of incorporation.

“Company Products” is defined in Section 2.15(a).  For the avoidance of doubt, Company Products shall include Company Software Products (as defined herein).

“Company Real Property” is defined in Section 2.12(a).

“Company Security” means all outstanding shares of Company Capital Stock, or any other outstanding voting securities or other equity or ownership interests of the Company.

“Company Software Products” means all of the Software owned or controlled by, under obligation of assignment to, or developed for or in the name of the Company or any of the Subsidiaries.

“Company Stock Rights” mean all outstanding Security Rights of the Company.  For purposes of this definition, shares of Company Preferred Stock shall not be considered Company Stock Rights.

“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means with respect to the Company: the actual knowledge, after due inquiry of each employee who directly reports to such individual,  of each of the individuals listed on Schedule 9.1(b), or any knowledge that such individual would reasonably be expected to have if and to the extent that such individual had made due inquiry of each employee who directly report to such individual.

“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, technology infrastructure and other computer systems and services that are used by the Company to receive, store, process or transmit data.

“Confidentiality Agreement” is defined in Section 5.3(a).

“Customer Prepayments” means any prepayments, advances or other deposits, made by customers of the Company or any of its Subsidiaries with respect to products, services or maintenance contracted for but not provided as of the Closing Date or any other unearned income revenues prepaid by any customer, in each case, with respect to which the Company or any of its Subsidiaries have affirmative performance obligations, including any obligation to expend funds, in each case, which will not be satisfied in full prior to the first anniversary of the Closing Date.

“Disclosable Contract” is defined in Section 2.16(b).

“Distribution” means a declaration, setting aside or payment by the Company or any of the Subsidiaries of any dividend or interim dividend or other distribution (whether in cash, equity or property) or other transfer of value on or with respect to, or redemption, purchase or other acquisition by the Company or any of the Subsidiaries of, any Company Security, any Subsidiary Security or any Security Right with respect thereto.

“DOL” means the United States Department of Labor.

“Employee” means any current, former, or retired employee, officer, manager or director of the Company or any of the Subsidiaries or of any Person deemed to be a co-employer with the Company or any of the Subsidiaries.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, assignment letter, visa, work permit or similar agreement between the Company, any of the Subsidiaries or any Affiliate and any Employee, consultant, contractor or advisor.

“Engagement Letter” is defined in Section 2.24.

“Environmental Law” means any applicable Law relating to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of the Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Erroneous Party” is defined in Section 1.5(d).

“Escrow Agent” is defined in Section 1.3(c).

“Escrow Agreement” is defined in Section 1.3(c).

“Escrow Amount” is defined in Section 1.3(c).

“Estimated Closing Balance Sheet” is defined in Section 1.3(f).

“Estimated Closing Cash” is defined in Section 1.3(f).

“Estimated Closing Net Working Capital” is defined in Section 1.3(f).

“Estimated Per Common Share Payment Amount” means the quotient obtained by dividing (i) the sum of the Estimated Purchase Price, minus the Aggregate Liquidation Preference by (ii) the sum of the (A) the aggregate number of shares of Company Common Stock issued and outstanding, plus (B) the aggregate number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Series B Preferred Stock, plus (C) the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Stock Rights (whether or not then exercisable).

“Estimated Per Series B Share Payment Amount” means the sum of (i) the Series B Liquidation Preference, plus (ii) the Estimated Per Common Share Payment Amount.

“Estimated Purchase Price” is defined in Section 1.3(b)(i).

“Estimated Working Capital Adjustment” is defined in Section 1.3(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Items” is defined in Schedule 9.1(a)(ii).

“Expiration Date” is defined in Section 7.1(a).

“Extended D&Os Coverage” is defined in Section 5.15(b).

“Final Purchase Price” is defined in Section 1.3(a).

“Fully Diluted Common Shares” means, without duplication, as of the Closing:  (i) the aggregate number of shares of Company Common Stock issued and outstanding; plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of all outstanding shares of Company Preferred Stock; plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Stock Rights (whether or not then exercisable).

“Fundamental Representations” is defined in Section 7.1(a).

“Fundamental Tax Representations” is defined in Section 7.1(a).

“GAAP” is defined in Section 2.7(a).

“Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; (iii) labor or social security body; or (iv) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Gross Purchase Price” is defined in Section 1.3(a).

“Hazardous Material” is defined in Section 2.23(a).

“Hazardous Materials Activities” is defined in Section 2.23(b).

“Historic Severance Payments” means any accrued or incurred severance obligations of the Company or any of the Subsidiaries, as of the Closing Date excluding (i) any severance obligations accrued or incurred as a result of severance actions taken by or at the request of Buyer and (ii) any Change of Control Payments, Indebtedness, Acquisition Expenses, Pro-Rata Bonus Amount, Canadian Consumption Tax or Marlin Payments, in each case, to the extent of the amount reflected on the Allocation Certificate, or any payment for Shares pursuant to Section 1.3.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), including under the Loan Agreement, or extensions of credit (including under credit cards, bank overdrafts and advances), including any amounts related to the disclosure set forth in paragraphs 1 and 2 of Schedule 5.1(b)(iii), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except Customer Prepayments, trade accounts payable or accrued expenses arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).  Deferred revenue shall not be deemed to be Indebtedness for the purposes of this Agreement (but, for the avoidance of doubt, this exclusion shall not affect the requirement for deferred revenue to be reflected as a liability in the calculation of Net Working Capital. Notwithstanding the foregoing, Indebtedness shall not include any Acquisition Expenses, Change of Control Payments, Historic Severance Payments, Pro-Rata Bonus Amount, Canadian Consumption Tax or Marlin Payments, in each case, to the extent of the amount reflected on the Allocation Certificate, any payment for Shares pursuant to Section 1.3, or any “derivative liability” as such term is used in the Company Balance Sheet and categorized under general ledger account number 29000).

“Indemnified D&Os” is defined in Section 5.15(a).

“Indemnified Parties” is defined in Section 7.2(a).

“Independent Contractors” is defined in Section 2.26(b).

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all Proprietary Rights with respect the protection of inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, mask works, integrated circuits, architecture, schematics, hardware description language, test vectors and hardware development tools, technology, business methods, technical data and customer lists, proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all Proprietary Rights in industrial designs and any registrations and applications therefor throughout the world; (v) all Proprietary Rights in trade names, trade dress, logos, and all common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all moral and economic rights of authors and inventors, however denominated, throughout the world; (vii) all Proprietary Rights in Web addresses, sites and domain names and numbers; and (viii) any similar or equivalent rights, including any statutory rights, to any of the foregoing anywhere in the world.  For clarity, Intellectual Property Rights excludes contracts and rights and licenses under contracts.

“IRS” means the United States Internal Revenue Service.

“Key Customers” means the 75 largest customers of the Company and the Subsidiaries based on the Company’s consolidated revenues (on a pro forma basis) for each of (i) the fiscal year ended December 31, 2011; and (ii) the period from January 1, 2012 to June 30, 2012.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Leases” is defined in Section 2.12(b).

“Lender’s Agent” is defined in Section 5.18.

“Liens” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, similar restriction or encumbrance of any nature whatsoever.

“Loan Agreement” means that certain Credit Agreement dated as of September 30, 2009 by and among the Seller Representative, the Company, MCA Solutions, Inc., Servigistics MCA, LLC, the Lender's Agent and the Lenders thereunder from time to time, as the same may be modified, supplemented or amended from time to time, including by that certain First Amendment to Credit Agreement and Security Agreement dated as of January 14, 2010, that certain Second Amendment to Credit Agreement dated as of June 9, 2010, that certain Third Amendment to Credit Agreement dated as of May 31, 2011, and that certain Fourth Amendment to Credit Agreement and Waiver dated as of March 5, 2012.

“Loss Contract” is defined in Section 2.15(b).

“Losses” is defined in Section 7.2.

“Marlin Agreements” is defined in Section 2.18(c).

“Marlin Entities” means Marlin Equity II, L.P., Marlin Executive Fund II, L.P. and each of their respective Affiliates.

“Marlin Payments” means any accounts payable to the Marlin Entities under any Marlin Agreement in addition to any amount related to the disclosure set forth in paragraph 10 of Schedule 5.1(b)(iii).  Notwithstanding the foregoing, Marlin Payments shall not include any Acquisition Expenses, Change of Control Payments, Historic Severance Payments, Pro-Rata Bonus Amount, Canadian Consumption Tax or Indebtedness, in each case, to the extent of the amount reflected on the Allocation Certificate,.

“Monthly Report” is defined in Section 5.1(c).

“Most Favored Customer Provision” means any provision in a contract that would customarily be referred to as a “most favored customer,” “most favored nation,” or “most favored pricing” provision, including any provision wherein the Company or any of the Subsidiaries: (a) warrants that the Company or any of the Subsidiaries is not selling or licensing (or has not sold or licensed) products and/or services to any other customer or group of customers at prices or on other terms better than the pricing or terms being offered to the customer under such contract, or (b) covenants that, if the Company or any of the Subsidiaries enters into a contract with any other customer providing such other customer with more favorable pricing or other terms than the terms under such contract, the pricing or other terms under such contract will be made equivalent to or more favorable than such other customer’s more favorable contract.

“Net Working Capital” means, as of a given date, on a consolidated basis, (i) the sum of accounts receivable (net of allowance for doubtful accounts), unbilled accounts receivable, prepaid expenses and any other current assets (including short- and long-term deposits, but excluding Cash and restricted cash) of the Company as of such date; minus (ii) the sum of accounts payable, accrued expenses, deferred revenue (including Customer Prepayments) (current and long term), and any other current liabilities, (other than the current portion of any Indebtedness) of the Company as of such date, in each case, determined on a basis prepared in accordance with the Accounting Procedures; provided, however, that Net Working Capital shall not include as assets or liabilities any of the Excluded Items, whether assets or liabilities.  Notwithstanding anything herein to the contrary, any (A) Acquisition Expenses, (B) Indebtedness, (C) Change in Control Payments, (D) Historical Severance Payments, (E) Pro-Rata Bonus Amount, (F) any Marlin Payments, and (G) Canadian Consumption Tax that are paid by the Company on or prior to the Closing or actually deducted from the Purchase Price pursuant to Article I shall not be deemed to be liabilities of the Company and the Subsidiaries in determining the Estimated Closing Net Working Capital or Closing Net Working Capital.

“Notification and Report Forms” means a Notification and Report Form required under the HSR Act with respect to the Transaction with the Antitrust Division of the Department of Justice and the Federal Trade Commission.

“Open Source Software” is defined in Section 2.14(g).

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, voting agreements, statutory books and registers, resolutions and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permit” is defined in Section 2.19(b).

“Permitted Indebtedness” means the items of Indebtedness set forth on Schedule 9.1(c).

“Permitted Liens” means (i) statutory liens for Taxes, which are not yet delinquent or are being contested by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements, (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, all of which to the extent not yet delinquent, (iv) Liens imposed on the underlying fee interest in leased real property, and (v) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Plan” is defined in Section 2.6(b).

“Potential Buyer” means any Person (excluding Buyer or its designees) who has received confidential information of the Company or any of the Subsidiaries in connection with an actual or potential solicitation, proposal or offer to (i) enter into a merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of the Subsidiaries, (ii) acquire the beneficial ownership of any equity interest in the Company or any of the Subsidiaries, whether by issuance by the Company or any of the Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise, or (iii) license or transfer all of or a material portion of the assets of the Company.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and for any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of the Straddle Period that ends on the Closing Date.

 “Pre-Closing Taxes” means all liabilities for Taxes of the Company or any of the Subsidiaries for Pre-Closing Tax Periods to the extent not taken into account in the determination of the Closing Net Working Capital, determined without regard to any carryback of a loss or credit arising after the Closing Date.  For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Closing Date and the denominator of which shall be the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocations set forth in the foregoing clause (ii) shall be made in a manner consistent with the past practice of the Company and the Subsidiaries.  For purposes of this Agreement, Pre-Closing Taxes shall be calculated by taking into account any amount that reduces the Final Purchase Price and is deductible (whether by reason of a current deduction or through depreciation, amortization or other cost recovery deductions) in determining taxable income (or other similar measure upon which Tax is based).  Notwithstanding anything herein to the contrary, Pre-Closing Taxes will not include any Canadian Consumption Tax to the extent of the amount reflected on the Allocation Certificate and deducted from the Purchase Price in accordance with Section 1.3(a).

“Proprietary Rights” means any and all rights held by any Person with respect to Intellectual Property Rights, Software and Trade Secrets in any jurisdiction throughout the world.

“Pro Rata Bonus Amount” means an amount equal to $950,000.

“Pro Rata Share” means, with respect to each Seller, a percentage calculated as a fraction, (i) the numerator of which is (A) the number of shares of Company Common Stock owned by such Seller multiplied by the Estimated Per Common Share Payment Amount, plus (B) the number of shares of Series A Preferred Stock owned by such Seller multiplied by the Series A Liquidation Preference, as set forth on the Allocation Certificate plus (C) the number of shares of Series B Preferred Stock owned by such Seller multiplied by the Estimated Per Series B Share Payment Amount, as set forth on the Allocation Certificate; and (ii) the denominator of which is (A) the number of outstanding shares of Company Common Stock multiplied by the Estimated Per Common Share Payment Amount, plus (B) the number of outstanding shares of Series A Preferred Stock multiplied by the E Series A Liquidation Preference plus (C) the number of outstanding shares of Series B Preferred Stock multiplied by the Estimated Per Series B Share Payment Amount.

“PTO” is defined in Section 2.14(a).

“Purchase Price”  is defined in Section 1.3(a).

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity anywhere in the world and all Proprietary Rights (as defined herein) with respect to any Intellectual Property Rights listed in subsection (i) through (v) of this definition.

“Related Agreements” is defined in Section 2.2.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Released Parties” is defined in Section 5.17.

“Representatives” is defined in Section 5.10(a).

“Restricted Shares” means the shares of restricted Company Common Stock granted under the Plan in the amounts and to the Sellers set forth on Schedule 2.6(a).

“Roll-Up Agreement” is defined in Section 7.2(c).

“Roll-Up Target Claims” is defined in Section 7.2(c).

“Roll-Up Targets” means each of MCA Solutions, Inc., Click Commerce, Inc., Conduit Internet Technologies, Inc. and Kaidara Inc., and their respective permitted successors and assigns.

“Satisfaction” is defined in Section 1.2.

“Satisfaction Date” is defined in Section 1.2.

“Section 280G Payments” is defined in Section 5.12.

“Security Right” means, with respect to any Company Security or any Subsidiary Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, vested or unvested, or any other security convertible into or exchangeable for any such security.  “Security Right” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting, and includes rights conferred by any Law, the Company’s or any of the Subsidiaries’ Organizational Documents or by agreement.

“Seller” and “Sellers” are defined in the Preamble.

“Seller Related Agreements” is defined in Section 3.1.

“Seller Representative” is defined in the Preamble.

“Series A Preferred Stock” is defined in Section 2.6(a).

“Series B Preferred Stock” is defined in Section 2.6(a).

“Series A Liquidation Preference” means for each share of Series A Preferred Stock, the sum of (i) Class A Liquidation Value (as defined in the Company’s certificate of incorporation), plus (ii) all accrued Class A Mandatory Quarterly Dividends (as defined in the Company’s certificate of incorporation) earned through the Closing, plus (iii) all other declared but unpaid dividends thereon.

“Series B Liquidation Preference” means for each share of Series B Preferred Stock, the sum of (i) Class B Liquidation Value (as defined in the Company’s certificate of incorporation), plus (ii) all accrued Class B Mandatory Quarterly Dividends (as defined in the Company’s certificate of incorporation) earned through the Closing, plus (iii) all other declared but unpaid dividends thereon.

“Services” is defined in Section 2.15(b).

“Services Agreements” is defined in Section 2.15(b).

“Shares” is defined in Recital A.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Specified Matters” is defined in Section 10.13

“Straddle Period” is defined in the definition of “Pre-Closing Tax Period” above.

“Subsidiary” is defined in Section 2.5(a).

“Subsidiary Securities” is defined in Section 2.5(b).

“Tangible Assets” is defined in Section 2.13(a).

“Target Net Working Capital Amount” means negative $6,273,000.

“Tax” means any European Union, federal, national, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax imposed under Section 1374, and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

“Tax Proceeding” is defined in Section 5.13(f).

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Tax Sharing Agreement” means any agreement for the allocation or sharing of Taxes (including any indemnification agreement or arrangement), except for (i) any agreements the only parties to which are the Company and the Subsidiaries and (ii) any net lease or other agreement the primary purpose of which is not the sharing, allocation or indemnification of Tax.

“Termination Date” is defined in Section 8.1(b).

“Third-Party Acquisition” is defined in Section 5.10(a).

“Third-Party Claim” is defined in Section 7.4(c).

“Third Party Software” means any Software (as defined herein) that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product.  Third Party Software includes any and all of the following, to the extent not solely owned by the Company:  (A) Software that is provided to the Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (C) Software that is used to generate code or other Software that is described in clauses (A) or (B), and (D) Software that is used for the Company’s internal business purposes, including accounting software, human resources software, customer relationship management software and similar software.

“Trade Secrets” means all trade secrets, know-how, confidential and proprietary information.

“Transaction Payroll Taxes” means any payroll or employment Taxes with respect to any bonuses, severance, option cash-outs or exercises and other compensatory payments made to any Employee, Independent Contractor or other service provider of the Company or any Subsidiary in connection with the Transactions.

“Transactions” is defined in Section 1.2.

“Working Capital Adjustment” is defined in Section 1.3(a)(i).

“Working Capital Memorandum” is defined in Section 1.5(d).

“WSGR” is defined in Section 10.13.

9.2. Construction.

(a) For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and exhibits and schedules to this Agreement or to the Company Disclosure Schedule, as the context may require.  References to “Schedule” or “Schedules” are intended to refer to the Company Disclosure Schedule.  The Company Disclosure Schedule shall be deemed a part of, and is incorporated by reference into, this Agreement.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Whenever this Agreement requires the disclosure of an agreement on the Company Disclosure Schedule that disclosure requirement shall also require the agreement and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work and change order relating to that agreement to be made available to Buyer.

(g) Whenever this Agreement requires the delivery to Buyer of an agreement, that delivery requirement shall be satisfied if the agreement and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work and change order relating to that agreement is made available to Buyer.

(h) References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(i) All references to accounting terms shall be interpreted in accordance with GAAP, unless otherwise specified.

(j) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(k) A document or agreement shall be deemed to be “made available” to Buyer, if, and only if, a legible and complete electronic copy of such document or agreement has been uploaded as of the Agreement Date to the “data room” (which includes, with respect to Disclosable Contracts or any other agreement expressly listed in the Company Disclosure Letter only, the Company’s internal contracts database to the extent that Buyer and Buyer’s designated representatives were provided access to such database prior to the Agreement Date).

ARTICLE X

GENERAL PROVISIONS

10.1. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission with confirmation retained, sent by overnight courier, postage prepaid with proof of delivery from the courier requested, or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when received, as follows:

(i) if to Buyer, to:

Parametric Technology Corporation
140 Kendrick Street
Needham, MA  02494
Attention: General Counsel

Facsimile: (781) 370-6000

with a copy (which shall not constitute notice) to:

Bingham McCutchen, LLP
One Federal Street
Boston, Massachusetts  02110
Attention:                      Steven C. Browne
Laurie A. Cerveny
Facsimile:                      (617) 951-8836

(ii) if to the Company, to:

Servigistics, Inc.
2300 Windy Ridge Parkway
450 North Tower
Atlanta, Georgia  30339

Attention: Eric Hinkle
Facsimile: (770) 565-8767

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention:                      Martin W. Korman
Facsimile:                      (650) 493-6811

Wilson Sonsini Goodrich & Rosati, Professional Corporation
1301Avenue of the Americas
40th Floor
New York, New York 10019
Attention:                      Selim Day
Facsimile:                      (212) 999-5899

(iii) if to the Seller Representative, to:

Servigistics, LLC
c/o Marlin Equity Partners
338 Pier Avenue
Hermosa Beach, CA  90254
Attention: Nick Kaiser
Facsimile: (310) 364-0110

(iv) if to any Seller, to the applicable address listed on Schedule 2.6(a)(1).

10.2. Entire Agreement.  Except for the Confidentiality Agreement, this Agreement, the Related Agreements, the schedules and Exhibits hereto and thereto, the Company Disclosure Schedules, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.3. Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.4. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.5. Expenses.

(a) In the event the Transactions are not consummated, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties shall be the obligation of the party incurring such fees and expenses.  To the extent not already paid, as soon as practicable following the Closing Date, Buyer shall pay the Acquisition Expenses as set forth in the Allocation Certificate.

(b) Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the fees and expenses of the Escrow Agent shall be borne by Buyer.

10.6. Successors and Assigns; Parties in Interest.

(a) This Agreement shall be binding upon the Company (prior to the Closing) and each Seller and each of such Person’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Buyer and its successors and assigns, if any.

(b) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer and the Seller Representative, except that Buyer may assign its rights and delegate its obligations hereunder to any Affiliate without the consent of the Seller Representative.

(c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a party hereto any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement.  This Agreement is intended to benefit the Indemnified Parties, the Released Parties and the Indemnified D&Os and each Indemnified Party, each Released Party and each Indemnified D&O and their heirs and estates shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by the

Indemnified Parties, the Released Parties and the Indemnified D&Os.  Except as set forth in this Section 10.6(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

10.7. Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

10.8. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of New York without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.

(b) Each party to this Agreement hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement or Related Agreements or any agreements or transactions contemplated hereby or thereby shall only be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding, and to any trial by jury to the extent permitted by applicable law. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this section.

(c) Each Seller and the Seller Representative agree that, if any claim, action, suit or proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against each Seller and the Seller Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

10.9. Certain Waivers.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EXCEPT AS SET FORTH IN THE DEFINITION OF “LOSSES”, EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES

BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

(c) EACH OF THE SELLER REPRESENTATIVE, COMPANY, EACH SELLER AND BUYER (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10. Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.11. Counterparts; Facsimile Delivery.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page.  Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

10.12. Attorneys’ Fees.  If any action, claim, suit or proceeding relating to this Agreement or any of the Related Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

10.13. Waiver of Conflict.  The parties intend that Servigistics, LLC and each Seller shall have the right, should each so choose, to have the benefit of representation by Wilson Sonsini Goodrich and Rosati, Professional Corporation (“WSGR”) in connection with matters under this Agreement and the Related Agreements (the “Specified Matters”).  Accordingly, each party agrees that this Agreement will (a) constitute consultation with respect to the potential conflict of interest that WSGR may have as a result of its representation of the Company and its Subsidiaries both historically and in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, (b) confirm that each party understands the risks associated with potential conflicts of interest and that the parties have alternatives to waiving the potential conflict (including refusing to waive the potential conflict or declining to engage in the matter giving rise to the potential conflict) and (c) that the parties still wish to consent to WSGR’s representation, if requested, of Servigistics, LLC and/or each Seller in connection with the Specified Matters, and waive any conflicts of interest which may exist as a result of such representation, including in connection with any suit, claim, counterclaim, action, arbitration or proceeding arising among the parties, or any of them, regarding this Agreement or the Related Agreements.  Notwithstanding the foregoing, nothing in this Section 10.13 shall constitute or be construed as granting any release of WSGR with respect to any obligations of confidentiality or ethics or with respect to the preservation of attorney-client privilege owed to the Company or any of its Subsidiaries, other than (and solely) with respect to a Specified Matter.

 [The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by his, her or its duly authorized representative(s), as of the Agreement Date.

SERVIGISTICS, INC.

By:      /s/ Nick Kaiser
Name:          Nick Kaiser
Title:            Assistant Secretary

PARAMETRIC TECHNOLOGY CORPORATION

By:       /s/  James E. Hepplemann
Name:     James E. Heppelmann
Title:      President and Chief Executive Officer

SERVIGISTICS, LLC,
AS SELLER REPRESENTATIVE

By: Marlin Equity Partners II, LLC
Its: Manager

By:   /s/  Nick Kaiser
Name: Nick Kaiser
Title:   Partner

SELLERS:

By:	Servigistics, LLC By: Marlin Equity Partners II, LLC Its: Manager /s/ Nick Kaiser
Name: Nick Kaiser Title: Partner

/s/ William G. Atkinson
Name: William G. Atkinson

/s/ Eric Hinkle
Name: Eric Hinkle

/s/ Greg Schoonover
Name: Greg Schoonover

/s/ Hiroshi Shimizu
Name: Hiroshi Shimizu

/s/ Lee Smith
Name: Lee Smith

/s/ Kevin Tingey
Name: Kevin Tingey

/s/ Mark Vigoroso
Name: Mark Vigoroso

/s/ Peter Vlerick
Name: Peter Vlerick

/s/ Robb Warwick
Name: Robb Warwick

EXHIBIT A

To Stock Purchase Agreement

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of ____________, 2012 by and among Parametric Technology Corporation, a Massachusetts corporation (“Buyer”), Servigistics, LLC (the “Seller Representative”), and U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”).  Buyer and the Seller Representative are sometimes referred to herein as the “Interested Parties.”

WHEREAS, Buyer, Servigistics, Inc., a Delaware corporation (the “Company”), the Seller Representative, and the stockholders of the Company listed on Schedule I thereto (each a “Seller” and collectively the “Sellers”) have entered into a Stock Purchase Agreement dated as of August 7, 2012 (the “Stock Purchase Agreement”) under which a portion of the consideration payable to the Sellers is being placed in an escrow account (the “Escrow Account”) to be held by Escrow Agent for the purpose of satisfying purchase price adjustments, indemnification and certain other obligations of the Sellers as set forth in the Stock Purchase Agreement;

WHEREAS, pursuant to the Stock Purchase Agreement, the Sellers have appointed the Seller Representative to represent them for all purposes in connection with the funds to be deposited with Escrow Agent and with this Agreement; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement.

NOW THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                       Definitions.

As used in this Agreement:

(a) “Business Day” means Monday through Friday, but excluding any day on which Escrow Agent is not open for business.

(b) “Claims Deadline” means 11:59 p.m., Eastern time on the date that is eighteen (18) months after the Closing Date or, if such date is not a Business Day, then the next succeeding Business Day.

(c) “Closing Date” means the date first set forth above.

(d) “Eligible Investments” means [(i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) repurchase obligations for underlying securities of the type described in clause (i); [(iii) commercial paper at the time of the investment rated A-1 by Standard & Poors Corporation or P-1 by Moody’s Investor Services, Inc.;  (iv)  shares of a money market fund investing only in underlying securities described in clauses (i) through (iii) above;] (v) obligations (including certificates of deposit and banker’s acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000; (vi) investment in the Escrow Agent’s “Money Market Deposit Account” (“MMDA”), as described in Annex A hereto.  If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments.  Notwithstanding the foregoing, Eligible Investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent’s Corporate Trust Services.]

(e) “Final Claim” has the meaning given in Section 3(d)(i).

(f) “Final Distribution Date” means the later of (i) the Claims Deadline and (ii) the date on which there are no Unresolved Claims (as defined in Section 3(d)(ii)).

(g) Capitalized terms that are not defined herein shall have the respective meanings given to them in the Stock Purchase Agreement.

Section 2.                       Deposit of Escrow Funds.   Pursuant to the Stock Purchase Agreement, on the Closing Date, Buyer shall cause to be delivered to the Escrow Agent Twenty-Two Million Dollars ($22,0000,000) in immediately available funds (such funds, together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 5 below, collectively, the “Escrow Funds”), and the Escrow Agent agrees to hold the Escrow Funds in an account established with the Escrow Agent (the “Escrow Account”), and to administer the Escrow Funds in accordance with the terms of this Agreement. Upon the Escrow Agent’s receipt of the Escrow Funds, the Escrow Agent shall acknowledge receipt of the Escrow Funds in writing by executing and delivering to each of the Interested Parties, a receipt in the form attached hereto as Exhibit IA.

Section 3.                       Claims and Payment; Release from Escrow.

(a) Post-Closing Adjustment.  After the Final Purchase Price is determined pursuant to Section 1.5 of the Stock Purchase Agreement, if Buyer is entitled to receive any distribution under Section 1.6(a) of the Stock Purchase Agreement, an authorized officer of Buyer will deliver to the Escrow Agent disbursement instructions executed by both Buyer and the Seller Representative for such amount in the form of Exhibit IB hereto.  As soon as practicable following the receipt of the disbursement instructions, the Escrow Agent shall deliver to Buyer a portion of the Escrow Funds in the amount set forth therein, up to the then-available Escrow Funds.

(b) Indemnification Claims.  If an Indemnified Party asserts a claim against the Escrow Funds pursuant to Article VII of the Stock Purchase Agreement (a “Claim”), such Indemnified Party (or Buyer, on such Indemnified Party’s behalf) shall deliver a notice thereof (a “Claim Certificate”) to the Seller Representative, with a copy to the Escrow Agent, which such notice shall: (i) state that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to the Stock Purchase Agreement and (ii) specify in reasonable detail, to the extent practicable and available, the Losses included in the amount so stated, the basis for any anticipated liability or the date on which such item was paid or properly accrued, as applicable, the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the

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computation of the amount to which such Indemnified Party claims to be entitled thereunder.

(c) Contested Claims.

(i) To contest any Claim, the Seller Representative must deliver written notice of such contest to the Indemnified Party, with a copy to the Escrow Agent (an “Objection”), which Objection must be received by the Indemnified Party no later than 11:59 p.m. Eastern time on the thirtieth (30) calendar day after receipt by the Seller Representative of the respective Claim Certificate.  The Objection shall set forth in reasonable detail the basis of the Seller Representative’s objection to the Claim or Claims and the amount in dispute.  If the Objection relates only to a portion of the Claim, the portion of the Claim not subject to the Objection shall be released to the Indemnified Party as promptly as practicable (up to the then-available Escrow Funds).

(ii) If the Seller Representative fails to deliver a timely Objection to the Indemnified Party pursuant to Section 3(c)(i) or only delivers a timely Objection with respect to a portion of the Claim, the Indemnified Party may deliver to the  Escrow Agent the applicable Claim Certificate and a certificate executed by an authorized officer of such Indemnified Party certifying that such Indemnified Party failed to receive a timely objection or that the Objection received was only with respect to a portion of the Claim, as applicable, (together, the “Accepted Claim Certificate”) and the Escrow Agent shall pay to the Indemnified Party an amount equal to the amount requested in such Accepted Claim Certificate (up to the then-available Escrow Funds).

(iii) If the Seller Representative delivers a timely Objection with respect to all or any portion of a Claim Certificate, the Escrow Agent shall not disburse, and shall continue to hold in the Escrow Account, the amount requested in the Claim Certificate or the disputed portion thereof, as applicable, pending receipt of either (A) written instructions to the Escrow Agent, substantially in the form of Exhibit IC hereto, executed by both the Indemnified Party and the Seller Representative specifying the action to be taken by the Escrow Agent in respect of such Claim Certificate (“Joint Written Instructions”), or (B) a notice to all other parties to this Agreement from either the Indemnified Party or the Seller Representative stating that such Claim Certificate has been submitted to a court of competent jurisdiction for judgment and that a judgment with respect to such matters has been rendered and is final and non-appealable (in each case, a “Judgment Notice”), which Judgment Notice shall be accompanied by a copy of the final, non-appealable judgment of such court (each, an “Order”), pursuant to which such court has determined whether and to what extent the Indemnified Party is entitled to the amount requested in the Claim Certificate.

(d) Final Claims.

(i) A Claim shall become a “Final Claim” upon any one of the following events:

(A) the Indemnified Party delivers to the Escrow Agent an Accepted Claim Certificate, in which case the amount of the Final Claim shall equal the amount set forth in the related Claim Certificate;

(B) the Escrow Agent shall have received Joint Written Instructions, in which case the amount of the Final Claim shall be equal to the amount set

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forth in such Joint Written Instructions; or

(C) the Indemnified Party or the Seller Representative shall have provided the Escrow Agent with a Judgment Notice and underlying Order, in which case the amount of the Final Claim shall equal the amount, if any, awarded to the Indemnified Party by such Judgment Notice and underlying Order and set forth in the related Claim Certificate.

(ii) Until such time as a Claim for which a Claim Certificate has been timely delivered shall (A) become a Final Claim or (B) be withdrawn by written notice delivered by the claimant to the Escrow Agent, it shall be an “Unresolved Claim.”  The amount of the Unresolved Claim shall be the amount set forth in the related Claim Certificate.

(iii) As soon as practicable following the date a Claim becomes a Final Claim (a “Final Claim Date”), and in any event within four (4) Business Days thereafter, the Escrow Agent shall deliver, to the Indemnified Party, an amount of the Escrow Funds equal to the amount of the Final Claim (to the extent there is a sufficient amount of then-available Escrow Funds).  If such Judgment Notice and Order indicates that the Indemnified Parties were not entitled to all or any portion of the amount claimed in the Claim Certificate, then the Escrow Agent shall continue to hold such amount to which the Indemnified Parties were determined not to be entitled in accordance with the terms of this Agreement.

Section 4.                       Release of Funds

(a) Initial Release.                                  Within four (4) Business Days after the one (1) year anniversary of the Closing Date (the “Initial Release Date”), the Escrow Agent shall:

(i) distribute to the Seller Representative an amount of Escrow Funds equal to one-half of the portion of Escrow Funds not subject to any (A) Unresolved Claims existing as of the Initial Release Date or (B) Final Claims which have not yet been disbursed to the Indemnified Party.

(b) Claims Deadline.  Within four (4) Business Days after the Claims Deadline, the Escrow Agent shall:

(i) retain an amount of Escrow Funds (after taking into account any distribution to the Seller Representative pursuant to Section 4(a)(i)) equal to the aggregate amount of (without duplication) (A) all Unresolved Claims existing as of the Claims Deadline, if any, (B) any Final Claims which have not yet been disbursed to the Indemnified Party with such amounts to be held and distributed in accordance with Section 3(d)(iii), and (C) the amount of any Distributable Interest Amount for any year or partial year for which Buyer has or will have Allocated Income that has not yet been disbursed to Buyer in accordance with Section 8(c); and

(ii) distribute the remaining Escrow Funds, if any, to the Seller Representative.

(c) Final Distribution Date.  Within five (5) Business Days after the Final Distribution Date, the Escrow Agent shall comply with Section 3(d)(iii) with respect to the last Final Claim(s) and shall comply with Sections 4(b)(i) and 4(b)(ii) with respect to any remaining

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Escrow Funds; provided, that if any amount of the Escrow Funds are retained pursuant to Section 4(b)(i), once an Unresolved Claim becomes a Final Claim, the Escrow Agent shall, as applicable, (i) comply with Section 3(d)(iii) or (ii) within five (5) Business Days after such Unresolved Claim becomes a Final Claim deliver to the Seller Representative the amount of the Escrow Funds retained in respect of such Unresolved Claim so long as the amount retained by the Escrow Agent thereafter is not less than the amount of all remaining Unresolved Claims in the aggregate.

Section 5.                       Investment of Escrow Funds

(a) If the Escrow Agent shall have received specific written investment instruction from both the Seller Representative and Buyer (which shall include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the Escrow Funds in Eligible Investments, pursuant to and as directed in such instruction.

(b) Escrow Agent Not Responsible For Investment Decisions.  Absent its timely receipt of such specific written investment instruction from the Seller Representative and Buyer, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Funds; provided, however, that in the event the Escrow Agent shall not have received such written investment instruction, the Escrow Agent shall invest the Escrow Funds in the Escrow Agent’s MMDA, as described in Annex A hereto, until such investment instruction is received.  All earnings received from the investment of the Escrow Funds (the “Escrow Income”) shall be credited to, and shall become a part of, the Escrow Account (and any losses on such investments shall be debited to the Escrow Account).  The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

(c) Transaction Confirmations.  The parties hereto acknowledge that, to the extent regulations of the Comptroller of the Currency, or other applicable regulatory entity, grant the parties the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law.  The Escrow Agent will furnish the parties hereto with periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent hereunder, for any investment made pursuant to the first sentence of this Section 5.

Section 6.                       Concerning the Escrow Agent.

(a) Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Stock Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with reasonably acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or

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to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b) The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement.  In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other sub-escrow agent employed by the Escrow Agent than it shall have for its own actions or omissions hereunder.

(d) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(e) Notwithstanding any term of this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Funds (or take other action than may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(f) Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 7), shall be in U.S. dollars.

Section 7.                       Compensation, Expense Reimbursement and Indemnification.

(a) The fees and expenses (including without limitation attorneys’ fees) of the Escrow Agent in connection with its preparation and performance of this Escrow Agreement, as set forth on the fee schedule attached as Exhibit II hereto, shall be paid by Buyer.

(b) Subject to Buyer’s obligations in Section 7(a), each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its directors, officers and employees (collectively, the “Indemnitees”) and hold each of them harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorney’s fees, tax liabilities (other than income tax liabilities associated with the Escrow Agent’s fees), and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the gross negligence or willful misconduct of any Indemnitee.  An Indemnitee shall notify the Interested Parties promptly after

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receipt of notice of the commencement of any action or proceeding, or threat thereof, by a third party for which indemnification may be sought; provided that the failure to do so shall not relieve the Interested Parties of their obligations hereunder except to the extent they are prejudiced thereby.  The Interested Parties (or any of them) may participate in, and, to the extent they elect, assume and control the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnitee, and the Indemnitee shall cooperate fully with the Interested Parties, at the Interested Parties’ expense, in defense of such claim.  The Interested Parties shall not be obligated to pay any legal fees or costs of separate counsel incurred without the consent of the respective Interested Party after such Interested Party has elected to assume the defense of such an action or proceeding; provided that the Interested Parties shall pay the fees and costs of one counsel for all Indemnitees the representation of whom by the Interested Parties’ counsel would be inappropriate due to actual or potential differing interests between such Indemnitees and any other party represented by such counsel in such proceeding.  No Indemnitee shall concede wrongdoing nor make any compromise or settlement in any action or proceeding without the respective Interested Party’s prior written consent.  The foregoing indemnification and agreement to hold harmless shall (i) survive the termination of this Agreement and (ii) be borne one-half (1/2) by the Sellers (in accordance with each Seller’s Pro Rata Share) and one-half (1/2) by Buyer.

(c) Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Funds, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising.  The Escrow Agent shall have the right to deduct from the Escrow Funds, and proceeds thereof, any such sums to be borne by the Sellers under this Section 7, upon ten (10) Business Days’ written notice to the Interested Parties of its intent to do so.

Section 8.                        Tax Provisions.

(a) The Escrow Agent is authorized and directed to treat, and the Interested Parties hereby agree to treat, all interest, dividends, proceeds of sale and other income earned on the Escrow Funds as being earned by Buyer for applicable income tax purposes.  The Escrow Agent  shall file all information or other similar returns reflecting income on the Escrow Funds earned by Buyer and the distribution of the Escrow Funds as are required by the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury regulations.  The Escrow Agent shall prepare and file any Forms 1099-B and any other information or similar tax returns required to be filed in respect of a disbursement of the Escrow Funds to the Sellers.

(b) The responsibility to prepare and file any and all required income or other tax returns (other than information or other similar returns required to be filed by the Escrow Agent pursuant to this Section 8) applicable to the Escrow Funds, or the income earned thereon, with the Internal Revenue Service (the “IRS”), as and to the extent required under the Code and applicable Treasury regulations, and under applicable state and local laws, is that of Buyer, and not the Escrow Agent.

(c) No later than thirty (30) days after the end of each calendar year in respect of which Escrow Income is allocated to Buyer pursuant to this Section 8 (the “Allocated Income”), the Escrow Agent shall distribute to Buyer an amount equal to thirty percent (30%) of the amount of such Allocated Income (the “Distributable Interest Amount”) from the Escrow Funds.  Any Distributable Interest Amount distributed to Buyer in accordance with this Section 8(c) shall not be credited toward amounts that would otherwise be required to be distributed to Buyer pursuant

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to Section 3.  The Escrow Agent shall deliver to Buyer a copy of each tax reporting form submitted to the IRS to report the Allocated Income within thirty (30) days of each calendar year end.

(d) The Seller Representative shall be responsible for making an affirmative communication to the Escrow Agent if the securities being exchanged, redeemed, or sold are classified as "Covered Securities" or "Non-Covered Securities" under Section 6045(g) of the Code.  If such securities are classified as “Covered Securities”, the Seller Representative shall be responsible for providing the required information to the Escrow Agent for sending accurate and complete Form 1099-B information to the shareholders.  The required information shall be each shareholder’s date of acquisition and each shareholder’s cost basis of the applicable security, and any such other information that the Escrow Agent may request to be in compliance with the IRS 1099-B reporting regulations under the Internal Revenue Code.  The information shall be provided timely to the Escrow Agent so it can meet its obligations to send Form 1099-B information to the shareholders and the IRS by the applicable reporting deadlines.  The Buyer may review, supplement or correct any information provided to the Escrow Agent by the Seller Representative.

The Seller Representative will be responsible for providing guidance to the Escrow Agent on the appropriate allocation of the cost basis to each shareholder’s distribution.  In the event that shareholder proceeds are allocated between the consideration payable at Closing and disbursements made pursuant to the Escrow Agreement, the Seller Representative will be responsible for providing guidance on the pro-rata allocation of the shareholder’s cost basis to shareholder distributions from the Escrow Account.  The Escrow Agent shall rely upon such guidance to perform the required tax reporting for shareholder distributions made from the Escrow Accounts.

(e) Certification of Taxpayer Identification Number.  Each of the Interested Parties hereto agrees to provide, and the Seller Representative agrees to cause the Sellers to provide, the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or an appropriate Form W-8, in case of non-U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement.  The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, among other requirements, the Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property or the disbursement of the Escrowed Funds.  The Interested Parties also agree to provide the Escrow Agent with all documentation necessary for the Escrow Agent to comply with any withholding or reporting obligations required under the Foreign Account Tax Compliance Act, including Sections 1471 through 1474, et. seq., of the Code.  Each of the Interested Parties agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

Section 9.                       Seller Representative.

(a) The Seller Representative represents and warrants to the Escrow Agent that it has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind all of the Sellers to its terms, (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement.

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(b) Until notified in writing by the Seller Representative that it has resigned or by a majority-in-interest of the Sellers that it has been removed, the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Seller Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Sellers filed with the Escrow Agent.

Section 10.                       Resignation.

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to Buyer and the Seller Representative.  In addition, Buyer and the Seller Representative may jointly remove the Escrow Agent as escrow agent at any time, with or without cause, by an instrument executed by Buyer and the Seller Representative (which may be executed in counter parts) delivered to the Escrow Agent, which instrument shall designate the effective date of such removal.  In the event of any such removal or resignation, Buyer and the Seller Representative shall use their reasonable best efforts jointly to designate a successor escrow agent.  Upon designating a successor escrow agent, Buyer and the Seller Representative will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Funds to a bank or trust company that they have selected as successor to the Escrow Agent hereunder.  If, however, Buyer and the Seller Representative shall fail to name such a successor escrow agent within twenty (20) days after such removal or receipt of the notice of resignation from the Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.  Any successor escrow agent designated pursuant to this Section 10 shall be a commercial bank with assets of not less than $10 billion.  Upon delivery of the Escrow Fund to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

Section 11.                       Jurisdiction and Service.

Each of the Interested Parties hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement and solely between Buyer and the Seller Representative shall only be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding, and to any trial by jury to the extent permitted by applicable law.   Each of the Interest Parties hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.   Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this section.

Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the State of New York and of any Federal court located therein in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Escrow Agreement.  In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or

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other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 14 hereof.

Notwithstanding the foregoing, it is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Funds, or should any claim be made upon the Escrow Agent or the Escrow Funds by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the Escrow Funds until such dispute shall have been settled either by the mutual written agreement of the parties involved, by a binding arbitration award, or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired.  The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Funds.

Section 12.                       Waiver of Jury Trial.

THE ESCROW AGENT AND EACH OF THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

Section 13.                       Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 14.                       Notices; Wiring Instructions.

(a) Notice Addresses.  Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).

If to Buyer:
Parametric Technology Corporation
140 Kendrick Street
Needham, MA 02494
Attention: General Counsel

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with a copy (which shall not constitute notice) to:

Bingham McCutchen, LLP
One Federal Street
Boston, Massachusetts 02110
Attention:	Steven C. Browne
Laurie A. Cerveny
Facsimile:	(617) 951-8836

If to the Seller Representative:
Servigistics, LLC c/o Marlin Equity Partners 338 Pier Avenue Hermosa Beach, CA 90254 Attention: Nick Kaiser Facsimile: (310) 364-0110
If to the Escrow Agent:

U.S. Bank National Association Corporate Trust Services 225 Asylum Street, 23rd Floor Hartford, CT 06103 Attention: Arthur Blakeslee Ref: [__________________] Escrow Tel. # (860) 241-6859

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt.  If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.

(b) Wiring Instructions.  Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 14(a) above):

If to Buyer:

Bank:
ABA #:
Acct. #:
Ref: [_________________]

If to the Seller Representative:

Bank: [_________________]
ABA #: [_________________]
Account name : [_________________]
Acct. #: [_________________]
Ref: [_________________]

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If to the Escrow Agent:

Bank: U.S. Bank National Association
ABA : 091000022
BNF: U.S. Bank Trust N.A. A/C: 173103321050
OBI: Corporate Trust Services
Ref: [escrow customer name and SEI #] Attn: Chitra Burju

Section 15.                       Miscellaneous.

(a) Binding Effect; Successors; Assignment.  This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.  If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.  The Escrow Agent shall provide prompt notice to the Interested Parties of any such consolidation, merger, conversion or transfer.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer and the Seller Representative, except that Buyer may assign its rights and delegate its obligations hereunder to any Affiliate without the consent of the Seller Representative.

(b) Modifications.  This Agreement may not be altered or modified without the express written consent of the Escrow Agent, Buyer, and the Seller Representative.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions, on any other occasion.  Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail.

(c) Governing Law.  This Agreement shall be construed in accordance with, and governed by, the Laws of the State of New York without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.

(d)  Reproduction of Documents.  This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e) Counterparts and Facsimile Execution.  This Escrow Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same

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instrument.  The exchange of copies of this Agreement and of signature pages by facsimile (telecopy or PDF) transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(f) Customer Identification Program.  Each of the Interested Parties acknowledge receipt of the notice set forth on Annex B attached hereto and made part hereof and that information may be requested to verify their identities.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first given above.

PARAMETRIC TECHNOLOGY CORPORATION

By:
Name:
Title:

SELLER REPRESENTATIVE:

By:
Name:

Title:

U.S. BANK NATIONAL ASSOCIATION,
as Escrow Agent

By:
Name:
Title:

Exhibit IA

Form of Escrow Agent Receipt

ESCROW AGENT RECEIPT

RECEIPT OF FUNDS ACKNOWLEDGMENT

Dated as of [___], 2012

This Receipt of Funds Acknowledgment is executed in connection with that certain Escrow Agreement (the “Escrow Agreement”), entered into as of ____________, 2012 by and among Parametric Technology Corporation, a Massachusetts corporation (“Buyer”), Servigistics, LLC, and U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”)  Escrow Agent hereby acknowledges and confirms receipt from Buyer of a wire transfer in immediately available funds in the aggregate amount of Twenty Two Million ($22,000,000) representing the Escrow Funds (as defined in the Escrow Agreement).

U.S. BANK NATIONAL ASSOCIATION,
AS ESCROW AGENT
By: ______________________________
Name: ____________________________
Title: _____________________________

Exhibit IB

Form of Disbursement Instructions for Post-Closing Adjustment

These instructions are being issued on [________] [_], 2012, pursuant to Section 1.6(a) of the Stock Purchase Agreement dated as of August 7, 2012 by and among Parametric Technology Corporation, a Massachusetts corporation (“Buyer”), Servigistics, Inc., a Delaware corporation (the “Company”), Servigistics, LLC (the “Seller Representative”), and the stockholders of the Company listed on Schedule I thereto.  All capitalized terms not defined herein shall have the respective meanings given to them in the Stock Purchase Agreement.

The undersigned duly authorized officer of Seller Representative and the undersigned duly authorized officer of Buyer hereby instruct the Escrow Agent in accordance with Section 3(a) of the Escrow Agreement to distribute to Buyer from the Escrow Funds, in accordance with Section 1.6(a) of the Stock Purchase Agreement, $[________ (__________dollars)].

These instructions may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has caused the instructions above to be duly executed and delivered in its name and on its behalf as of the date first given above.

BUYER:

By:
Name:

Title:

SELLER REPRESENTATIVE:

By:
Name:

Title:

Exhibit IC

Form of Disbursement Instructions for Final Claims

These instructions are being issued on [________] [_], 201[__], pursuant to Section 3(d)(i) of the Escrow Agreement (the “Escrow Agreement”) dated as of [_________________], 2012 by and among Parametric Technology Corporation, a Massachusetts corporation (“Buyer”), Servigistics, LLC (the “Seller Representative”), and U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”).  All capitalized terms not defined herein shall have the respective meanings given to them in the Escrow Agreement.

The undersigned duly authorized officer of the Seller Representative and the undersigned duly authorized officer of Buyer, hereby instruct the Escrow Agent in accordance with Section 3(d)(i) of the Escrow Agreement to distribute to Buyer $[________ (__________dollars)] from the Escrow Funds.

These instructions may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has caused the instructions above to be duly executed and delivered in its name and on its behalf as of the date first given above.

BUYER:

By:
Name:

Title:

SELLER REPRESENTATIVE:

By:
Name:

Title:

Exhibit II

Escrow Agent Fee Schedule

To Provide Escrow Agent Services for
[pacific]
Stock Purchase Agreement
Cash Escrow

Acceptance Fee:                                                                                     Waived

Annual Escrow Agent Fee:
Cash Escrow:                                                                                [__________________]

Cash Investment Transactions:	[__________________]

Wire Fee:	[__________________]

Extraordinary Administrative Expenses:
Fees for services not specifically set forth in this schedule will be determined by appraisal.  Such services may include, but not be limited to, additional responsibilities and services incurred in connection with amendments or extensions of the governing documents, unusual cash and/or investment transactions, calculations, reports or notices, or in case of litigation.

Out-of-Pocket Expenses:
Any out-of-pocket expenses incurred by us will be billed at cost.  These items will include, but not be limited to, legal costs, travel expenses, document duplication and facsimiles, courier services, etc.

Escrow Agent’s Counsel:
We may engage [Nixon Peabody LLP] to represent us in this matter.  Escrow Agent’s Counsel fees and disbursements will be billed at cost.

Billing and Payments:
The Acceptance Fee and first year Annual Fee will be payable at closing.  Subsequent Annual Fees will be payable in advance at each anniversary of closing.  Other fees, charges and reimbursements will be billed as incurred.  Annual fees are not pro-rated for less than a year.

Good Funds Availability:
Funds to make any payments must be on deposit in sufficient time to avoid Daylight Overdrafts under Fed Guidelines.

Note: The transaction that is the subject of this proposal, and all related legal documentation, is subject to review and acceptance by U.S. Bank in accordance with its policies and procedures.  Should the actual transaction materially differ from the assumptions used herein, U.S. Bank reserves the right, in its sole discretion, to modify or withdraw this proposal.  Reasonable adjustments to the fees and charges set forth herein may be made at any time.  After acceptance of this proposal and commencement of review and negotiation of documents, if the transaction fails to close for reasons beyond the control of U.S. Bank, the party requesting the Escrow shall pay U.S. Bank’s acceptance fee, legal fees and out-of-pocket expenses.  This proposal is a confidential document and should not be duplicated and/or distributed.

ANNEX A

U.S. BANK NATIONAL ASSOCIATION
MONEY MARKET DEPOSIT ACCOUNT
DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank.   Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366).  This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers.  U.S. Bank’s trust department performs all account deposits and withdrawals.  Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

Annex B

Customer Identification Program Notice

Important information about procedures for opening a new Account

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  Such documentation may include, but is not limited to, Certificates of Good Standing from the appropriate Secretary of State, certified copies of Partnership Agreements, Trust Agreements or other formation agreements or documents.  For companies whose equity securities are publicly traded, these requirements can be met with evidence of regulatory filings with the Securities and Exchange Commission as found on their EDGAR database.  We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

In addition, for non-individual entities, the Escrow Agent must be informed if any contractual party is now acting, or has acted in the past 12 months, under a different name, or has changed its name in the last 12 months.

For individuals, a copy of a government–issued identification, such as a driver’s license or passport, is required to establish identity for the primary party responsible for the account, such as the Shareholder Representative, as a signing party to the governing documents.  Additionally, any individual involved in the transaction will be required to provide a certified Tax Identification Number on IRS Form W-9, or Form W-8 for non-US Persons.

Any capitalized term used without definition in this Annex B is used with the meaning assigned to such term in the Escrow Agreement of which this Annex B is a part.